Exhibit 2.1

Portions of this Exhibit 2.1 have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission.  The omissions have been indicated by asterisks (“***”), and the omitted text has been filed separately with the Securities and Exchange Commission.

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

AMICUS THERAPEUTICS, INC.,

TITAN MERGER SUB CORP.,

SCIODERM, INC.

AND

FORTIS ADVISORS LLC, AS SHAREHOLDERS’ AGENT

AUGUST 30, 2015

SCHEDULES AND EXHIBITS

Company Disclosure Schedule

Schedule 6.8(a)    Indemnification Agreements

Exhibit A	Form of Shareholder Consent
Exhibit B	Form of Letter of Transmittal
Exhibit C	Form of Lock-Up Agreement
Exhibit D	Illustrative Consideration Spreadsheet

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of August 30, 2015, is by and among Amicus Therapeutics, Inc., a Delaware corporation (“Parent”), Titan Merger Sub Corp., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Merger Sub”), Scioderm, Inc., a Delaware corporation (the “Company”), and Fortis Advisors LLC, a Delaware limited liability company, as the Shareholders’ Agent (the “Shareholders’ Agent”).

RECITALS

A.                                    The Board of Directors of Parent has approved, and deems it advisable and in the best interests of its shareholders to consummate, the merger of Merger Sub with and into the Company (the “Merger”), and the other transactions contemplated hereby, upon the terms and subject to the conditions set forth herein.

B.                                    The Board of Directors of the Company (the “Company Board”), having carefully considered the long-term prospects and interests of the Company and its shareholders, has determined that it is advisable and in the best interest of its shareholders to consummate the Merger and the transactions contemplated hereby, has approved the transactions contemplated hereby and has resolved to recommend to the Company’s shareholders (the “Company Shareholders”) the adoption of this Agreement, upon the terms and subject to the conditions set forth herein.

C.                                    This Agreement requires that an irrevocable action by written consent of the Company Shareholders adopting this Agreement and consummating the transactions contemplated hereby in accordance with the provisions of the DGCL in the form attached hereto as Exhibit A (the “Shareholder Consent”) be delivered to Parent by 11:59 p.m. (New York City time) on the date hereof.

D.                                    The Boards of Directors of each of Parent and Merger Sub, and Parent, as the sole shareholder of Merger Sub, have approved this Agreement, the Merger and the other transactions contemplated hereby in accordance with the provisions of the DGCL.

AGREEMENT

In consideration of the foregoing and the respective covenants, agreements, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1                                    Definitions.  The following capitalized terms shall have the meanings set forth below:

“Accountants” shall have the meaning set forth in Section 2.8(d).

“Acquisition Proposal” with respect to the Company, means any offer or proposal relating to any transaction or series of related transactions involving:  (a) any purchase from such party or acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of 10% or more interest in the total outstanding voting securities of the Company or any tender offer or exchange offer that if consummated would result in any Person or group beneficially owning 10% or more of the total outstanding voting securities of the Company, (b) any merger, consolidation, business combination or similar transaction involving the Company, (c) any sale, lease (other than in the ordinary course of business consistent with past practice), exchange, transfer, license (other than in the ordinary course of business consistent with past practice), acquisition or disposition of 10% or more of the assets of the Company or (d) any liquidation or dissolution of the Company (provided, however, that the transactions among the parties hereto contemplated by this Agreement shall not be deemed an Acquisition Proposal).

“Advisory Group” shall have the meaning set forth in Section 9.5(b).

“Affiliate” means, with respect to any Person, at the time of determination, another Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor or otherwise.

“Agent Expenses” shall have the meaning set forth in Section 9.5(b).

“Aggregate Exercise Amount” means the aggregate exercise price of all Company Options and Company Warrants outstanding as of immediately prior to the Effective Time.

“Aggregate Series A Preference Amount” means the Series A Per Share Preference Amount, multiplied by the total number of shares of Series A Preferred Stock outstanding as of immediately prior to the Effective Time.

“Aggregate Series B Preference Amount” means the Series B Per Share Preference Amount, multiplied by the total number of shares of Series B Preferred Stock outstanding as of immediately prior to the Effective Time.

“Agreement” shall have the meaning set forth in the Preamble.

“Antitrust Laws” shall have the meaning set forth in Section 6.4(b).

“Audited Balance Sheet” means the audited balance sheet of the Company as of December 31, 2014.

“Audited Financial Statements” means the audited balance sheet of the Company as of December 31, 2013 and 2014, together with the related statements of income, shareholders’ equity and cash flows for the years then ended, including the notes thereto, all as certified by

Ernst & Young LLP, independent public accountants, whose reports thereon are included therein.

“Burdensome Condition” shall have the meaning set forth in Section 6.4(b).

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions located in New York, New York are authorized or obligated by law or executive order to close.

“Cashed-Out Holder” means each holder of Company Plan Options and Company RSUs whose Company Plan Options or Company RSUs are cashed-out pursuant to Section 2.10(a).

“Certificate of Merger” shall have the meaning set forth in Section 2.3.

“Claim Notice” shall have the meaning set forth in Section 9.4(a).

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Company Share Number” means the sum of (a) the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time, (b) the aggregate number of shares of Company Common Stock issuable upon the conversion of shares of Company Preferred Stock outstanding as of immediately prior to the Effective Time, (c) the aggregate number of shares of Company Common Stock underlying Company Options and Company Warrants outstanding as of immediately prior to cancellation thereof pursuant to Section 2.10(a) and Section 2.10(b) immediately prior to the Effective Time, and (d) the aggregate number of shares of Company Common Stock equivalents represented by Company RSUs outstanding as of immediately prior to cancellation thereof pursuant to Section 2.10(a) immediately prior to the Effective Time.

“Closing Date” shall have the meaning set forth in Section 2.2.

“Closing Excess Cash Amount” means (i) the sum of the Company’s cash and cash equivalents as of 12:01 a.m. (New York City time) on the Closing Date and determined in accordance with GAAP in a manner consistent with the preparation of the Financial Statements and the Illustrative Consideration Spreadsheet, plus (ii) the Closing Net Working Capital Amount (for the avoidance of doubt, which will result in a reduction of the Closing Excess Cash Amount if the Closing Net Working Capital is negative), minus (iii) the amount of the Company Fees and Expenses.

“Closing Excess Cash Holdback Amount” means $750,000 in cash.

“Closing Net Working Capital Amount” means (a) the sum of all current assets of the Company, excluding cash and cash equivalents, minus (b) the sum of all current liabilities of the Company, excluding any amounts included in the Company Fees and Expenses, in the case of each of clauses (a) and (b), as of 12:01 a.m. (New York City time) on the Closing Date and determined in accordance with GAAP in a manner consistent with the preparation of the Financial Statements and the Illustrative Consideration Spreadsheet.

“Closing Statement” shall have the meaning set forth in Section 2.8(a).

“Closing Statement Protest Notice” shall have the meaning set forth in Section 2.8(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts” shall have the meaning set forth in Section 2.11(d).

“Company” shall have the meaning set forth in the Preamble.

“Company Authorizations” means the federal, state, county, local or foreign governmental consents, licenses, permits, grants, or other authorizations of a Governmental Entity.

“Company Board” shall have the meaning set forth in Recitals.

“Company Bylaws” shall have the meaning set forth in Section 2.5.

“Company Capital Stock” means all shares of Company Common Stock and Company Preferred Stock.

“Company Certificate” shall have the meaning set forth in Section 2.12(c).

“Company Certificate of Incorporation” shall have the meaning set forth in Section 2.5.

“Company Common Stock” means the Company’s common stock, $0.001 par value per share.

“Company Contracts” shall have the meaning set forth in Section 3.24.

“Company Disclosure Schedule” shall have the meaning set forth in Article III.

“Company Employee Plans” shall have the meaning set forth in Section 3.14(a).

“Company Fees and Expenses” means any of the following, in each case to the extent unpaid as of the Effective Time: (a) out-of-pocket legal, accounting, broker’s, investment banker and other fees and expenses incurred by the Company in connection with the negotiation and execution of this Agreement and the consummation of the Merger and other transactions contemplated hereby and thereby (except for amounts to be paid at the time of payment of a Milestone Payment or the PRV Payment pursuant to Section 2.12(i)), (b) all retention, stay, change of control or similar bonuses, or any severance obligation to an employee of the Company, that is due and payable by the Company contingent solely upon the consummation of the Merger, (c) bonuses with respect to each Company employee’s performance since January 1, 2015 through the Closing Date and (d) such other items as may be referred to as “Company Fees and Expenses” in the Consideration Spreadsheet, in each case, determined in a manner consistent with the Illustrative Consideration Spreadsheet.

“Company Intellectual Property” means any and all Intellectual Property that is owned by, or purported to be owned by, or exclusively licensed to, the Company.

“Company Investor Options” means options to acquire shares of Company Common Stock not issued under the Company Stock Plan.

“Company IP Contracts” shall have the meaning set forth in Section 3.11(b).

“Company Material Adverse Effect” means any event, change, effect, circumstance or development that either individually or in the aggregate (a) is or would reasonably be expected to have a materially adverse effect on the financial  condition, properties, assets, liabilities, business, operations or results of operations of the Company or (b) would prevent or materially alter or delay the Company’s ability to consummate the Merger and the other transactions contemplated hereby; provided, however, that in determining whether a Company Material Adverse Effect has occurred, there shall be excluded any effect on the Company relating to or arising in connection with (i) the announcement or pendency of this Agreement, other than for purposes of Section 3.3(b), or the identity of Parent, including the impact thereof on relationships with employees, (ii) changes affecting the industry in which the Company operates generally or the economy of the U.S. generally, (iii) any change in applicable Legal Requirements or GAAP, or the interpretation thereof, (iv) the failure of the Company to meet internal expectations or projections; provided that the underlying facts and circumstances resulting in such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred unless otherwise excluded by this definition, (v) any breach by Parent or Merger Sub of this Agreement, (vi) any adverse data, event or outcome, arising out of or related to the pending clinical trial of Zorblisa, except for any adverse data, event or outcome with respect to Zorblisa that results or would reasonably be expected to result in the termination of development of Zorblisa for the indication of Epidermolysis Bullosa in the U.S. or the European Union, or (vii) earthquakes, hurricanes, tornadoes, natural disasters or global, national or regional political conditions, including hostilities, military actions, political instability, acts of terrorism or war or any escalation or material worsening thereof; provided that in the case of clauses (ii), (iii) and (vii), such changes do not have a unique or materially disproportionate impact on the Company relative to other businesses in the industry in which the Company operates.

“Company Options” means options to acquire shares of Company Capital Stock, whether or not granted under the Company Stock Plan.

“Company Plan Options” means options to acquire shares of Company Common Stock granted under the Company Stock Plan.

“Company Preferred Stock” means the Series A Preferred Stock and the Series B Preferred Stock.

“Company RSUs” means restricted stock units of the Company issued under the Company Stock Plan.

“Company Shareholders” shall have the meaning set forth in Recitals.

“Company Specified Representations” means the representation and warranties contained in [***].

“Company Stock Plan” means the Company’s 2013 Stock Plan, as amended.

“Company Warrants” means warrants to purchase shares of Company Capital Stock.

“Confidentiality Agreement” shall have the meaning set forth in Section 6.2.

“Consideration Spreadsheet” shall have the meaning set forth in Section 2.12(j).

“Continuing Employees” shall have the meaning set forth in Section 6.7(a).

“Contract” means any written, oral or other agreement, contract, subcontract, settlement agreement, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or other legally binding commitment or undertaking of any nature.

“Cooley” shall have the meaning set forth in Section 10.10.

“Damages” shall have the meaning set forth in Section 9.2(a).

“Defense Notice” shall have the meaning set forth in Section 9.4(b)(i).

“DGCL” means the Delaware General Corporations Law.

“Disposal Transaction” shall have the meaning set forth in Section 2.11(f).

“Dissenting Shareholder” shall have the meaning set forth in Section 2.9(c).

“Dissenting Shares” shall have the meaning set forth in Section 2.9(c).

“Effective Time” shall have the meaning set forth in Section 2.3.

“Effective Time Holder” means, as of immediately prior to the Effective Time, the holders of the Company Capital Stock (other than with respect to shares of Company Capital Stock that constitute and remain Dissenting Shares), Company Options, Company RSUs and Company Warrants.

“EMA” means the European Medicines Agency.

“End Date” shall have the meaning set forth in Section 8.1(b).

“Environmental Claim” means any claim, action, cause of action, suit, proceeding, investigation, order, demand or notice (in each case, in writing) by any Person alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of, or exposure to, any Material of Environmental Concern, (b) circumstances that would reasonably be expected to form the basis of any liability under any Environmental Law or (c) any other matters covered or regulated by, or for which liability is imposed under, Environmental Laws.

“Environmental Laws” means all federal, state, local and foreign laws, regulations, ordinances, requirements of governmental authorities, and common law relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata and natural resources), including laws and regulations relating to (i) emissions, discharges, releases or threatened releases of, or exposure to, Materials of Environmental Concern, (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern and (iii) record keeping, notification, disclosure and reporting requirements regarding Materials of Environmental Concern.

“Epidermolysis Bullosa” means [***].

“ERISA” shall have the meaning set forth in Section 3.14(a).

“ERISA Affiliate” shall have the meaning set forth in Section 3.14(a).

“Exchange Act” means the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” shall have the meaning set forth in Section 2.12(a).

“FDA” means the U.S. Food and Drug Administration.

“FDCA” means the U.S. Federal Food, Drug and Cosmetic Act and any rules and regulations promulgated thereunder.

“Final Closing Statement” shall have the meaning set forth in Section 2.8(d).

“Financial Statements” means the Audited Financial Statements and the Interim Financial Statements.

“GAAP” shall have the meaning set forth in Section 3.4.

“Governmental Entity” shall have the meaning set forth in Section 3.3(b).

“HSR Act” shall have the meaning set forth in Section 3.3(b).

“Illustrative Consideration Spreadsheet” shall have the meaning set forth in Section 2.12(j).

“Indebtedness” means (i) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (ii) any other indebtedness that is evidenced by a note, bond, debenture or similar instrument, (iii) all liabilities secured by an express security interest in any property and (iv) all guarantee obligations of the foregoing.

“Indemnified D&O” shall have the meaning set forth in Section 6.8(a).

“Indemnified Person” shall have the meaning set forth in Section 9.4(a).

“Indemnifying Person” shall have the meaning set forth in Section 9.4(a).

“Indemnity Claim” shall have the meaning set forth in Section 9.1(d).

“Information Statement” shall have the meaning set forth in Section 6.9.

“Initial Amount” means an amount equal to (a) $220,000,000, plus (b) the Closing Excess Cash Amount, if a positive number, plus (c) the Aggregate Exercise Amount, minus (d) the Aggregate Series B Preference Amount, minus (e) the Aggregate Series A Preference Amount, minus (f) the Shareholders’ Agent Reserve Amount, minus (g) the Closing Excess Cash Holdback Amount, minus (h) the Closing Excess Cash Amount, if a negative number.

“Intellectual Property” means all intellectual property rights of every kind and description throughout the world, including all U.S. and foreign (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof (“Patents”), (ii) trademarks, service marks, names, corporate names, trade names, domain names, logos, slogans, trade dress, design rights, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (“Trademarks”), (iii) copyrights and copyrightable subject matter (“Copyrights”), (iii) rights in computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing (“Software”), (iv) trade secrets, ideas, know-how, inventions, proprietary processes, formulae, models, and methodologies (“Trade Secrets”), (v) rights of publicity, privacy, and rights to personal information, (vi) moral rights and rights of attribution and integrity, (vi) all rights in the foregoing and in other similar intangible assets, and (vii) all applications and registrations for the foregoing.

“Interim Financial Statements” means the interim balance sheet and the related statements of income, shareholders’ equity and cash flows of the Company for the six (6) months ended June 30, 2015.

“IRS” means the Internal Revenue Service.

“Knowledge of the Company” means the actual knowledge, following due inquiry (which due inquiry shall not include any obligation to obtain or conduct any freedom-to-operate opinions or similar opinions of counsel or any Intellectual Property clearance searches, other than to review those obtained or conducted, if any, prior to the date hereof), of [***].

“Lease Agreements” shall have the meaning set forth in Section 3.17.

“Legal Requirement” means, with respect to any Person, any law, treaty, statute, code, ordinance, decree, administrative order, constitution, bylaw, permit, directive, policy, standard, rule, regulation, guideline and lawful requirements of any Governmental Entity and all judicial, quasi-judicial, administrative, quasi-administrative and arbitral judgments, orders (including injunctions) decisions or awards of any Governmental Entity, including general principles of common law, civil law and equity applicable to such Person, any property (immovable and real or movable and personal, tangible or intangible) of such Person or any activity of such Person.

“Letter of Transmittal” shall have the meaning set forth in Section 2.12(c).

“Lien” means, with respect to any asset (including any security), any mortgage, lien, pledge, charge, security interest, encumbrance or restriction of any kind in respect of such asset; provided, however, that the term “Lien” shall not include (i) statutory liens for Taxes, which are not yet due and payable or are being contested in good faith by appropriate proceedings and disclosed in Section 3.13 of the Company Disclosure Schedule, (ii) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented, (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension or other social security programs mandated under applicable Legal Requirements, (iv) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen to secure claims for labor, materials or supplies incurred in the ordinary course of business consistent with past practice (and (x) not yet delinquent or (y) being contested in good faith) and other like liens, (v) restrictions on transfer of securities imposed by applicable state and federal securities laws and (vi) non-exclusive licenses granted in the ordinary course of business.

“Lock-Up Agreement” shall have the meaning set forth in Section 2.12(c).

“Materials of Environmental Concern” means material, substance, chemical, or waste (or combination thereof) that (i) is listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, petroleum, oil, or words of similar meaning or effect under any law relating to pollution, waste, or the environment or (ii) would reasonably be expected to form the basis of any liability, in each case, under any law relating to pollution, waste, or the environment.

“Merger” shall have the meaning set forth in the Recitals.

“Merger Sub” shall have the meaning set forth in the Preamble.

“Milestone” shall have the meaning set forth in Section 2.11(a).

“Milestone Payments” shall have the meaning set forth in Section 2.11(a).

“Net Sales” means [***]

“Non-Tax Commercial Agreement” means any (a) loan, (b) lease or (c) other commercial agreement entered into in the ordinary course of business, in each case the primary purpose of which is not related to Taxes.

“OFAC” shall have the meaning set forth in Section 3.26.

“Orphan Drug Act” means the Orphan Drug Act of 1983, 96 Stat. 2049.

“Parent” shall have the meaning set forth in Preamble.

“Parent Common Stock” means common stock, par value $0.01 per share, of Parent (or comparable equity securities of an acquirer of, or successor-in-interest to, Parent).

“Parent Financial Statements” means the consolidated financial statements of Parent and its subsidiaries included in the Parent SEC Documents together, in the case of year-end statements, with reports thereon by Ernst & Young LLP, the independent auditors of Parent, for the periods included therein, including in each case a consolidated balance sheet, a consolidated statement of income, a consolidated statement of stockholders’ equity and a consolidated statement of cash flows, and accompanying notes.

“Parent Indemnified Persons” shall have the meaning set forth in Section 9.2(a).

“Parent Indemnity Threshold” shall have the meaning set forth in Section 9.3(b)(ii).

“Parent Material Adverse Effect” means any event, change, effect, circumstance or development that either individually or in the aggregate (a) is or would reasonably be expected to have a materially adverse effect on the financial condition, properties, assets, liabilities, business, operations or results of operations of Parent and its subsidiaries, taken as a whole, or (b) would prevent or materially alter or delay Parent’s ability to consummate the Merger and the other transactions contemplated hereby; provided, however, that in determining whether a Parent Material Adverse Effect has occurred, there shall be excluded any effect on Parent and its subsidiaries, taken as a whole, relating to or arising in connection with (i) the announcement or pendency of this Agreement, other than for purposes of Section 4.2(b), or the identity of the Company, including the impact thereof on relationships with employees, (ii) changes affecting the industry in which Parent and its subsidiaries operate generally or the economy of the U.S. generally, (iii) any change in applicable Legal Requirements or GAAP, or the interpretation thereof, (iv) the failure of Parent to meet internal expectations or projections; provided that the underlying facts and circumstances resulting in such failure may be taken into account in determining whether a Parent Material Adverse Effect has occurred unless otherwise excluded by this definition, (v) any breach by the Company of this Agreement, or (vi) earthquakes, hurricanes, tornadoes, natural disasters or global, national or regional political conditions, including hostilities, military actions, political instability, acts of terrorism or war or any escalation or material worsening thereof; provided that in the case of clauses (ii), (iii) and (vi), such changes do not have a unique or materially disproportionate impact on Parent relative to other businesses in the industry in which Parent operates.

“Parent SEC Documents” shall have the meaning set forth in Section 4.4(a).

“Parent Specified Representations” means the representation and warranties contained in [***].

“Parent Stock Value” means (a) in the case of the payment of the Initial Amount, $14.93 and (b) in the case of any Milestone Payment or PRV Payment, the average of the closing sale prices per share of Parent Common Stock as reported on NASDAQ (or other national exchange upon which the Parent Common Stock is then listed) for the five (5) trading days prior to the date such Milestone or PRV sale is achieved or consummated, as applicable, and the five (5) trading days including and following the date such Milestone or PRV sale is achieved or consummated, as applicable.  In the event that the (i) Parent Common Stock is no longer listed on NASDAQ or another national exchange (whether as a result of a merger of Parent into another Person, the acquisition of Parent or otherwise) and (ii) the common stock of Parent’s acquirer or successor-in-interest is listed on NASDAQ or other national exchange, then such common stock shall be deemed to be Parent Common Stock for the purposes of this agreement, including calculating the Parent Stock Value.

“Per Share Closing Excess Cash Holdback Amount” means the quotient of (a) the sum of the Closing Excess Cash Holdback Amount (or the portion thereof payable to the Effective Time Holders pursuant to Section 2.8(e)), if any, plus any additional amount due to the Effective Time Holders pursuant to Section 2.8(e), divided by (b) the Closing Company Share Number.

“Per Share Merger Consideration” means the quotient of (a) the Initial Amount, divided by (b) the Closing Company Share Number.

“Per Share Milestone Consideration” means the quotient of (a) the amount of the applicable Milestone Payment (less any portion thereof paid to a third party pursuant to Section 2.12(i)), divided by (b) the Closing Company Share Number.

“Per Share PRV Consideration” means the quotient of (a) the PRV Payment (less any portion thereof paid to a third party pursuant to Section 2.12(i)), divided by (b) the Closing Company Share Number.

“Per Share Shareholders’ Agent Reserve Amount” the quotient of (a) the Shareholders’ Agent Reserve Amount, divided by (b) the Closing Company Share Number.

“Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, a group, a Government Entity or any other type of entity.

“Phase 3 Trial” means the Company’s SD-005 Phase 3 clinical trial of Zorblisa entitled “A Phase 3, Multi-center, Randomized, Double-Blind, Placebo Controlled Study of the Efficacy and Safety of SD-101 Cream in Patients With Epidermolysis Bullosa” (identifier number NCT02384460 on clinicaltrials.gov).

“PMDA” means the Pharmaceuticals and Medical Devices Agency.

“Pre-Closing Tax Periods” means all taxable periods of the Company ending on or before the Closing Date.

“Proceeding” means any action, suit, claim, litigation, proceeding, arbitration, investigation or audit (whether at law or in equity, before or by any Governmental Entity or before any arbitrator).

“Proportionate Share” means, with respect to each Effective Time Holder, the quotient of (a) the number of shares of Company Common Stock held by such Effective Time Holder as of immediately prior to the Effective Time (assuming conversion or exercise of Company Preferred Stock, Company Options, Company RSUs and Company Warrants held by such Effective Time Holder at such time), divided by (b) the Closing Company Share Number.

“Protocol” means the protocol for the Phase 3 Trial.

“PRV” shall have the meaning set forth in Section 2.11(b).

“PRV Payment” shall have the meaning set forth in Section 2.11(b).

“Registrable Stock” shall have the meaning set forth in Section 6.10(a).

“Registration Statement” shall have the meaning set forth in Section 6.10(a).

“Related Party” means any director, officer, employee or shareholder of the Company, or a family member of any such Person.

“Reporting Period” shall have the meaning set forth in Section 2.11(e)(i).

“Representative” means, with respect to any Person, such Person’s Affiliates and its and their respective officers, directors, managers, partners, employees, accountants, counsel, financial advisors, consultants and other advisors or representatives.

“Required Vote” shall have the meaning set forth in Section 3.3(d).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Selling Person” shall have the meaning set forth in the definition of “Net Sales” in Section 1.1.

“Series A Preferred Stock” means the Company’s Series A Preferred Stock, $0.001 par value per share.

“Series A Per Share Preference Amount” means, with respect to each share of Series A Preferred Stock, $1.00.

“Series B Additional Purchase Price Agreement” shall have the meaning set forth in Section 6.11.

“Series B Preferred Stock” means the Company’s Series B Preferred Stock, $0.001 par value per share.

“Series B Per Share Preference Amount” means, with respect to each share of Series B Preferred Stock, $3.2728.

“Shareholder Agreements” means the (i) Amended and Restated Investor Rights Agreement, dated as of December 11, 2014, by and among the Company and the investors party thereto, (ii) Amended and Restated Voting Agreement, dated as of December 11, 2014, by and among the Company and the investors party thereto (the “Voting Agreement”), and (iii) Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of December 11, 2014, by and among the Company and the investors party thereto.

“Shareholder Consent” shall have the meaning set forth in Recitals.

“Shareholder Indemnified Persons” shall have the meaning set forth in Section 9.3(a).

“Shareholder Indemnity Threshold” shall have the meaning set forth in Section 9.2(b)(ii).

“Shareholders’ Agent” shall have the meaning set forth in Preamble.

“Shareholders’ Agent Group” shall have the meaning set forth in Section 9.5(b).

“Shareholders’ Agent Reserve Amount” means $500,000 in cash.

“Straddle Period” means a taxable year or period beginning on or before, and ending after, the Closing Date.

“Surviving Corporation” shall have the meaning set forth in Section 2.1.

“Tax” or “Taxes” means all income, profits, capital gains, payroll, unemployment, value added, customs duties, premium, compensation, franchise, gross receipts, capital, net worth, sales, use, withholding, social security, disability, real property, personal property (tangible and intangible), stamp, transfer (including real property transfer or gains), excise, duties, levies, imposts, estimated, ad valorem, any amount owed in respect of any Legal Requirement relating to unclaimed property or escheat and any other taxes of any kind (including any and all fines, penalties, interest and additions attributable to or otherwise imposed on or with respect to any such taxes and interest thereon) imposed by or on behalf of any governmental or regulatory authority.

“Tax Authority” means the IRS and any other national, regional, state, municipal, non-U.S. or other governmental or regulatory authority or administrative body responsible for the administration of any Taxes.

“Tax Claim” shall have the meaning set forth in Section 6.5(f).

“Tax Return” means all federal, state, local and non-U.S. tax returns, declarations, statements, reports, schedules, forms and information returns or other documents and any amendments thereto filed or required to be filed with a Tax Authority.

“Third Party Claim” shall have the meaning set forth in Section 9.4(a).

“Treasury Regulations” means regulations promulgated by the IRS under the Code.

“U.S.” means the United States of America.

“Voting Agreement” shall have the meaning set forth in the definition of “Shareholder Agreements” in this Section 1.1.

“Voting Debt” shall have the meaning set forth in Section 3.2(b).

“Waived 280G Benefits” shall have the meaning set forth in Section 6.7(c).

“Zorblisa” means the Company’s [***] drug therapy for the treatment of Epidermolysis Bullosa, currently classified as SD-101.

ARTICLE II

THE MERGER

Section 2.1                                    The Merger.  At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, Merger Sub shall merge with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation and a wholly owned subsidiary of Parent.  The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

Section 2.2                                    Closing.  The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Chicago time, on a date (the “Closing Date”) to be specified by the parties hereto, which shall be no later than the third Business Day after satisfaction or waiver of all of the conditions to Closing set forth in Article VII (other than such conditions that by their terms are satisfied at or immediately prior to the Closing, but subject to the satisfaction or waiver of such conditions at such time), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 155 N. Wacker Drive, Chicago, Illinois, 60606, or such other time, date or place as agreed to in writing by the parties hereto.  All deliveries to be made or other actions to be taken at the Closing shall be deemed to occur simultaneously, and no such delivery or action shall be deemed complete until all such deliveries and actions have been completed or the relevant parties hereto have agreed to waive such delivery or action. If the Closing does not occur, any delivery made or other action taken at the proposed Closing shall be deemed not to have occurred and be without force or effect.

Section 2.3                                    Effective Time.  Upon the terms and subject to the conditions set forth in Article VII of this Agreement, at the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of

Delaware, in such form as required by, and executed in accordance with the DGCL (the date and time of such filing being the “Effective Time”).

Section 2.4                                    Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.5                                    Certificate of Incorporation and Bylaws.  At the Effective Time, the certificate of incorporation of the Surviving Corporation (the “Company Certificate of Incorporation”) shall be amended and restated in its entirety to be identical to the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the DGCL and as provided in such Company Certificate of Incorporation; provided, however, that at the Effective Time, Article I of the Company Certificate of Incorporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is Scioderm, Inc.”  At the Effective Time, the bylaws of the Company (the “Company Bylaws”) shall be amended and restated in their entirety to be identical to the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the DGCL and as provided in such Company Bylaws.

Section 2.6                                    Directors and Officers.  Unless otherwise determined by Parent prior to the Effective Time, the initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified.  Unless otherwise determined by Parent prior to the Effective Time, the initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed.

Section 2.7                                    Consideration for the Merger.

(a)                                 Notwithstanding any other provision of this Agreement, the maximum aggregate amount (including any amounts withheld pursuant to Section 2.16) Parent shall pay or cause to be paid to the Effective Time Holders (without limiting Parent’s obligations to make payments under the Series B Additional Purchase Price Agreement or to other Persons as expressly provided herein, including payment of the Exchange Agent’s fees and expenses, as provided in Section 2.12(a), of the Company Fees and Expenses, as provided in Section 2.12(i), of the HSR Act filing fees (and similar fees), as provided in Section 6.4(b), to the Shareholders’ Agent with respect to the Shareholders’ Agent Reserve Amount, as provided in Section 9.5(c), with respect to certain Tax matters under Section 6.5 and with respect to Indemnity Claims under Section 9.3(a)) in exchange for the acquisition by Parent of all shares of Company Capital Stock, Company RSUs, the cancellation or termination, as applicable, of Company Options and Company Warrants, and other similar rights to acquire Company Capital Stock or other equity securities of the Company (whether vested, unvested, earned, unearned or contingent) shall not exceed the sum of (i) the Initial Amount (subject to adjustment pursuant to Section 2.8), plus the Aggregate Series B Preference Amount, plus the Aggregate Series A Preference Amount, (ii) the amounts specified in Sections 2.11(a)(i) — (vii) (up to $600,000,000) and (iii) the amount of the PRV Payment (up to $100,000,000).

(b)                                 Except as otherwise required by Legal Requirements, for all federal, state, local and foreign income Tax purposes, all payments described in Section 2.7(a) shall be treated as payments of purchase price in a transaction in which gain or loss is recognized under Section 1001 of the Code, other than consideration with respect to Company RSUs and Company Plan Options, in each case, that are in respect of services performed for the Company. The parties hereto agree to file all Tax Returns consistent with such treatment.

(c)                                  The Initial Amount, the Aggregate Series B Preference Amount, and the Aggregate Series A Preference Amount shall be payable $120,000,000 in cash and the remaining amount in shares of Parent Common Stock based on the Parent Stock Value. Notwithstanding the foregoing sentence, any Effective Time Holder that is unable to deliver an accredited investor certificate with its Letter of Transmittal certifying such Effective Time Holder’s status as an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act) may receive, at Parent’s election, its portion of the Initial Amount, the Aggregate Series B Preference Amount, and the Aggregate Series A Preference Amount, as applicable, otherwise payable hereunder in shares of Parent Common Stock in cash.

(d)                                 Notwithstanding anything to the contrary contained in this Agreement, in no event will the aggregate number of shares of Parent Common Stock issuable in the Merger exceed 19.9% of the number of shares of Parent Common Stock outstanding on the trading day immediately before the date hereof (as appropriately adjusted for any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon).

Section 2.8                                    Post-Closing Adjustment.

(a)                                 Closing Statement.  As soon as practicable, but not later than sixty (60) days, after the Closing Date, Parent and its representatives shall prepare and deliver to the Shareholders’ Agent a schedule setting forth the Closing Excess Cash Amount (the “Closing Statement”).

(b)                                 Access to Books and Records.  Upon receipt of the Closing Statement, the Shareholders’ Agent and its representatives shall be given reasonable access to the Company’s books and records reasonably relating to the Closing Statement during reasonable business hours for the purpose of verifying the Closing Statement.

(c)                                  Protest Notice.  Within thirty (30) days after delivery of the Closing Statement, the Shareholders’ Agent may deliver written notice (the “Closing Statement Protest Notice”) to Parent of any objections that the Shareholders’ Agent may have to the Closing Statement.  The Closing Statement Protest Notice shall set forth in reasonable detail the basis of such objection together with the amount(s) in dispute.  If the Shareholders’ Agent does not deliver the Closing Statement Protest Notice within the prescribed time period, the Shareholders’ Agent shall be deemed to have accepted the Closing Statement as delivered by Parent.

(d)                                 Resolution of Protest.  If Parent and the Shareholders’ Agent are unable to resolve any disagreement with respect to the Closing Statement within thirty (30) days following Parent’s receipt of the Closing Statement Protest Notice, then the items in dispute will be referred to PricewaterhouseCoopers LLP or if such firm is unable to perform such services, then another nationally recognized independent accounting firm mutually selected by Parent and the Shareholders’ Agent (such firm referred to as the “Accountants”) for final determination within thirty (30) days after submitting the matter to the Accountants, which final determination shall be final and binding on both Parent and the Shareholders’ Agent and shall be within the range of values proposed by Parent and the Shareholders’ Agent.  The Accountants shall act as an arbitrator to determine, based solely on presentations by Parent and the Shareholders’ Agent, and not by independent review, only those amounts still in dispute.  Parent and the Shareholders’ Agent agree to execute, if requested by the Accountants, a reasonable engagement letter and any other reasonable documentation required by the Accountants.  The fees and expenses of the Accountants shall be allocated equally between Parent, on the one hand, and the Effective Time Holders (to be paid first from the Closing Excess Cash Holdback Amount, to the extent it would be available following any payment to Parent of any adjustment amount as provided in Section 2.8(e), and second from the Shareholders’ Agent Reserve Amount), on the other hand.  The term “Final Closing Statement” means the definitive Closing Statement accepted by the Shareholders’ Agent in accordance with Section 2.8(c), agreed to by the Shareholders’ Agent and Parent or the definitive Closing Statement resulting from the determinations made by the Accountants in accordance with this Section 2.8(d) (in addition to those items theretofore accepted by the Shareholders’ Agent or agreed to by the Shareholders’ Agent and Parent).

(e)                                  Final Adjustment and Payment.  If the Closing Excess Cash Amount set forth on the Final Closing Statement is less than the Closing Excess Cash Amount set forth on the Consideration Spreadsheet (as may be adjusted pursuant to the proviso to Section 2.12(j)(i)), (i) Parent shall (A) retain a portion of the Closing Excess Cash Holdback Amount equal to such difference and (B) within five (5) Business Days following the determination of the Final Closing Statement, deliver the remainder of the Closing Excess Cash Holdback Amount, if any, to the Exchange Agent or the Surviving Corporation, as applicable, to be paid to the Effective Time Holders in accordance with Sections 2.9(a), 2.10(a), 2.10(b), 2.12 and 2.18, as applicable, and (ii) to the extent such difference exceeds the Closing Excess Cash Holdback Amount, Parent shall be entitled to offset such excess against the next Milestone Payment or the PRV Payment, whichever is first.  If the Closing Excess Cash Amount set forth on the Final Closing Statement is greater than the Closing Excess Cash Amount set forth on the Consideration Spreadsheet (as may be adjusted pursuant to the proviso to Section 2.12(j)(i)), within five (5) Business Days following the determination of the Final Closing Statement, Parent shall deliver an amount equal to such excess plus the Closing Excess Cash Holdback Amount (less any portion thereof applied to the fees and expenses of the Accountants) to the Exchange Agent or the Surviving Corporation, as applicable, to be paid to the Effective Time Holders in accordance with Sections 2.9(a), 2.10(a), 2.10(b), 2.12 and 2.18, as applicable.

Section 2.9                                    Effect on Capital Stock.

(a)                                 Conversion of Company Capital Stock.  As of the Effective Time, by virtue of the Merger and without any action on the part of any of the parties hereto or any holder thereof, except as provided in Section 2.9(d):

(i)                                     without limiting the rights of the holders of shares of Series B Preferred Stock to payments under the Series B Additional Purchase Price Agreement, each share of Series B Preferred Stock issued and outstanding immediately prior to the

Effective Time shall cease to be an existing and issued share of Series B Preferred Stock, and (except for Dissenting Shares) shall be converted into the right to receive, without interest, an amount in cash and shares of Parent Common Stock (as provided herein) equal to (i) the Series B Per Share Preference Amount, (ii) the Per Share Merger Consideration, (iii) in the event that any Milestone Payment becomes due pursuant to Section 2.11(a), the Per Share Milestone Consideration with respect to such Milestone Payment, (iv) in the event that the PRV Payment becomes due pursuant to Section 2.11(b), the Per Share PRV Consideration with respect to such PRV Payment, (v) in connection with the payment, if any, to the Effective Time Holders of all or a portion of the Closing Excess Cash Holdback Amount and any other amount due to the Effective Time Holders pursuant to Section 2.8(e), an amount equal to the Per Share Closing Excess Cash Holdback Amount, and (vi) in connection with any distribution of the Shareholders’ Agent Reserve Amount, an amount equal to the product of (A) the Per Share Shareholders’ Agent Reserve Amount, multiplied by (B) the quotient of the aggregate amount of such distribution, divided by the Shareholders’ Agent Reserve Amount;

(ii)                                  each share of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time shall cease to be an existing and issued share of Series A Preferred Stock, and (except for Dissenting Shares) shall be converted into the right to receive, without interest, an amount in cash and shares of Parent Common Stock (as provided herein) equal to (i) the Series A Per Share Preference Amount, (ii) the Per Share Merger Consideration, (iii) in the event that any Milestone Payment becomes due pursuant to Section 2.11(a), the Per Share Milestone Consideration with respect to such Milestone Payment, (iv) in the event that the PRV Payment becomes due pursuant to Section 2.11(b), the Per Share PRV Consideration with respect to such PRV Payment, (v) in connection with the payment, if any, to the Effective Time Holders of all or a portion of the Closing Excess Cash Holdback Amount and any other amount due to the Effective Time Holders pursuant to Section 2.8(e), an amount equal to the Per Share Closing Excess Cash Holdback Amount, and (vi) in connection with any distribution of the Shareholders’ Agent Reserve Amount, an amount equal to the product of (A) the Per Share Shareholders’ Agent Reserve Amount, multiplied by (B) the quotient of the aggregate amount of such distribution, divided by the Shareholders’ Agent Reserve Amount; and

(iii)                               each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall cease to be an existing and issued share of Company Common Stock, and (except for Dissenting Shares) shall be converted into the right to receive, without interest, an amount in cash and shares of Parent Common Stock (as provided herein) equal to (i) the Per Share Merger Consideration, (ii) in the event that any Milestone Payment becomes due pursuant to Section 2.11(a), the Per Share Milestone Consideration with respect to such Milestone Payment, (iii) in the event that the PRV Payment becomes due pursuant to Section 2.11(b), the Per Share PRV Consideration with respect to such PRV Payment, (iv) in connection with the payment, if any, to the Effective Time Holders of all or a portion of the Closing Excess Cash Holdback Amount and any other amount due to the Effective Time Holders pursuant to Section 2.8(e), an amount equal to the Per Share Closing Excess Cash Holdback Amount, and (v) in connection with any distribution of the Shareholders’ Agent Reserve Amount, an amount equal to the product of (A) the Per Share Shareholders’ Agent Reserve Amount, multiplied by (B) the quotient of the aggregate amount of such distribution, divided by the Shareholders’ Agent Reserve Amount.

(b)                                 Capital Stock of Merger Sub.  As of the Effective Time, by virtue of the Merger and without any action on the part of any of the parties hereto or any holder thereof, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be cancelled and shall automatically be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation and shall constitute the only capital stock of the Surviving Corporation.  Each stock certificate of Merger Sub evidencing ownership of any such shares of common stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

(c)                                  Appraisal and Dissenters’ Rights.  Notwithstanding anything herein to the contrary, shares of Company Capital Stock held by a holder who has made a demand for appraisal of such shares in accordance with  Section 262 of the DGCL (any such shares being referred to as “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under Section 262 of the DGCL with respect to such shares), will not be converted into or represent the right to receive consideration in accordance with this Section 2.9 or otherwise hereunder, but will be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the DGCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the rights set forth in Section 262 of the DGCL); provided, however, that if a holder of Dissenting Shares (a “Dissenting Shareholder”) withdraws, has failed to perfect or otherwise loses such holder’s demand for such payment and appraisal or becomes ineligible for such payment and appraisal then, as of the later of the Effective Time or the date on which such Dissenting Stockholder withdraws such demand or otherwise becomes ineligible for such payment and appraisal, such holder’s Dissenting Shares will cease to be Dissenting Shares (and the right of such holder to be paid the fair value of such holder’s Dissenting Shares under Section 262 of the DGCL shall cease) and will be converted into the right to receive the consideration determined in accordance with and subject to the provisions of this Section 2.9 upon surrender of such shares in accordance with Section 2.12.  The Company shall give Parent (i) prompt notice of any written demand received by the Company prior to the Effective Time for appraisal rights pursuant to Section 262 of the DGCL and any withdrawal of any such demand and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument to the extent permitted by applicable Legal Requirements.  The Company shall not, except with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), make any payment with respect to any such demands or offer to settle or settle any such demands.

(d)                                 Cancellation of Certain Company Capital Stock.  Notwithstanding anything herein to the contrary, at the Effective Time, all shares of Company Capital Stock that are owned by the Company as treasury stock immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof.

Section 2.10                             Company Options, Company RSUs, and Company Warrants.

(a)                                 Company Plan Options and Company RSUs.  At, and contingent upon the occurrence of, the Effective Time, each Company Plan Option and Company RSU that is unexpired and outstanding immediately prior to the Effective Time, whether or not vested, shall be automatically terminated and converted into the right to receive, with respect to each share of Company Common Stock underlying such Company Plan Option or Company RSU, in cash and shares of Parent Common Stock (as provided herein), (i) the Per Share Merger Consideration, minus, solely in the case of a Company Plan Option, the exercise price per share of Company Common Stock underlying such Company Plan Option, (ii) in the event that any Milestone Payment becomes due pursuant to Section 2.11(a), the Per Share Milestone Consideration with respect to such Milestone Payment, (iii) in the event that the PRV Payment becomes due pursuant to Section 2.11(b), the Per Share PRV Consideration with respect to such PRV Payment, (iv) in connection with the payment, if any, to the Effective Time Holders of all or a portion of the Closing Excess Cash Holdback Amount and any other amount due to the Effective Time Holders pursuant to Section 2.8(e), an amount equal to the Per Share Closing Excess Cash Holdback Amount, and (v) in connection with any distribution of the Shareholders’ Agent Reserve Amount, an amount equal to the product of (A) the Per Share Shareholders’ Agent Reserve Amount, multiplied by (B) the quotient of the aggregate amount of such distribution, divided by the Shareholders’ Agent Reserve Amount.  Such amounts shall be paid in accordance with Section 2.12 and 2.18.

(b)                                 Company Investor Options and Company Warrants.  At, and contingent upon the occurrence of, the Effective Time, in accordance with cancellation agreements being delivered to the Company on the date hereof by each holder of a Company Investor Option or Company Warrant, each Company Investor Option and Company Warrant that is unexpired and outstanding immediately prior to the Effective Time, whether or not vested, shall be automatically terminated and converted into the right to receive, with respect to each share of Company Common Stock underlying such Company Investor Option or Company Warrant, in cash and shares of Parent Common Stock (as provided herein), (i) the Per Share Merger Consideration, minus the exercise price per share of Company Common Stock underlying such Company Investor Option or Company Warrant, (ii) in the event that any Milestone Payment becomes due pursuant to Section 2.11(a), the Per Share Milestone Consideration with respect to such Milestone Payment, (iii) in the event that the PRV Payment becomes due pursuant to Section 2.11(b), the Per Share PRV Consideration with respect to such PRV Payment, (iv) in connection with the payment, if any, to the Effective Time Holders of all or a portion of the Closing Excess Cash Holdback Amount and any other amount due to the Effective Time Holders pursuant to Section 2.8(e), an amount equal to the Per Share Closing Excess Cash Holdback Amount, and (v) in connection with any distribution of the Shareholders’ Agent Reserve Amount, an amount equal to the product of (A) the Per Share Shareholders’ Agent Reserve Amount, multiplied by (B) the quotient of the aggregate amount of such distribution, divided by the Shareholders’ Agent Reserve Amount.  Such amounts shall be paid in accordance with Section 2.12.

(c)                                  General. Neither the Surviving Corporation nor Parent shall assume any Company Option, Company RSU or Company Warrant that is outstanding immediately prior to the Effective Time, whether or not then exercisable.  The Company shall take such further steps as may be reasonably necessary to cause the Company Options, Company RSUs and Company Warrants to be treated as set forth in this Section 2.10, including providing any necessary notices (in each case, in a form reasonably satisfactory to Parent).  For the avoidance of doubt, to the extent any holder of Company Options or

Company Warrants exercises such Company Options or Company Warrants prior to the Effective Time, such holder shall be a Company Shareholder with respect to the shares of Company Common Stock issued in respect of such exercise (which shares shall be deemed issued and outstanding as of immediately prior to Effective Time for all purposes of this Agreement, unless sold or otherwise transferred prior to the Effective Time).

Section 2.11                             Contingent Consideration.

(a)                                 Milestone Payments.  Parent shall pay to the Effective Time Holders, in accordance with this Section 2.11, the following payments (each, a “Milestone Payment”) upon achievement of the following milestones (each, a “Milestone”):

(i)                                     an amount equal to $[***] upon [***];

(ii)                                  an amount equal to $[***] upon [***];

(iii)                               an amount equal to $[***] upon [***];

(iv)                              an amount equal to $[***] upon [***];

(v)                                 an amount equal to $[***] upon [***];

(vi)                              an amount equal to $[***] upon [***]; and

(vii)                           an amount equal to $[***] upon [***].

For the avoidance of doubt, each Milestone may only be achieved one time and each Milestone Payment may only be paid one time, if at all.

(b)                                 PRV Payment.  Promptly following the approval by the FDA of a New Drug Application for Zorblisa in the treatment of Epidermolysis Bullosa, Parent shall request the related Rare Pediatric Disease Priority Review Voucher under the FDCA (the “PRV”). If Parent obtains the PRV and sells or otherwise transfers to a third party the PRV, Parent shall pay to the Effective Time Holders, in accordance with this Section 2.11, an amount equal to the lesser of (i) $100,000,000 and (ii) 50% of the total proceeds from the PRV sale or transfer, with a reduction in such total proceeds only for reasonable out-of-pocket transaction-related costs and expenses

(excluding any Taxes) incurred by Parent in connection with the PRV sale (the “PRV Payment”).  If Parent elects to sell or to otherwise transfer to a third party the PRV prior to the achievement of the Milestone set forth in Section 2.11(a)(ii), such sale or transfer shall be subject to the prior written consent of the Shareholders’ Agent (such consent not to be unreasonably withheld, conditioned or delayed).  If Parent obtains the PRV and has not entered into an agreement to sell or otherwise transfer to a third party the PRV within one (1) year of its receipt, the Shareholders’ Agent may appoint a financial advisor reasonably acceptable to Parent (not to be unreasonably withheld, conditioned or delayed), the reasonable fees and expenses of such financial advisor to be paid by Parent (and which fees and expenses shall not be deducted from the proceeds of the PRV sale set forth above), to conduct a process to sell the PRV; provided that any such sale is be subject to the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed).  If Parent determines in its sole discretion to use the PRV, Parent shall give the Shareholders’ Agent written notice thereof and shall pay to the Effective Time Holders, in accordance with this Section 2.11, $100,000,000.  For the avoidance of doubt, Parent’s (or the designated financial advisor’s as set forth above) inability to sell the PRV after complying with the provisions of this Section 2.11(b), including as a result of any Legal Requirements, shall not give rise to any payment set forth above.

(c)                                  Payment Procedures.  Any Milestone Payment or the PRV Payment shall be payable at Parent’s sole election in cash, in shares of Parent Common Stock based on the Parent Stock Value, or a combination of both; provided that (i) the PRV Payment shall be made in cash if the PRV Payment is due as a result of sale of the PRV for cash (or, if the proceeds of a PRV sale consist of cash and other consideration, the PRV Payment shall include a cash portion of no less than the percentage of cash included in such proceeds) and (ii) in the event that the Parent Common Stock is no longer listed on NASDAQ or another national exchange (whether as a result of a merger of Parent into another Person, the acquisition of Parent, Parent effecting a going-private transaction or otherwise), Parent (or its successor) shall pay such Milestone Payment or the PRV Payment in cash.  Notwithstanding the foregoing sentence, any Effective Time Holder that is unable to deliver an accredited investor certificate with its Letter of Transmittal certifying such Effective Time Holder’s status as an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act) may receive, at Parent’s election, its portion of any Milestone Payment or the PRV Payment, as applicable, otherwise payable hereunder in shares of Parent Common Stock in cash. In the event that a Milestone Payment or the PRV Payment is due pursuant to Section 2.11(a) or Section 2.11(b), then Parent shall (x) in the case Section 2.11(a)(i) — (iv) or Section 2.11(b), as soon as practicable and in no event more than thirty (30) days following such Milestone Payment or PRV Payment becoming due, or (y) in the case of Section 2.11(a)(v) — (vii), as soon as practicable and in no event more than thirty (30) days, in the case of cash, and ten (10) Business Days, in the case of shares of Parent Common Stock, following such Milestone Payment or PRV Payment becoming due, deliver or cause to be delivered to the Exchange Agent or the Surviving Corporation, as applicable, such amount of shares of Parent Common Stock (which shall be in non-certificated book-entry form) and/or an amount of cash in U.S. dollars sufficient to be issued and paid in connection with such Milestone Payment or PRV Payment, to be paid to the Effective Time Holders in accordance with Sections 2.9(a), 2.10(a), 2.10(b), 2.12 and 2.18, as applicable.

(d)                                 Diligence.  Parent shall, and shall cause its Affiliates (including the Surviving Corporation) and licensees, as applicable, to, (i) act in good faith and use

Commercially Reasonable Efforts to achieve the Milestones, including using Commercially Reasonable Efforts to (A) conduct the Company’s Phase 3 Trial, (B) if such trial is successful, file applications for marketing approval for Zorblisa in the indication of Epidermolysis Bullosa in U.S., the European Union and Japan and (C) upon obtaining marketing approval, commercialize Zorblisa, where “Commercially Reasonable Efforts” means such commercially reasonable efforts as are typically used by a similarly-situated pharmaceutical company with respect to the development and commercialization of prescription pharmaceutical products of similar commercial potential at a similar stage in product lifecycle, taking into consideration the safety and efficacy of such product, its competitiveness compared to alternative third party products, the proprietary position of the product (including scope and duration of relevant patents), the scope, timing and likelihood of regulatory approval, the regulatory status of the product, whether the product is subject to a clinical hold, recall or market withdrawal, and the anticipated reimbursability and pricing of the product, and (ii) refrain from taking any action in bad faith or without reasonable basis which is intended to prevent, or the primary effect of which is to prevent, the realization of the achievement of any of the Milestones.

(e)                                  Reporting; Records.

(i)                                     From and after the Effective Time and until the earlier of [***] (the “Reporting Period”), Parent shall provide the Shareholders’ Agent, within sixty (60) days following January 1 and July 1 of each calendar year, with reasonably detailed semiannual reports of the (a) status of efforts to achieve the Milestones (provided that the reports, schedules, forms, statements and other documents filed or furnished by Parent with or to the SEC shall be deemed to satisfy this reporting obligation (except if Parent has undertaken a Disposal Transaction); provided, further, that if (i) Parent is no longer required to file such reports under the Exchange Act or (ii) has undertaken a Disposal Transaction, then reports regarding Zorblisa that are reasonably consistent in scope and timing with the reports regarding Zorblisa filed or furnished by Parent with or to the SEC prior to such time shall be deemed to satisfy this reporting obligation) and (b) as applicable, Net Sales in the immediately preceding two calendar quarters.  The Shareholders’ Agent may disclose each such report (including its analysis thereof) to its Representatives, to the Advisory Group and to each Effective Time Holder that is a venture capital fund or other institutional or strategic investor (and each such Effective Time Holder shall be permitted to disclose any such report (including any analysis thereof) to its Representatives) so long as each such Person receiving any such report (or analysis thereof) is subject to reasonable confidentiality obligations with (x) Parent or the Surviving Corporation and (y) the Shareholders’ Agent with respect thereto.  Within thirty (30) days after receipt of such a report, if the Shareholders’ Agent has inquiries regarding the status of activities described in such report, the Shareholders’ Agent may request a meeting with representatives of Parent to discuss such report, and Parent shall use commercially reasonable efforts to make available for such a meeting (which may be held via teleconference) the relevant employees or representatives responsible for the activities set forth in the report.

(ii)                                  With respect to the achievement of any of the Milestones or the events giving rise to a PRV Payment, Parent shall provide written notice to the Shareholders’ Agent of such occurrence no later than (A) ten (10) Business Days after the occurrence thereof, in the case Section 2.11(a)(i) — (iv) or Section 2.11(b) or thirty (30) days in the case of Section 2.11(a)(v) — (vii).

(iii)                               During the Reporting Period, to the extent consistent with the manner in which it maintains its other comparable books and records, Parent shall, and shall cause its Affiliates (including the Surviving Corporation) and licensees to, keep accurate books and records relating to efforts to achieve the Milestones and as necessary to verify Net Sales, and Parent shall obtain from such licensees reasonable copies of such books and records.  Such records shall be maintained for a period of two (2) years following the end of the calendar year to which they pertain.

(iv)                              During the Reporting Period and for a period of one (1) year thereafter, upon the written request of the Shareholders’ Agent, Parent shall, and shall cause its Affiliates (including the Surviving Corporation) to, permit Representatives of the Shareholders’ Agent, which may be an independent public accountant (other than the Accountants), at the Shareholders’ Agent’s expense (but with no charge by Parent or its Affiliates), to have access solely in response to a request made during the Reporting Period, upon reasonable prior notice and during normal business hours, but no more than one (1) time during any calendar year, to inspect and make copies of the records specified in Section 2.11(e)(iii) for the immediately preceding calendar year, for the purpose of determining the accuracy of the Net Sales for the most recent calendar year included in the reports described in Section 2.11(e)(i)(b); provided, that each such Person conducting such inspection shall be subject to reasonable confidentiality obligations with the Surviving Corporation with respect thereto.

(v)                                 If within thirty (30) days following any audit of Net Sales conducted pursuant to Section 2.11(e)(iv), the Shareholders’ Agent notifies Parent of any disagreement with the Net Sales for the immediately preceding calendar year included in the reports described in Section 2.11(e)(i), the Shareholders’ Agent and Parent shall use commercially reasonable efforts to resolve such disagreement within thirty (30) days following such notice.  If Parent and the Shareholders’ Agent are unable to resolve any such disagreement within such thirty (30) day period, then the items in dispute will be referred to the Accountants for arbitration within thirty (30) days after submitting the matter to the Accountants, which arbitration shall be final and binding on both Parent and the Effective Time Holders.  The Accountants shall act as an arbitrator to determine, based solely on presentations by Parent and the Shareholders’ Agent, and not by independent review, only those amounts still in dispute.  Parent and the Shareholders’ Agent agree to execute, if requested by the Accountants, a reasonable engagement letter and any other reasonable documentation required by the Accountants.  The fees and expenses of the Accountants shall be borne by the Effective Time Holders (to be paid by the Shareholders’ Agent, and the Shareholders’ Agent shall be entitled to recover such fees and expenses from the Shareholders’ Agent Reserve Amount or, to the extent the Shareholders’ Agent Reserve Amount is insufficient, by offset against the next Milestone Payment or the PRV Payment, whichever is first), except Parent shall pay the fees and expenses of the Accountants if it is finally determined the Net Sales were underreported for such immediately preceding calendar year by more than four percent (4%).

(f)                                   Disposal Restrictions.  During the Reporting Period, neither Parent nor its Affiliates (including the Surviving Corporation) shall transfer, sell, license or assign, to any third Person who is not an Affiliate of Parent, all or substantially all of the rights covering Zorblisa (excluding a PRV sale as contemplated by Section 2.11(b)), including as a part of a sale that includes all or substantially all of the assets of Parent or such Affiliate (including the Surviving Corporation) or all of the equity interests of, or a merger with, the Surviving Corporation, unless the transferee of such sale assumes the obligations of Parent under this Section 2.11, including payment of the Milestone Payments and the PRV Payment (except to the extent previously paid), and Parent remains responsible for the performance of such obligations (a “Disposal Transaction”).  Notwithstanding the foregoing, a merger or consolidation, or acquisition by a third Person of all or any of the equity securities, of Parent (or of an acquirer of, or successor-in-interest to, Parent) shall not be a Disposal Transaction.

Section 2.12                             Surrender of Certificates and Payment; Consideration Spreadsheet.

(a)                                 Exchange Agent.  American Stock Transfer & Trust Company, LLC shall act as paying and exchange agent (the “Exchange Agent”) for the Merger. Parent shall be responsible for all fees and expenses of the Exchange Agent.

(b)                                 Parent to Provide Parent Common Stock and Cash.  On the Closing Date, Parent shall deliver to the Exchange Agent for exchange and payment in accordance with this Article II shares of Parent Common Stock (which shall be in non-certificated book-entry form) and an amount of cash in U.S. dollars sufficient to be issued and paid pursuant to Section 2.9(a), Section 2.10(b) and Section 2.12(h), payable pursuant to the provisions of this Article II, in each case, in accordance with the provisions of a paying agent agreement and exchange agent agreement to be executed at the Effective Time in forms reasonably acceptable to the Shareholders’ Agent.  Parent shall cause the Exchange Agent to make such payments of cash and shares of Parent Common Stock to the applicable Effective Time Holders in accordance with this Article II.

(c)                                  Exchange Procedures.  Promptly after the date hereof, the Company shall cause to be mailed to each holder of record of a certificate or certificates representing Company Capital Stock (each, a “Company Certificate”) or shares of Company Capital Stock that are in non-certificated book-entry form or Company Investor Option or Company Warrant, in each case whose shares of Company Capital Stock (or Company Investor Option or Company Warrant) will be converted into the right to receive consideration pursuant to Section 2.9(a) or 2.10(b), a letter of transmittal in the form attached hereto as Exhibit B (a “Letter of Transmittal”) and a lock-up agreement (that among other things provides for a lock-up period of 30 days for one-third of the shares of Parent Common Stock issued in connection with the Initial Amount, the Aggregate Series B Preference and the Aggregate Series A Preference and 60 days for one-third of the shares of Parent Common Stock issued in connection with the Initial Amount, the Aggregate Series B Preference and the Aggregate Series A Preference) in the form attached hereto as

Exhibit C (a “Lock-Up Agreement”).  Upon surrender of all shares of Company Capital Stock (or Company Investor Options or Company Warrants) held by an Effective Time Holder for cancellation to the Exchange Agent in accordance with such Effective Time Holder’s Letter of Transmittal, together with such Letter of Transmittal and a Lock-Up Agreement, in each case, duly completed and validly executed in accordance with the instructions thereto, the shares of Company Capital Stock (or Company Investor Options or Company Warrants) so surrendered shall forthwith be cancelled and, subject to Section 2.16, the holder of such shares of Company Capital Stock (or Company Investor Options or Company Warrants) shall be entitled to receive in exchange therefor (i) the number of shares of Parent Common Stock (which shall be in non-certificated book-entry form unless a physical certificate is requested) representing, in the aggregate, the whole number of shares of Parent Common Stock, if any, that such holder has the right to receive and (ii) a check or wire transfer in the amount that such holder has the right to receive, including cash payable in lieu of fractional shares pursuant to Section 2.12(h), in each case pursuant to this Article II.  Until so surrendered, each outstanding share of Company Capital Stock (or Company Investor Option or Company Warrant) that was outstanding prior to the Effective Time (including each Company Certificate representing shares of Company Capital Stock) will be deemed from and after the Effective Time, for all corporate purposes, to evidence the right to receive the respective consideration payable pursuant to Section 2.9(a) or 2.10(b).  No interest shall be paid or accrued on any merger consideration, cash in lieu of fractional shares or unpaid dividends and distributions payable to holders of Company Capital Stock (or Company Investor Options or Company Warrants).  Nothing in this Section 2.12 or otherwise herein shall limit the rights of the holders of shares of Series B Preferred Stock to payments under the Series B Additional Purchase Price Agreement.

(d)                                 Transfers of Ownership.  If any merger consideration is to be distributed to a Person with a name other than that in which any shares of Company Capital Stock (or Company Investor Options or Company Warrants) surrendered in exchange therefor is registered (or has been issued), it will be a condition of the distribution thereof that the applicable procedures set forth in the applicable Effective Time Holder’s Letter of Transmittal have been followed, including that it shall have been established to the reasonable satisfaction of the Exchange Agent that any transfer or other Tax required by reason of payment in cash to any Person with a name other than that of such registered holder has been paid or is not payable.

(e)                                  No Liability.  Notwithstanding anything to the contrary in this Article II, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to any Person for any amount properly paid to any Governmental Entity pursuant to any applicable abandoned property, escheat or similar Legal Requirements.

(f)                                   Return of Merger Consideration.  Any merger consideration made available to the Exchange Agent and not paid to the Effective Time Holders in accordance with this Article II within six (6) months after the Effective Time shall be redelivered or repaid by the Exchange Agent to Parent, after which time any holder of shares of Company Capital Stock (or Company Investor Options or Company Warrants) who has not theretofore surrendered such shares of Company Capital Stock (or Company Investor Options or Company Warrants) together with such Effective Time Holder’s Letter of Transmittal and Lock-Up Agreement to the Exchange Agent, subject to applicable Legal Requirements, shall look as a general creditor only to Parent for payment of the consideration to which such Effective Time Holder is entitled pursuant to this Article II.  If any shares of Company Capital Stock (or Company Investor Options or Company Warrants) are not surrendered prior to the earlier of the second (2nd) anniversary of the Effective Time and such time as the unclaimed merger consideration payable therefor would otherwise escheat to or become property of any Governmental Entity, such unclaimed merger consideration shall, to the extent permitted by applicable Legal Requirements, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(g)                                  Dividends and Distributions.  No dividends or other distributions with respect to shares of Parent Common Stock issued in the Merger shall be paid to the holder of any unsurrendered shares of Company Capital Stock (or Company Investor Options or Company Warrants) until surrendered as provided in this Section 2.12.  Following such surrender, subject to the effect of escheat (in accordance with Section 2.12(f)), Tax or other applicable Legal Requirements, there shall be paid, without interest, to the record holder of the shares of Parent Common Stock issued in exchange therefor (i) at the time of such surrender, all dividends and other distributions payable in respect of such shares of Parent Common Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such shares of Parent Common Stock with a record date after the Effective Time and a payment date subsequent to such surrender.  For purposes of dividends or other distributions in respect of shares of Parent Common Stock, all shares of Parent Common Stock to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.

(h)                                 No Fractional Shares.

(i)                                     After taking into account all shares of Parent Common Stock to which an Effective Time Holder is entitled at a particular time, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued pursuant to this Article II, no dividends or other distributions of Parent shall relate to such fractional share interests and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a stockholder of Parent.

(ii)                                  In lieu of such fractional share interests, Parent, the Exchange Agent or the Surviving Corporation, as applicable, shall pay to each Effective Time Holder otherwise entitled to receive a fractional share interest pursuant to this Article II, an amount in cash equal to the product of (A) the fractional share interest to which such Effective Time Holder is entitled, after taking into account all shares of Parent Common Stock to which such Effective Time Holder is entitled at such time, multiplied by (B) the Parent Stock Value.

(i)                                     Payments on behalf of the Company.  At or as promptly as practicable after the Closing (or the applicable Milestone Payment or PRV Payment upon the direction of the Shareholders’ Agent in accordance with the Consideration Spreadsheet), but in any event within two (2) Business Days thereafter, Parent shall cause the Surviving Corporation to pay to the applicable recipients thereof each of their applicable portion of the Company Fees and Expenses (or such portion, if any, of such Milestone Payment or PRV Payment to be paid to a third party at the direction of the Shareholders’ Agent in accordance with the Consideration Spreadsheet) in accordance with the instructions contained in the Consideration Spreadsheet (or, in the case of such Milestone Payment or PRV Payment, delivered by the Shareholders’ Agent) (including to Company employees through the Surviving Corporation’s payroll system); provided that Parent or the Surviving Corporation shall have received a payoff letter from each such recipient of the Company Fees and Expenses (or portion of such Milestone Payment or PRV Payment) acknowledging and agreeing that, upon receipt of the payment provided for in this Section 2.12(i), all obligations to such recipient for all fees and expenses incurred through the date thereof shall be fully satisfied and discharged; provided that such payoff letter may acknowledge that the Effective Time Holders are responsible to pay such recipient additional fees and expenses from any Milestone Payment or PRV Payment upon the direction of the Shareholders’ Agent pursuant to this Section 2.12(i).

(j)                                    Consideration Spreadsheet.  At least three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent a spreadsheet in the form attached hereto as Exhibit D (such form, the “Illustrative Consideration Spreadsheet”) reflecting (i) the Initial Amount and the Company’s good faith estimate of the Closing Excess Cash Amount (including the Company Fees and Expenses and the Closing Net Working Capital Amount), which amounts shall be consented to by Parent (which consent shall not be unreasonably withheld, conditioned or delayed); provided if such consent has been withheld and no agreement between the Company and Parent can be reached after good faith negotiations by close of business on the Business Day prior to the Closing Date, the parties shall proceed to Closing on the Closing Date and the Consideration Spreadsheet as initially delivered shall be used for purposes of this Section 2.12(j)(i), (ii) the Aggregate Series B Preference Amount, the Per Share Series B Preference Amount, the Aggregate Series A Preference Amount, the Per Share Series A Preference Amount, the Closing Company Share Number, the Per Share Merger Consideration and the Per Share Shareholders’ Agent Reserve Fund Amount, (iii) the Aggregate Exercise Amount and the amount payable in connection with the Closing to each Cashed-Out Holder and holder of Company Investor Options or Company Warrants, (iv) with respect to each of the foregoing items (to the extent applicable), the portion thereof payable in cash and shares of Parent Common Stock (and the number of shares of Parent Common Stock to be issued in connection therewith), (v) each Effective Time Holder’s Proportionate Share and the amount payable in connection with the Closing to each Effective Time Holder, (vi) each Effective Time Holder’s physical and e-mail address, (vii) wire instructions for any amounts to be paid on behalf of the Surviving Corporation pursuant to Section 2.12(i), and (viii) any fees and expenses to be paid from any Milestone Payment or PRV Payment upon direction of the Shareholders’ Agent pursuant to Section 2.12(i) (the spreadsheet described in this sentence, the “Consideration Spreadsheet”).  The calculations contained in the Consideration Spreadsheet, as delivered by the Company to Parent, shall be made without regard to withholding and shall be used to determine the amounts to be paid at the Closing pursuant to this Article II (and the Proportionate Shares of the Effective Time Holders specified therein shall be used to allocate payments to be made to or by the Effective Time Holders after the Closing).  For the avoidance of doubt, the Consideration Spreadsheet shall not include any payments to be made under the Series B Additional Purchase Price Agreement.

Section 2.13                             No Further Ownership Rights in Company Capital Stock.  At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of any shares of Company Capital Stock on the records of the Company.

From and after the Effective Time, the Cashed-Out Holders and the holders of shares of Company Capital Stock (and Company Investor Options and Company Warrants) outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided for herein or by applicable Legal Requirements.  If, after the Effective Time, shares of Company Capital Stock (or Company Options or Company Warrants) are presented to the Exchange Agent, Parent or the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

Section 2.14                             Lost, Stolen or Destroyed Certificates.  In the event that any Company Certificates shall have been lost, stolen or destroyed, Parent shall cause to be paid in exchange for such lost, stolen or destroyed Company Certificates, upon the making of an affidavit of that fact by the holder thereof as provided in the such holder’s Letter of Transmittal, such payment of consideration as may be required pursuant to this Article II; provided, however, that Parent or the Exchange Agent may, in its reasonable discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Company Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to the Company Certificates alleged to have been lost, stolen or destroyed.

Section 2.15                             Taking of Necessary Action; Further Action.  If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of Parent, the Company and the Surviving Corporation are fully authorized in the name of their respective entities or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Section 2.16                             Tax Withholding.  Each of Parent, Merger Sub, the Surviving Corporation and the Exchange Agent, as the case may be, shall be entitled to deduct and withhold from the merger consideration payable hereunder, or other payment otherwise payable pursuant to this Agreement, the amounts required to be deducted and withheld under the Code, or any provision of any U.S. federal, state, local or non-U.S. Tax law.  Parent, Merger Sub, the Surviving Corporation and the Exchange Agent shall use commercially reasonable efforts to reduce or eliminate any such withholding, including by requesting any appropriate Tax forms such as IRS Form W-9 or the appropriate series of IRS Form W-8, as applicable, or any similar information, from the recipients of payments deliverable under this Agreement.  Any amounts so withheld shall be paid over to the appropriate Governmental Entity.  To the extent that any amounts so deducted and withheld are paid over to the appropriate Tax Authority in accordance with applicable Tax law, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to such holder in respect of whom such deduction and withholding was made.

Section 2.17                             Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) imposed on any Person with respect to the transactions contemplated by this Agreement shall be borne and paid by such Person.

Section 2.18                             Cashed-Out Holders.  On the Closing Date and each date that a Milestone Payment or the PRV Payment is due, Parent shall deliver (a) to the Surviving Corporation, the amount of cash payable to the Cashed-Out Holders pursuant to this Article II (including Section 2.12(h)) in respect of such payment, which, within two (2) Business Days thereafter, Parent shall cause the Surviving Corporation to pay to the applicable Cashed-Out Holders (through its payroll system, in the case of Cashed-Out Holders who received their Company Plan Options or Company RSUs in their capacities as employees), and (b) to the Exchange Agent, the number of shares of Parent Common Stock (which shall be in non-certificated book-entry form unless a physical certificate is requested) pursuant to this Article II issuable to the Cashed-Out Holders in respect of such payment, which Parent shall cause the Exchange Agent to issue to the applicable Cashed-Out Holders pursuant to Parent’s exchange agent agreement with the Exchange Agent.  It is condition precedent to each Cash-Out Holder’s receipt of the shares of Parent Common Stock to which such Cashed-Out Holder is entitled pursuant to Section 2.10(a)(i) that such Cashed-Out Holder deliver to Parent a duly-executed Lock-Up Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the schedule prepared and signed by an appropriate officer of the Company delivered to Parent prior to the execution of this Agreement setting forth specific exceptions to the Company’s representations and warranties set forth herein (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Merger Sub as set forth below.  Each exception set forth in the Company Disclosure Schedule is identified by reference to the specific section or subsection of this Agreement and relates only to such section or subsection unless the applicability to another section or subsection of the Disclosure Schedule is reasonably apparent.

Section 3.1                                    Organization, Standing and Power.

(a)                                 The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Company has all necessary corporate power and authority to own its properties and to carry on its business as now conducted and as currently contemplated to be conducted.  The Company is duly qualified to transact business and is in good standing in all jurisdictions in which the nature of its respective business or of its respective properties makes such qualification necessary and where the failure to qualify and be in good standing would not be a Company Material Adverse Effect.  Section 3.1(a) of the Company Disclosure Schedule sets forth a true and complete list of each jurisdiction in which the Company is qualified to do business as a foreign corporation.  The Company has delivered a true and correct copy of its governing documents, as amended to date and in full force and effect on the date hereof, to Parent.  The Company is not in violation of any of the provisions of its governing documents.

(b)                                 Except as disclosed in Section 3.1(b) of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

Section 3.2                                    Capitalization.

(a)                                 The authorized capital stock of the Company consists of (i) 36,000,000 shares of Company Common Stock, and (ii) 22,110,974 shares of Company Preferred Stock, of which 16,000,000 shares are designated as Series A Preferred Stock and of which 6,110,974 shares are designated Series B Preferred Stock.  As of the date hereof, (a) 6,905,767 shares of Company Common Stock, 16,000,000 shares of Series A Preferred Stock and 6,110,972 shares of Series B Preferred Stock are issued and outstanding; (b) 2,334,000 shares of Company Common Stock are reserved for issuance under the Company Stock Plan; (c) 1,474,814 shares of Company Common Stock are subject to issuance pursuant to outstanding Company Plan Options issued under the Company Stock Plan; (d) 1,596,280 shares of Company Common Stock are subject to issuance pursuant to outstanding Company Investor Options; (e) 550,000 shares of Company Common Stock are subject to issuance pursuant to outstanding Company RSUs issued under the Company Stock Plan; (f) 250,000 shares of Company Common Stock are subject to issuance pursuant to outstanding Company Warrants; (g) 22,110,972 shares of Company Common Stock are reserved for issuance upon conversion of Company Preferred Stock; and (h) 413,953 shares of Company Common Stock are held in the treasury of the Company.  All shares of outstanding Company Capital Stock are, and all shares of Company Capital Stock that may be issued pursuant to the exercise of outstanding Company Plan Options, Company Investor Options, Company RSUs or Company Warrants or the conversion of Company Preferred Stock will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable.  The rights, preferences and privileges of the Company Capital Stock are as set forth in the Company Certificate of Incorporation and the Shareholder Agreements, and the Proportionate Shares comply with the requirements of the Company Certificate of Incorporation and the Shareholder Agreements.  Since the date of the filing of the Company Certificate of Incorporation, there has not occurred any event that would cause any adjustment or readjustment in the applicable conversion price of the Company Preferred Stock or Company Warrants.  As of the Closing, the issued and outstanding Company Capital Stock, Company Plan Options, Company Investor Options, Company RSUs and Company Warrants (including the shares subject to issuance pursuant to such outstanding Company Plan Options, Company Investor Options, Company RSUs and Company Warrants), together with the holders thereof and their Proportionate Shares, will be as set forth on the Consideration Spreadsheet.

(b)                                 Except as set forth above and in Sections 3.2(d) of the Company Disclosure Schedule, (i) there are no shares of capital stock or any other securities of the Company authorized, issued or outstanding; (ii) other than the Company Warrants and as set forth in the Shareholder Agreements, there are no existing options, warrants, calls, preemptive rights, Indebtedness having general voting rights or debt convertible into securities having such voting rights (“Voting Debt”) or subscriptions or other rights, agreements, arrangements or commitments of any character (including any shareholder rights plan or similar plan commonly referred to as a “poison pill”) relating to the issued or unissued capital stock of the Company obligating the Company to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company to make any payment linked to the value of the capital stock of the Company or the sale price of the Company, or obligating the Company to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment; (iii) there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire the Company Common Stock, or other capital stock of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other entity; and (iv) all equity compensation awards issued by the Company have been made in all material respects in accordance with applicable Legal Requirements.

(c)                                  Except for the Shareholder Agreements, there are no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of the capital stock of the Company.  Following the Effective Time, no Person will have any right to receive capital stock of the Surviving Corporation.

(d)                                 Section 3.2(d) of the Company Disclosure Schedule sets forth a true and complete list as of the date hereof of each holder of record of (i) Company Capital Stock and the number and class of such securities owned by each such holder, (ii) Company Options, including the class and number of shares of Company Capital Stock subject to each such option, the exercise or vesting schedule, the exercise price per share, the date of issuance, the expiration date, and whether each such option is an incentive stock option or a nonqualified stock option, (iii) Company RSUs (each of which was issued to such holder in such holder’s capacity as an employee of the Company), including the class and number of shares of Company Capital Stock subject to each such restricted stock unit, the vesting schedule and the date of issuance, and (iv) Company Warrants, including the class and number of shares of Company Capital Stock subject to each such warrant, the exercise or vesting schedule, the exercise price per share, the date of issuance, the expiration date.

(e)                                  Each grant of Company Options, Company RSUs and Company Warrants was validly issued and properly approved by the Board of Directors of the Company (or a duly authorized committee or subcommittee thereof) in compliance with all applicable Legal Requirements.  As of the Effective Time, no holder or former holder of Company Options, Company RSUs or Company Warrants will have any right to receive, except as provided in Article II, shares of capital stock or other securities of Parent or any cash payment from Parent or the Surviving Corporation, in each case in respect of Company Options, Company RSUs or Company Warrants, as applicable.  The treatment of the Company Options, Company RSUs and Company Warrants in the Merger, as set forth in Section 2.10, complies with the terms of such Company Options, Company RSUs and Company Warrants, as applicable, and, in the case of the Company Plan Options and Company RSUs, the Company Stock Plan.

Section 3.3                                    Authority.

(a)                                 The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Shareholder Consent, to consummate the transactions contemplated hereby and thereby.  Assuming the due authorization, execution and delivery by Parent and Merger Sub and subject to receipt of the Shareholder Consent, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated hereby.  Assuming the due authorization, execution and delivery by Parent and Merger Sub, this Agreement has been duly executed and delivered by the Company and constitute the valid and binding obligations of the Company enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by the effect, if any, of (i) any applicable bankruptcy, reorganization, insolvency, moratorium or other Legal Requirements affecting the enforcement of creditors’ rights generally, and (ii) general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

(b)                                 The execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated hereby does not (i) conflict with, or result in any breach or violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or obligation or loss of any benefit under any provision of the Company Certificate of Incorporation, the Company Bylaws or the Shareholder Agreements, (ii) conflict with, or result in any breach or violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or obligation or loss of any benefit under, assuming the consents, waivers and approvals set forth in Section 3.3(b)(ii) of the Company Disclosure Schedule are duly obtained, any Contract to which the Company is a party or to which any of their respective properties or assets are bound, (iii) result in the creation or imposition of any Lien upon any properties or assets of the Company, (iv) cause the suspension or revocation of any Company Authorization or (v) subject to the exceptions set forth in the sentence that immediately follows, conflict with, or result in any breach or violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or obligation or loss of any benefit under any Legal Requirement applicable to the Company or any of its respective assets, except in the case of clauses (ii)-(v) above, as would not be a Company Material Adverse Effect.  Except for (a) the filing and recordation of the Certificate of Merger and the related certificate of incorporation of the Surviving Corporation in accordance with the requirements of the DGCL and (b) compliance by the Company with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), no notice to, filing with, and no permit, authorization, consent or approval of, any arbitrator, court, nation, government, any state, locality, or other political subdivision thereof or any authority, agency, or other entity exercising executive, legislative, judicial regulatory, taxing or administrative functions of, or pertaining to, government (a “Governmental Entity”) is necessary for the consummation by the Company of the transactions contemplated by this Agreement.

(c)                                  The Company Board has unanimously (i) adopted and approved this Agreement and the Merger, (ii) determined that the transactions contemplated herein and therein are advisable and in the best interests of the Company Shareholders and on terms that are fair to such Company Shareholders and (iii) resolved to recommend that the Company Shareholders approve this Agreement and the Merger, and none of the aforesaid actions by the Company Board has been amended, rescinded or modified.

(d)                                 The affirmative vote or written consent of (i) the holders of a majority of the outstanding shares of Company Common Stock and Company Preferred Stock, voting together as a single class, (ii) the holders of at least the majority of the outstanding shares of Series A Preferred Stock, voting as a single class, and (iii) the holders of at least the majority of the outstanding shares of Series B Preferred Stock, voting as a single class, are the only votes or written consents of any class or series of the Company Capital Stock necessary to approve this Agreement, the Merger and the other transactions contemplated hereby, including under the DGCL, the Company Certificate of Incorporation, the Company Bylaws, and the Shareholder Agreements (such votes together, the “Required Vote”).  The Shareholder Consent will satisfy the Required Vote.

(e)                                  Notwithstanding anything to the contrary herein, the Company makes no representation or warranty with respect to the Series B Additional Purchase Price Agreement, the subject matter thereof or the transactions contemplated thereby, including with respect to compliance with, or authorization or enforceability under, any Legal Requirement, the Company Certificate of Incorporation, the Company Bylaws or any of the Shareholder Agreements.

Section 3.4                                    Financial Statements. Attached hereto as Section 3.4 of the Company Disclosure Schedule are true, correct and complete copies of the Financial Statements.  Each of the Financial Statements (including in all cases the notes and schedules thereto, if any) (i) is accurate and complete in all material respects; (ii) is consistent with the books and records of the Company; (iii) is prepared in accordance with United States generally accepted accounting principles (“GAAP”) consistently applied throughout the periods covered thereby; and (iv) presents fairly and accurately in all material respects the consolidated financial position of the Company as at such dates and the results of operations, stockholders’ equity and cash flows of the Company for such periods on a consolidated basis, subject in the case of the Interim Financial Statements to normal year-end adjustments, none of which would be material, individually or in the aggregate, and the absence of footnotes.  Since December 31, 2014, there has been no material change in any accounting policies, principles, methods or practices, including any change with respect to the Company’s policy for accounting for reserves (whether for bad debts, contingent liabilities or otherwise), of the Company.  No audit firm has ever declined or indicated its inability to issue an opinion with respect to any financial statements of the Company (except with respect to matters that were promptly corrected by the Company).

Section 3.5                                    Absence of Certain Changes.  Since December 31, 2014, (a) the Company has not suffered any Company Material Adverse Effect and (b) through the date of this Agreement, except as and to the extent set forth in the Financial Statements or in Section 3.5 of the Company Disclosure Schedule, the Company has conducted its business in the ordinary course consistent with past practice and has not taken any action that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.2.

Section 3.6                                    Absence of Undisclosed Liabilities.  Except for (a) non-material liabilities incurred (i) in the ordinary course of business consistent with past practice since December 31, 2014 and (ii) under Contracts, including Contracts entered into after the date hereof in compliance with this Agreement, (b) liabilities under Company Contracts (other than for breach or non-performance) and (c) unknown contingent liabilities that are specifically within the subject matter of any representation and warranty in this Article III that is qualified to the Knowledge of the Company and of which are not within the Knowledge of the Company, the Company has no liabilities (whether contingent or absolute, direct or indirect, known or unknown to the Company or matured or unmatured or otherwise) that are not reserved or reflected in the Interim Financial Statements (including the notes thereto).  There are no material off balance sheet arrangements to which the Company is a party or otherwise involving the Company.  Except as set forth in Section 3.6 of the Company Disclosure Schedule, the Company has no Indebtedness.

Section 3.7                                    Litigation.  As of the date hereof, there is no material Proceeding pending or, to the Knowledge of the Company, threatened against the Company, any of its respective properties or any of its respective officers or directors (in their capacities as such).  As of the date hereof, there is no Proceeding pending or, to the Knowledge of the Company, threatened against the Company which seeks to, or would reasonably be expected to, restrain, enjoin, or delay the consummation of any of the transactions contemplated by this Agreement or which seeks damages in connection therewith, and no injunction or any type has been entered or issued.

Section 3.8                                    Restrictions on Business Activities.  There is no agreement, understanding, judgment, injunction, order or decree binding upon the Company which has or would reasonably be expected to have the effect of prohibiting or impairing any current business practice of the Company in any material respect, any acquisition of property by the Company or the conduct of business by the Company as currently conducted or as the Company would currently propose it be conducted had it not entered into this Agreement (including with respect to the development and commercialization of Zorblisa).  Except as set forth in Section 3.8 of the Company Disclosure Schedule, the Company is not party to or bound by any Contract containing any covenant, and the Company is not bound by any judgment, injunction, order or decree, (a) prohibiting, impairing or limiting in any material respect the right of the Company to engage or compete in any line of business, to make use of any Company Intellectual Property, to compete with any Person or acquire any property, (b) granting any exclusive distribution rights, (c) providing “most favored nations” or other preferential pricing terms for any Company products (including Zorblisa), or (d) which otherwise adversely affects or would reasonably be expected to adversely affect the right in any material respect of the Company to sell, distribute, design or develop any Company products (including Zorblisa) or Company Intellectual Property.

Section 3.9                                    Compliance with Legal Requirements; Governmental Authorization.  Except with respect to Legal Requirements covered in Section 3.20(a), (a) The Company is and has been in compliance in all material respects with all Legal Requirements and Company Authorizations applicable to the Company or its assets, properties or businesses; (b) no written notice, charge, claim, action or assertion has been received by the Company, no event has occurred and, to the Knowledge of the Company, no circumstance exists and no notice, charge, claim, action or assertion has been filed, commenced or threatened against the Company that (with or without notice or lapse of time) (i) may constitute or result in a violation by the Company of, or a failure on the party of the Company to comply in any material respect with, any Legal Requirement or Company Authorization applicable to the Company or its assets, properties or businesses or (ii) may give rise to any material obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any curative action of any nature with respect to any Legal Requirements or Company Authorizations; and (c) the Company has not received any written notification from any Governmental Entity or any other Person asserting that (i) the Company is not in compliance in any material respect with any Legal Requirement or Company Authorization applicable to the Company or its assets, properties or businesses or (ii) the Company may have an obligation to undertake, or to bear all or any portion of the cost of, any curative action of any nature with respect to any Legal Requirements or Company Authorizations that would be material to the Company.  Except as would not be a Company Material Adverse Effect, the Company possesses all Company Authorizations necessary to conduct the Company’s business in each jurisdiction (federal, state, and local, including foreign) in which the Company has conducted business, and Section 3.9 of the Company Disclosure Schedule contains a true and complete list of all such Company Authorizations. All such Company Authorizations are in full force and effect, in all material respects, and there are no actions pending or, to the Knowledge of the Company, threatened that seek the revocation, cancellation, suspension or adverse modification thereof.  The Company has not been subject to any material penalty, assessment, audit or enforcement action by a Governmental Entity.

Section 3.10                             Title to Property.  The Company has good and marketable title to all of its material properties, interests in properties, Intellectual Property and assets that the Company purports to own (tangible and intangible), including all the properties and assets reflected on the Audited Balance Sheet or acquired after the date of the Audited Balance Sheet, free and clear of all Liens.

Section 3.11                             Intellectual Property.

(a)                                 Section 3.11(a) of the Company Disclosure Schedule sets forth a correct and complete list of all (i) issued Patents and Patent applications, (ii) Trademark registrations and applications, (iii) Copyright registrations and applications, and (iv) material Software, in each case which is owned by the Company in any jurisdiction in the world.  The Company is the sole and exclusive beneficial and, with respect to applications and registrations (including Patents), record owner of all of the Intellectual Property items set forth in Section 3.11(a) of the Company Disclosure Schedule, and all such Intellectual Property that is registered is subsisting, valid and enforceable.

(b)                                 Section 3.11(b) of the Company Disclosure Schedule sets forth a true, correct, and complete list of all Contracts (i) pursuant to which the Company (A) is granted or obtains or agrees to obtain any right to use any material Intellectual Property (other than standard form Contracts granting rights to use readily available shrink wrap or click wrap Software having a replacement cost and annual license fee of less than $50,000 for all such related Contracts in the aggregate), (B) is restricted in its right to use or register any material Intellectual Property, or (C) permits or agrees to permit any other Person, to use, obtain, enforce, or register any material Intellectual Property, including any license agreements, coexistence agreements, and covenants not to sue, and (ii) that would require Parent to license, assign, or make available its or its Affiliates’ (other than Company) Intellectual Property to any other Person, or restrict the use by Parent or its Affiliates of such Intellectual Property as a result of the transactions contemplated hereby, in the case of each of clauses (i) and (ii), excluding all non-disclosure, material transfer, clinical trial and similar Contracts (each of the foregoing Contracts, a “Company IP Contract”).

(c)                                  Except as set forth in Section 3.11(c) of the Company Disclosure Schedule:

(i)                                     The Company owns, or has a valid right to use, or can develop or obtain rights to use on commercially reasonable terms, free and clear of all Liens, all Intellectual Property used or held for use in the business of the Company, including all rights used in Zorblisa, as currently conducted or, to the Knowledge of the Company, as the Company would currently propose it be conducted had it not entered into this

Agreement (including with respect to the development and commercialization of Zorblisa).

(ii)                                  The conduct of the business of the Company (including the products and services of the Company), as currently conducted, as conducted in the past (3) three years and, to the Knowledge of the Company, as the Company would currently propose it be conducted had it not entered into this Agreement (including with respect to the development and commercialization of Zorblisa) does not infringe, misappropriate, or otherwise violate, and has not infringed, misappropriated, or otherwise violated, in each case in a manner that is or would be material to the Company, any Person’s Intellectual Property, and there has been no such claim asserted or threatened in writing (including in the form of offers or invitations to obtain a license) in the past three (3) years against the Company or, to the Knowledge of the Company, any other Person.  This Section 3.11(c)(ii) constitutes the sole and exclusive representation and warranty of the Company with respect to the infringement, misappropriation or other violation of any other Person’s Intellectual Property.

(iii)                               To the Knowledge of the Company, no Person is materially infringing, misappropriating, or otherwise violating any Intellectual Property owned, used, or held for use by the Company, and no such claims have been asserted or threatened in writing against any Person by the Company or, to the Knowledge of the Company, any other Person, in the past three (3) years.

(iv)                              There has been no claim asserted or threatened in writing by any Person against the Company challenging the scope, validity, or enforceability of any applications or registrations for Patents or Trademarks owned by the Company.  The Company has not granted any Person any right to control the prosecution or registration of any material Intellectual Property owned by the Company or to commence, defend, or otherwise control any claim with respect to such Intellectual Property.

(v)                                 The Company takes reasonable measures to protect the confidentiality of material Trade Secrets, including requiring all Persons having access thereto to execute written non-disclosure agreements.  To the Knowledge of the Company, there has not been any disclosure of any material Trade Secret of the Company (including any such information of any other Person disclosed in confidence to the Company) to any Person in a manner that has resulted or is likely to result in the loss of such Trade Secret or other rights in and to such information.

(vi)                              Each current and former employee and officer of the Company has executed a proprietary information and inventions agreement substantially in the form made available to Parent prior to the date hereof, and no current or former employee or officer of the Company has excluded works or inventions from his or her assignment of inventions pursuant to such employee’s or officer’s proprietary information and inventions agreement.

(vii)                           No current or former partner, director, stockholder, officer, or employee of the Company will, after giving effect to the transactions contemplated hereby, own, license, or retain any proprietary rights of the Company in and to Intellectual Property owned, used, or held for use (including for defensive purposes) by the Company.

(viii)                        No funding, facilities or personnel of any Governmental Entity were used, directly or indirectly, to develop or create, in whole or in part, any Intellectual Property rights of the Company.

(ix)                              The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’s right to own, use, or hold for use any of the Intellectual Property as owned, used, or held for use (including for defensive purposes) as of the date hereof.

(x)                                 The Company has at all times complied in all material respects with all applicable Legal Requirements, as well as its own rules, policies, and procedures, relating to privacy, data protection, and the collection and use of personal information collected, used, or held for use by or on behalf of the Company.  No claims have been asserted or threatened in writing against the Company alleging a violation of any Person’s privacy or personal information or data rights and the consummation of the transactions contemplated hereby will not breach or otherwise cause any violation of any Legal Requirement or procedure related to privacy, data protection, or the collection and use of personal information collected, used, or held for use by or on behalf of the Company.  The Company takes reasonable measures to ensure that such information is protected against unauthorized access, use, modification, or other misuse.

Section 3.12                             Environmental Matters.

(a)                                 The Company is in compliance in all material respects with all Environmental Laws, which compliance includes the possession by the Company of all Company Authorizations required under all Environmental Laws, and material compliance with the terms and conditions thereof.

(b)                                 There is no Environmental Claim pending or, to the Knowledge of the Company, threatened against the Company or against any Person whose liability for any Environmental Claim the Company has retained or assumed either contractually or by operation of law, except as would not be a Company Material Adverse Effect.

(c)                                  Except as would not be a Company Material Adverse Effect, there are no circumstances, conditions or incidents, including the presence of any Material of Environmental Concern, that would reasonably be expected to form the basis of any Environmental Claim against the Company or against any Person whose liability for any Environmental Claim the Company has retained or assumed either contractually or by operation of law.

Section 3.13                             Taxes.

(a)                                 The Company has duly filed or caused to be filed, in a timely manner with the appropriate Tax Authorities, all federal income Tax Returns and all other material Tax

Returns required to be filed (determined with regard to any timely extensions).  Each such Tax Return filed or required to be filed is true, correct, and complete in all material respects, and all income and other material Taxes (regardless of having been shown as due on any Tax Return) have been timely paid in full, or an adequate reserve has been established therefor.  No extensions of time to file any Tax Returns are pending.

(b)                                 The amount of the liability of the Company for unpaid Taxes does not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) reflected in the Financial Statements for all periods ending on or before the date of such financial statements.

(c)                                  There are no liens for material Taxes on any of the assets of the Company except for liens for Taxes not yet due and payable.

(d)                                 The Company is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement, or any other contract, obligation, understanding or agreement to pay the Taxes of any other Person or to pay the Taxes with respect to transactions relating to any other Person (other than a Non-Tax Commercial Agreement).

(e)                                  There are no agreements or waivers extending the statutory period of limitation applicable to any Taxes of the Company for any period.  There is no power of attorney given by or binding upon the Company with respect to Taxes for any period for which the statute of limitations (including any waivers or extensions) has not yet expired.

(f)                                   No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending, being conducted or threatened in writing with respect to the Company.

(g)                                  The Company has not received from any foreign, federal, state or local Tax Authority (including jurisdictions where the Company has not filed Tax Returns) any written notice indicating an intent to open an audit or other review, request for information relating to material Tax matters, or notice of material deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Tax Authority against the Company, in each case, other than with respect to a matter that has been resolved in full. No claim has ever been made in writing by a Tax Authority in a jurisdiction in which the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(h)                                 The Company has never been a member of a consolidated, combined, affiliated or unitary group. The Company does not have any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirements), as a transferee or successor, by Contract, by operation of any Legal Requirement or otherwise.

(i)                                     The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period ending after the Closing as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing, (ii) closing agreement (as described in Section 7121 of the Code) executed on or prior to the Closing, (iii) installment sale or open transaction disposition made on or prior to the Closing, (iv) prepaid amounts received on or prior to the Closing or (v) intercompany transactions undertaken on or prior to the Closing Date.

(j)                                    The Company has not engaged in any reportable transactions that were required to be disclosed pursuant to Section 6011 of the Code and the Treasury Regulations promulgated thereunder.

(k)                                 The Company has delivered or made available to Parent copies of the federal and state income Tax Returns and all foreign Tax Returns relating to the Company (and amended Tax Returns, revenue agents’ reports, and other notices from the Internal Revenue Service or other Tax Authorities) for each of the preceding five (5) taxable years.  The Company shall promptly deliver or make available to Parent copies of all other Tax Returns and other reports and statements made or received by or on behalf of any of the Company that relate to Taxes arising during such periods, including income tax audit reports, statements of income or gross receipts tax, franchise tax, sales tax and transfer tax received by or on behalf of the Company.

(l)                                     The Company has not been a “controlled corporation” or a “distributing corporation” in any distribution of stock qualifying for tax-free treatment under Section 355 of the Code occurring during the two-year period ending on the date hereof, or as part of a plan (or series of related transactions) that includes the Merger.

(m)                             The Company is not and has not been a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(n)                                 The Company has complied in all material respects with all applicable Legal Requirements, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any non-U.S. laws) and has, within the time and the manner prescribed by law, withheld and paid over to the proper Tax Authorities all amounts required to be so withheld and paid over under applicable Legal Requirements.

(o)                                 Notwithstanding anything herein to the contrary, this Section 3.13 contains the sole representations concerning Taxes of the Company.

Section 3.14                             Employee Benefit Plans.

(a)                                 Section 3.14 of the Company Disclosure Schedule lists, with respect to the Company and any trade or business (whether or not incorporated) which is treated as a single employer with the Company (an “ERISA Affiliate”) within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (ii) each loan to any non-officer employee, and loans to officers and directors, in each case that was made by the Company and is currently outstanding, and any stock option, stock purchase, phantom stock, stock appreciation right, restricted stock unit, supplemental retirement, severance, termination, change in control, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs, agreements or arrangements, (iii) all bonus, profit sharing, savings, deferred compensation, equity compensation or incentive plans, programs, agreements or arrangements, (iv) other material fringe or employee benefit plans, programs, agreements or arrangements, (v) any current or former offer letters or employment or executive compensation or severance agreements, written or otherwise, for the benefit of, or relating to, any present or former employee, consultant or director of the Company, in each case, to the extent currently effective or sponsored by the Company or any ERISA Affiliate, or with respect to which the Company or any ERISA Affiliate has or may have any current or future liability (whether current or contingent), and excluding the payment of regular wages or salary in the ordinary course of business, and (vi) all plans, programs, agreements and arrangements provided to any current or former director, officer, employee or consultant of the Company employed in a jurisdiction outside the U.S. (together, the “Company Employee Plans”); provided that Section 3.14 of the Company Disclosure Schedule (but not the definition of “Company Employee Plans”) may exclude offer letters for at-will employment and option grant documents for options listed in Section 3.2(d) of the Company Disclosure Schedule.

(b)                                 The Company has provided to Parent a true, correct and complete copy of each of the Company Employee Plans and related material plan documents (including trust documents, insurance policies or Contracts, employee booklets, summary plan descriptions and summary of material modifications) and has, with respect to each Company Employee Plan which is subject to ERISA reporting requirements, made available copies of the Form 5500 reports filed for the last three (3) plan years.  Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has either (i) obtained from the IRS a favorable determination letter as to its qualified status under the Code or (ii) has established such Company Employee Plan intended to be qualified under Section 401(a) of the Code under a standardized or non-standardized prototype plan for which an Internal Revenue Service opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer.  The Company has also furnished or made available to Parent the most recent IRS determination, notification, advisory, or opinion letter issued with respect to each such Company Employee Plan, and nothing has occurred since the issuance of each such letter which would reasonably be expected to cause the loss of the tax-qualified status of any Company Employee Plan subject to Code Section 401(a).

(c)                                  None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any Person, except as required by applicable Legal Requirements.  To the Knowledge of the Company, there has been no non-exempt “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Company Employee Plan.  Each Company Employee Plan has been established and administered in all material respects in accordance with its terms and in compliance with the requirements prescribed by any and all applicable statutes, rules and regulations (including ERISA and the Code).  Neither the Company nor any of its ERISA Affiliates is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Company Employee Plans.  All contributions required to be made by the Company or any of its ERISA Affiliates to any Company Employee Plan have in all material respects been made on or before their due dates.  With respect to each Company Employee Plan, no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the 30 day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 or

ERISA has occurred.  Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms, without material liability to Parent, the Company or any of its ERISA Affiliates (other than ordinary administrative expenses typically incurred in a termination event).  No suit, administrative proceeding, action or other litigation has been brought, or, to the Knowledge of the Company, is threatened, against or with respect to any such Company Employee Plan, including any audit or inquiry by the IRS, the United States Department of Labor or any other local Tax Authority other than requests for payments in the ordinary course or requests for qualified domestic relations orders and other routine claims for benefits.

(d)                                 Each Company Employee Plan that is a “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1)) has in all material respects been operated since January 1, 2005 in good faith compliance with Code Section 409A and the regulations and guidance in respect thereto and in compliance with Code Section 409A and the regulations and guidance in respect thereto after December 31, 2008.  No Company Option has an exercise price that has been or may be less than, the fair market value of the underlying stock as of the date such option was granted as determined by the Board of Directors of the Company in accordance with Section 422 of the Code in the case of incentive stock options or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option, in each case, determined in accordance with the regulations and guidance under Code Section 409A.

(e)                                  Neither the negotiation, execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) entitle any current or former employee, director or other service provider of the Company or any ERISA Affiliates to severance benefits or any other similar termination payment, except as expressly provided in this Agreement, (ii)  increase any benefits otherwise payable by the Company under any Company Employee Plan or (iii) except as expressly provided in Section 2.10, accelerate the time of payment or vesting of Company Options, Company RSUs, or any other benefit, or otherwise increase the amount of compensation due any such employee, director or service provider.

(f)                                   There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any ERISA Affiliates relating to, or change in participation or coverage under, any Company Employee Plan that would materially increase the expense of maintaining such Company Employee Plan above the level of expense incurred with respect to that Company Employee Plan for the most recent fiscal year included in the Financial Statements.

(g)                                  Neither the Company nor any of its ERISA Affiliates maintains, sponsors, participates in or contributes to, nor have such entities ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) which is subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code.

(h)                                 Neither the Company nor any of its ERISA Affiliates is a party to, or has made any contribution to or otherwise incurred any obligation to contribute to, any “multi employer plan” as defined in Section 3(37) of ERISA.

(i)                                     Neither the Company nor any ERISA Affiliate is obligated to make any parachute payments as such term is defined in Section 280G of the Code, and neither is a party to any agreement that is reasonably likely to obligate it, or any successor in interest, to make any parachute payments that will not be deductible under Section 280G of the Code.  Neither the Company nor any ERISA Affiliate is obligated to make reimbursement or gross-up payments to any Person in respect to excess parachute payments. Section 3.14(i) of the Company Disclosure Schedule lists each person who the Company reasonably believes is, with respect to the Company and/or any ERISA Affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined as of the date hereof.

Section 3.15                             Labor and Employee Matters.

(a)                                 The Company is and has been in compliance in all material respects with all applicable Legal Requirements respecting employment, discrimination in employment, terms and conditions of employment, termination of employment, wages, hours, overtime classification, occupational safety and health, employee whistle-blowing, immigration, overtime classification, employee privacy, employment practices and classification of employees, consultants and independent contractors, disability rights or benefits, plant closures and layoffs, workers’ compensation, labor relations, employee leave issues and unemployment insurance, and is not engaged in any material unfair labor practice, as defined in the National Labor Relations Act or other applicable Legal Requirements.

(b)                                 The Company has withheld all amounts required by applicable Legal Requirements or by Contract to be withheld from the wages, salaries, and other payments to employees or consultants; and is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing.  The Company is not liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business, consistent with past practice).  There are no pending claims against the Company under any worker’s compensation plan or policy or for long term disability.

(c)                                  There are no lawsuits, claims, demands, proceedings, charges, complaints or controversies pending or threatened, against or by the Company involving any of their respective present or former employees, consultants, independent contractors or applicants.  The Company has not received notice of, nor to the Knowledge of the Company does any Governmental Entity responsible for the enforcement of labor or employment laws intend to conduct, an investigation with respect to the Company, and no such investigation is in progress.

(d)                                 The Company has not at any time been a party to any collective bargaining agreement or similar agreement with any labor organization or works council, or work rules or practices agreed to with any labor organization, works council or employee association applicable to employees of the Company.  None of the employees of the Company are represented by any labor organization, trade union or works council and, to the Knowledge of the Company, there have been no union or works council organizing activities or proceedings among any of its employees, nor does any question concerning representation exist concerning such employees.

(e)                                  There is no labor strike, material labor dispute, corporate campaign, work slowdown, work stoppage or lockout actually pending, or threatened against or affecting the Company and, to the Knowledge of the Company, during the last three years there has not been any such collective action.

(f)                                   The Company has made available to Parent true and complete copies of personnel manuals, handbooks, policies, and material rules and procedures applicable to employees of the Company.

(g)                                  To the Knowledge of the Company, no employees of the Company are in violation of any term of any employment Contract, invention assignment agreement, patent disclosure agreement, non-competition agreement, non-solicitation agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company because of the nature of the business conducted by the Company or to the use of Trade Secrets or proprietary information of others.  The employment of each of the employees of the Company is “at-will” and, except as required by applicable Legal Requirements, the Company does not have any obligation to provide any particular form or period of notice prior to terminating the employment of any of its employees.

(h)                                 Section 3.15(h) of the Company Disclosure Schedule sets forth a true and complete list of (i) the names, titles, work location, overtime classification and current salaries of all employees, directors and elected and appointed officers of the Company, and (ii) each employee of the Company who is on a leave of absence from work (and the basis of such leave).  No employee or officer of the Company has given notice to the Company, nor does the Company have Knowledge, that any such employee or officer intends to terminate his or her employment with the Company.

(i)                                     Except as set forth on the Company Disclosure Schedule, no Person has any agreement with the Company under which that Person acts as an independent contractor, consultant, or in a similar capacity for the Company whether on a full time or a part time or retainer basis or otherwise.

Section 3.16                             Related Party Transactions.  Except as set forth on Section 3.16 of the Company Disclosure Schedule, the Company is not indebted to any Related Party (except for current amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such Person is indebted to the Company.  Except as set forth on Section 3.16 of the Company Disclosure Schedule, to the Knowledge of the Company, no Related Party owns or holds, directly or indirectly, any interest in (excepting holdings solely for passive investment purposes of securities of publicly held and traded entities constituting less than five percent (5%) of the equity of any such entity), or is an officer, director, employee or consultant of, any Person that is a bona fide competitor, lessor, lessee, customer or supplier of the Company.  No officer, director or Company Shareholder (a) owns or holds, directly or indirectly, in whole or in part, any Company Intellectual Property, (b) has any claim, charge, action or cause of action against the Company, except for claims for reasonable reimbursement of expenses, accrued vacation pay or accrued benefits under any employee benefit plan existing on the date hereof (or as set forth on Section 3.16 of the Company Disclosure Schedule), (c) has made, on behalf of the Company, any payment or commitment to pay any commission, fee or other amount to, or to purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any other Person of which such Related Party is a partner or shareholder (except holdings solely for passive investment purposes of securities of publicly held and traded entities constituting less than five percent (5%) of the equity of any such entity) or (d) has any interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of the Company.

Section 3.17                             Leased Property.  Section 3.17 of the Company Disclosure Schedule sets forth a complete list of the real property leased by the Company and a description of the terms of each lease (the “Lease Agreements”), including the current landlord and tenant.  In all material respects, each Lease Agreement is legal, valid, binding and enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by the effect, if any, of (i) any applicable bankruptcy, reorganization, insolvency, moratorium or other Legal Requirements affecting the enforcement of creditors’ rights generally, and (ii) general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity) and in full force and effect and has not been modified.  The Company has a valid and binding leasehold interest in, and enjoys peaceful possession of, the real property described in Section 3.17 of the Company Disclosure Schedule.  The Company leases no real property other than the real property subject to the Lease Agreements.  There are no material disputes, material oral agreements, or forbearance programs in effect as to the Lease Agreements.  There are no existing defaults by the Company or, to the Knowledge of the Company, any other party under any Lease Agreement, and, to the Knowledge of the Company, no event has occurred that (with the giving of notice, lapse of time or both) would constitute a material default or material breach under any Lease Agreement or permit the termination, modification or acceleration of rend under any Lease Agreement.  The Company has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or any of its rights under any Lease Agreement, and the leasehold estate created by each such lease is free and clear of all Liens.  The Company is not engaged in any negotiation for the reviewing of the rent payable under any Lease Agreement.  The Company does not, and has never, owned any direct or indirect interest in real property.

Section 3.18                             Insurance.  The Company has policies of insurance and bonds of the type and in the amounts that are commercially reasonable for Persons conducting businesses or owning or leasing assets similar to those of the Company.  Section 3.18(i) of the Company Disclosure Schedule contains a complete list of the material policies and Contracts of insurance maintained by the Company other than employee benefit plans listed in Section 3.14 of the Company Disclosure Schedule.  All such policies and bonds are in full force and effect, all premiums due and payable to date under all such policies and bonds have been paid and the Company is otherwise in material compliance with the terms of such policies and bonds.  There is no claim pending under any such policies or bonds as to which coverage has been denied or disputed by the underwriters of such policies or bonds.  The Company has not received any notice of cancellation or non-renewal of any such policies or bonds from any of its insurance carriers, nor to the Knowledge of the Company, is the termination of any such policies or bonds threatened.  The Company has not received any notice from any of its insurance carriers that any insurance premiums will be increased in the future or that any insurance coverage presently provided will not be available to the Company in the future on substantially the same terms as now in effect (in each case, other than general increases not specifically related to the Company).  Except as disclosed on Section 3.18(ii) of the Company Disclosure Schedule, none of such policies or bonds provides for any retrospective premium adjustment, experience-based liability or loss-sharing arrangement affecting the Company.

Section 3.19                             Product Liability.  As of the date hereof, there are no Proceedings pending or, to the Knowledge of the Company, threatened against the Company arising out of any injury to individuals or property as a result of the ownership, possession or use of any products in development, developed, manufactured, sold or delivered by the Company or with respect to any services rendered by the Company or relating to any alleged hazard or alleged defect in design, manufacture, materials or workmanship, including any failure to warn or alleged breach of express or implied warranty or representation, relating to any product developed, manufactured, sold or delivered by or on behalf of the Company.  To the Knowledge of the Company, there does not exist any facts that would reasonably be expected to give rise to any such liability.

Section 3.20                             Regulatory Matters.

(a)                                 Zorblisa is being and has been developed, tested, manufactured, stored, imported, exported, and distributed in compliance in all material respects with all applicable Legal Requirements, including (i) the FDCA, any other Legal Requirements governing research, development, investigational use, marketing approval, record keeping, reporting, testing, manufacturing, storage, importation, transportation, handling, distribution or export of pharmaceutical products, (ii) all Legal Requirements similar to the foregoing within any other federal, state, local or foreign jurisdiction and (iii) all rules and regulations issued under such Legal Requirements, including those relating to good laboratory practice, good clinical practice, record keeping, establishment registration or licensing, investigational use, marketing approval, filing of reports, protection of human subjects, humane care and use of laboratory animals, and good manufacturing practice.

(b)                                 The Company is not subject to any pending or, to the Knowledge of the Company, threatened Proceeding by the FDA alleging that any operation or activity of the Company is in violation of the FDCA or any other Legal Requirement, or any equivalent Governmental Entity outside the U.S. pursuant to any foreign Legal Requirement

(c)                                  The Company has made available to Parent as of the date of this Agreement a complete and correct copy of each Investigational New Drug application or the equivalent submitted to the FDA and EMA with respect to Zorblisa, including all supplements and amendments thereto.  Subject to the completion of ongoing studies, the trial master files for the SD-005 and SD-006 trials are complete and comply with International Committee for Harmonization/Good Clinical Practices requirements.

(d)                                 All pre-clinical and clinical investigations, studies, and trials, and all other studies and tests conducted by or on behalf of the Company have been, and if still pending are being, conducted in compliance in all material respects, to the extent applicable, with research protocols, good laboratory practices, good clinical practices, and all applicable Legal Requirements, including the FDCA and FDA’s implementing regulations, including FDA standards for conducting non-clinical laboratory studies, for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials and all Legal Requirements restricting the use and disclosure of health information.  No clinical trial conducted by or on behalf of the Company has been terminated or suspended prior to completion and, to the Knowledge of the Company, there are no facts that could give rise to such a termination or suspension.  Neither the FDA, nor any other applicable Governmental Entity, institutional review board or independent monitoring committee that has or has had jurisdiction over, any pre-clinical or clinical trial conducted by or on behalf of the Company, has commenced or, to the Knowledge of the Company, threatened to initiate any action to place a clinical hold order on, or otherwise terminate or suspend, any proposed or ongoing clinical investigation conducted or proposed to be conducted by or on behalf of the Company. Section 3.20(d) of the Company Disclosure Schedule lists all clinical trial investigatory sites for Zorblisa, identifying as to each such site whether the Company has conducted a regulatory and quality assessment and audit of such site.  All material observations resulting from such regulatory and quality assessments and audits by the Company have been or are in the process of being remediated.

(e)                                  The Company has timely filed all reports, statements, documents, registrations, filings, amendments, supplements and submissions required to be filed by it under applicable Legal Requirements.  Each such filing complied and complies in all material respects with applicable Legal Requirements and was true, complete and correct in all material respects as of the date of submission, and any legally necessary or required updates, changes, corrections, amendments, supplements or modifications to such filings have been submitted to the applicable Governmental Entity.

(f)                                   The Company is not subject to any pending or, to the Knowledge of the Company, threatened Proceeding by the FDA or the Department of Health and Human Services Office of Inspector General or Department of Justice pursuant to the Federal Healthcare Program Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b) or the Federal False Claims Act (31 U.S.C. § 3729), or by any equivalent Governmental Entity outside the U.S. pursuant to any comparable foreign Legal Requirement.

(g)                                  The Company has complied in all material respects with all applicable security and privacy standards under (i) the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, including the regulations promulgated thereunder, (ii) any comparable foreign Legal Requirements relating to the security or privacy of medical information, and (iii) any applicable state privacy Legal Requirements.

(h)                                 All manufacturing operations conducted for the benefit of the Company have been and are being conducted in material compliance with applicable Legal Requirements, including, to the extent applicable, the provisions of the FDA’s current good manufacturing practice regulations, and the respective counterparts thereof promulgated by Governmental Entities in countries outside the U.S. To the Knowledge of the Company (provided that, for this purpose, no obligation of “due inquiry” shall apply), none of the Company’s contract manufacturers of Zorblisa has received an FDA Form 483 or other Governmental Entity notice of inspectional observation, “warning letter” or “untitled letter” in connection with the manufacturing services it provides with respect to Zorblisa.

(i)                                     To the Knowledge of the Company, no data generated by the Company with respect to Zorblisa that has been provided to any third party or otherwise made public is the subject of any regulatory or other action, either pending or threatened, by any Governmental Entity relating to the truthfulness or scientific adequacy of such data.

(j)                                    The Company has not committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” or any such similar policies, or for any foreign Governmental Entity to invoke a similar policy. None of the Company, or any of its Representatives, has been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment or exclusion under applicable Legal Requirements, including 21 U.S.C. § 335a, and § 1128 of the Social Security Act of 1935.  No Proceedings that would reasonably be expected to result in such a material debarment or exclusion of the Company are pending or, to the Knowledge of the Company, threatened against the Company or any of its Representatives.

(k)                                 The Company is not a party to any corporate integrity agreement, monitoring agreement, consent decree, settlement order, or similar agreement with, or imposed by, any Governmental Entity.

(l)                                     Zorblisa has received (i) breakthrough therapy designation under the FDCA and (ii) orphan drug designation pursuant to the Orphan Drug Act and the comparable foreign Legal Requirements in the European Union, and to the Knowledge of the Company no fact or condition exists that would reasonably be expected to lead to the loss of such breakthrough therapy designation or orphan drug designation.

Section 3.21                             Books and Records.  Except to the extent such books and records relate to consideration of a strategic transaction that ultimately led to the execution and delivery of this Agreement, the books and records of the Company made available to Parent contain a complete and accurate copy of the minutes of all meetings of directors (including committees thereof) and shareholders and all actions by written consent since the time of incorporation of the Company, as the case may be, through the date of this Agreement, and reflect all transactions and other corporate actions referred to in such minutes accurately in all material respects.

Section 3.22                             Internal Controls.  The Company maintains, and at all times since January 1, 2013 has maintained, a system of internal controls over financial reporting which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company that could have a material effect on its financial statements.  The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal controls over financial reporting for the fiscal year ended December 31, 2013 and 2014, and such assessment concluded that such controls were effective.

Section 3.23                             Brokers’ and Finders’ Fees.  Except for J.P. Morgan Securities LLC, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

Section 3.24                             Company Contracts.

(a)                                 Except for the Contracts described in Section 3.24 and Section 3.11(b) of the Company Disclosure Schedule, as of the date of this Agreement, the Company is not a party to or bound by any Company Contract. For the purposes of this Agreement, “Company Contracts” means:

(i)                                     any continuing Contract for the purchase of materials, supplies, equipment or services involving, in the case of any such Contract more than $150,000 annually or $500,000 over the life of the Contract;

(ii)                                  any Contract relating to the acquisition by the Company of any material assets, operating business or capital stock of any other Person, the participation in a joint venture or similar arrangement with any other Person or the making of any other investment in any other Person;

(iii)                               any Contract with any Governmental Entity;

(iv)                              any trust indenture, mortgage, promissory note, loan agreement or other Contract or instrument for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;

(v)                                 any Contract for capital expenditures, or the acquisition or construction of fixed assets, which requires future payments in excess of $150,000 individually, or in excess of $500,000 in the aggregate;

(vi)                              any Contract pursuant to which the Company is required to (with or without the satisfaction of any conditions), or obtains or grants any material rights (including any options or rights of negotiation) to, undertake the development or commercialization of any pharmaceutical product or technology, or any material interest therein;

(vii)                           any Contract involving the lease of real property;

(viii)                        any Contract with a Related Party except the grant of Company Options or, Company RSUs or Company Warrants or Contracts relating to terms of employment;

(ix)                              other than any Contract entered into in the ordinary course of business consistent with past practice, any agreement of guarantee, support, indemnification (specifically identifying those Contracts involving Intellectual Property that include indemnification provisions in Section 3.24(a)(ix) of the Company Disclosure Schedule), assumption or endorsement, or any similar Contract with respect to the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person;

(x)                                 any strategic alliance, joint development, joint marketing, partnership or similar Contracts;

(xi)                              any material Contract that entitles any Person to any right of notice, novation, waiver, consent or approval, as the case may be, in connection with the consummation of the transactions contemplated by this Agreement;

(xii)                           any Contract material to the development, manufacturing, approval or commercialization of Zorblisa, except for non-disclosure, transfer, clinical trial and similar Contracts entered into in the ordinary course of business consistent with past practice;

(xiii)                        any Contract containing any covenant limiting (or purporting to limit) in any material respect the right of the Company (i) to engage in any line of business or geographic or therapeutic area, (ii) to develop, market or distribute products or services, or (iii) to compete with any Person;

(xiv)                       any Contract for the lease of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property with future payments exceeding $150,000 annually or $500,000 over the remaining life of such Contract; or

(xv)                          any employment agreement, severance agreement or change in control agreement or Contract with any current or former director, officer, employee, consultant, advisor or agent of the Company, other than those that are terminable at-will by the Company on no more than thirty (30) days’ notice without liability or financial obligation for such termination.

(b)                                 Except as would not have a material impact on the business of the Company, (i) the Company is not, and to the Knowledge of the Company no other party is, in breach or violation of, or in default under, any Company Contract, (ii) each Company Contract is a valid and binding agreement of the Company and, to the Knowledge of the Company, the other parties thereto, enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles, (iii) to the Knowledge of the Company, no event has occurred which would result in a breach or violation of, or a default under, any Company Contract (in each case, with or without notice or lapse of time or both), (iv) each Company Contract (including all modifications and amendments thereto and waivers thereunder) is in full force and effect with respect to the Company and, to the Knowledge of the Company, with respect to the other parties thereto, and (v) true, correct, and complete copies of each Company Contract have been delivered or made available to Parent.

Section 3.25                             Bank Accounts.  Section 3.25 of the Company Disclosure Schedule identifies all bank and brokerage accounts of the Company, whether or not such accounts are held in the name of the Company, lists the respective signatories therefor and lists the names of all individuals holding a power of attorney from the Company with respect to such accounts.

Section 3.26                             Foreign Corrupt Practices and International Trade Sanctions.  Neither the Company, nor any of its Representatives has, in connection with the operation of the Company’s businesses (a) used any corporate or other funds directly or indirectly for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or any other Person, or established or maintained any unlawful or unrecorded funds in material violation of the Foreign Corrupt Practices Act of 1977, as amended, or any other similar applicable Legal Requirement (including any laws enacted pursuant to the OECD Convention on Combating Bribery of Foreign Public Officials), or (b) violated or operated in noncompliance, in any material respect, with any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign Legal Requirements, including the regulations enacted by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), which prohibit transactions involving parties located in countries subject to comprehensive economic sanctions by OFAC or parties identified on OFAC’s Specially Designated Nationals and Blocked Persons List.

Section 3.27                             Exclusivity of Parent Representations; No Reliance.  The representations and warranties of Parent set forth in Article IV constitute the sole and exclusive representations and warranties of Parent in connection with the transactions contemplated hereunder, and each of the Company and the Shareholders’ Agent (on behalf of the Effective Time Holders) understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by Parent, and none of the Company or the Shareholders’ Agent is relying or has relied on any representations or warranties whatsoever regarding the subject matter of this Agreement or in connection with the transactions contemplated hereby, express or implied, except for the representations and warranties expressly set forth in Article IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as disclosed in the Parent SEC Documents filed or furnished by Parent with or to the SEC since January 1, 2015 and at least three (3) Business Days prior to the date hereof (excluding any disclosures set forth in any section entitled “Risk Factors” or “Forward-Looking Statements” or in any other section to the extent they are forward-looking statements or cautionary, nonspecific, predictive or forward-looking in nature), Parent represents and warrants to the Company as set forth below.

Section 4.1                                    Organization, Standing and Power.  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware.  Each of Parent and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and, in jurisdictions where such concept is recognized, is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Parent Material Adverse Effect.  Parent and Merger Sub are not in violation of any of the provisions of their respective certificate of incorporation or bylaws, except as would not have a Parent Material Adverse Effect.

Section 4.2                                    Authority.

(a)                                 Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  Assuming the due authorization, execution and delivery by the Company and the Shareholders’ Agent, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent or Merger Sub, as the case may be, and no other corporate action on the part of Parent or Merger Sub is necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Parent and Merger Sub and constitute the valid and binding obligations of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, except to the extent that enforceability may be limited by the effect, if any, of (i) any applicable bankruptcy, reorganization, insolvency, moratorium or other Legal Requirements affecting the enforcement of creditors’ rights generally, and (ii) general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

(b)                                 The execution and delivery by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby does not conflict with, or result in any breach or violation of, or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation or obligation or loss of any benefit under (i) any provision of the certificate of incorporation or bylaws of Parent or Merger Sub, (ii) any mortgage, indenture, lease, contract, agreement, instrument or understanding to which Parent or Merger Sub is a party or to which any of their respective properties or assets is bound or (iii) subject to the exceptions set forth in the sentence that immediately follows, any Legal Requirement applicable to either Parent or Merger Sub or any of their respective properties or assets, except in the case of clauses (ii) and (iii) above, as would not be a Parent Material Adverse Effect.  Except for (a) the filing and recordation of the Agreement, the Certificate of Merger and the related certificate of incorporation of the Surviving Corporation in accordance with the requirements of the DGCL and (b) compliance by Parent with the HSR Act, no notice to, filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement.

Section 4.3                                    Interim Operations of Merger Sub.  Merger Sub was formed by Parent solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.  Merger Sub has no liabilities and, except for a subscription agreement pursuant to which all of its authorized capital stock was issued to Parent, is not a party to any agreement other than this Agreement, the agreements contemplated herein and agreements with respect to the appointment of registered agents and similar matters.

Section 4.4                                    SEC Reports; Parent Financial Statements.

(a)                                 Parent has filed or furnished all reports, schedules, forms, statements and other documents required to be filed or furnished by it with or to the SEC since January 1, 2014

(together with all exhibits, financial statements and schedules thereto and all information incorporated therein by reference, the “Parent SEC Documents”).  As of its filing (or furnishing) date or, if amended, as of the date of the last such amendment, each Parent SEC Document complied when filed or furnished (or, if applicable, when amended) in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be. As of its filing date or, if amended, as of the date of the last such amendment, each Parent SEC Document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each Parent SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective prior to the date of this Agreement, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made in light of the circumstances under which they were made, not misleading.

(b)                                 Parent is a Well Known Seasoned Issuer as defined in Rule 405 under the Securities Act and is eligible to use Form S-3 to register its equity securities under the Securities Act for resale on a continuous basis on an automatic shelf registration statement that will become effective immediately pursuant to Rule 462(e) and (f) upon filing with the SEC.

(c)                                  There are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Parent SEC Documents.  To the knowledge of Parent, none of the Parent SEC Documents is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case, regarding any accounting practices of Parent.

(d)                                 The Parent Financial Statements, which have been derived from the accounting books and records of Parent and its subsidiaries, comply as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods presented, except as otherwise noted therein. The consolidated balance sheets (including the related notes) included in the Parent Financial Statements present fairly in all material respects the consolidated financial position of Parent and its subsidiaries as at the respective dates thereof, and the consolidated statements of income, consolidated statements of stockholders’ equity and consolidated statements of cash flows (in each case including the related notes) included in such Parent Financial Statements present fairly in all material respects the consolidated results of operations, stockholders’ equity and cash flows of Parent and its subsidiaries for the respective periods indicated, except as otherwise noted therein and subject, in the case of interim unaudited financial statements, to normal, recurring year-end adjustments.

(e)                                  Parent maintains, and at all times since January 1, 2014 has maintained, a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of Parent; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Parent that could have a material effect on its financial statements.  Parent’s management has completed an assessment of the effectiveness of Parent’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2014, and such assessment concluded that such controls were effective.

(f)                                   Parent maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act that are designed to ensure that all information required to be disclosed in Parent’s reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to enable each of the principal executive officer of Parent and the principal financial officer of Parent to make the certifications required under the Exchange Act with respect to such reports.

Section 4.5                                    Parent Common Stock.  All shares of Parent Common Stock to be issued in connection with the Merger (including in connection with the Closing or any Milestone Payment or the PRV Payment) will be, when issued in accordance with the terms of this Agreement, duly authorized, validly issued, fully paid and nonassessable and subject to no preemptive or similar rights and issued in compliance with all applicable federal and state securities laws.

Section 4.6                                    Capitalization.  As of July 29, 2015, the authorized capital stock of Parent consisted of (a) 250,000,000 shares of Parent Common Stock, of which (i) 118,618,119 shares were issued and outstanding, (ii) no shares have been reserved for issuance upon exercise of common stock warrants, none of which are outstanding, (iii) 2,473,913 shares have been reserved for issuance under Parent’s Amended and Restated 2007 Equity Incentive Plan, (iv) 90,797 shares have been reserved for issuance under Parent’s Amended and Restated 2007 Director Option Plan, and (v) 200,000 shares have been reserved for issuance under Parent’s 2007 Employee Stock Purchase Plan; and (b) 10,000,000 shares of preferred stock, none of which is outstanding.  23,625,280 is the number of shares of Parent Common Stock that represents 19.9% of the number of shares of Parent Common Stock outstanding on the trading day immediately before the date hereof.  All issued and outstanding shares of Parent’s capital stock have been duly authorized and validly issued, and are fully paid and nonassessable, and, to the extent any noncompliance would result in rights of rescission that have not been extinguished under any statute of limitation, were issued in compliance with all applicable federal and state securities laws.  As of the date hereof, there are no preemptive or similar rights on the part of any holder of any class or securities of Parent.  As of the date hereof, except as set forth in the SEC Documents or as described or referred to above, there are no securities convertible into or exchangeable for, or options, warrants, calls, subscriptions, rights, contracts, commitments, or understandings of any kind to which Parent is a party or by which it is bound obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold additional shares of its capital stock or other voting securities of Parent.  As of the date hereof, there are no outstanding agreements of Parent to repurchase, redeem or otherwise acquire any shares of its capital stock.

Section 4.7                                    Litigation.  As of the date hereof, there is no Proceeding pending or, to the Knowledge of Parent, threatened, against Parent or any Parent subsidiary, that would be a Parent Material Adverse Effect or seeks to, or would reasonably be expected to, restrain, enjoin or delay the consummation of any of the transactions contemplated by this Agreement or which seeks damages in connection therewith, and no injunction of any type has been entered or issued.

Section 4.8                                    Absence of Certain Events and Changes.  Since the date of Parent’s Quarterly Report on Form 10-Q for the quarter ended on June 30, 2015: (a) Parent has conducted its business in the ordinary course consistent with past practice; and (b) Parent has not suffered a Parent Material Adverse Effect.

Section 4.9                                    Intellectual Property.  Parent owns, or has exclusive valid right to use, all material Intellectual Property used in or necessary for the conduct of the business of Parent.  No claims have been asserted by a third party in writing in the past three (3) years (a) alleging that the conduct of the business of Parent has infringed or misappropriated any Intellectual Property rights of such third party in any material manner, or (b) challenging the validity of any material Intellectual Property right of Parent.  To the knowledge of Parent, no third party is misappropriating or infringing any material Intellectual Property right of Parent. Parent has taken commercially reasonable steps to protect its rights in its material Intellectual Property.

Section 4.10                             Compliance with Applicable Law.  Parent has all material permits, licenses, franchises, authorizations, orders and approvals of, and has made all material filings, applications and registrations with, Governmental Entities that are required in order to permit Parent to own or lease properties and assets and to carry on its business as presently conducted that are material to Parent.  Parent has complied and is in compliance in all material respects with all Legal Requirements applicable to it that relate to its business, including compliance with the Foreign Corrupt Practices Act of 1977, as amended, or any other similar applicable Legal Requirement (including any laws enacted pursuant to the OECD Convention on Combating Bribery of Foreign Public Officials). Parent has not received any written notice alleging material noncompliance, and, to the knowledge of Parent, Parent is not under investigation with respect to, or threatened to be charged with, any material violation of any applicable Legal Requirements.

Section 4.11                             Brokers’ and Finders’ Fees.  Except for Leerink Partners LLC, Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or the transactions contemplated hereby for which the Company or any Effective Time Holder shall have any liability.

Section 4.12                             Financing.  Parent has as of the date hereof, and will have at the Closing Date, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make all of the cash payments hereunder to be paid by Parent or the Surviving Corporation on the Closing Date or within two (2) Business Days thereafter (taking into account cash held by the Surviving Corporation as of the Closing, as shall be set forth in the Consideration Spreadsheet).  Parent will have on each other date that a cash payment is due under this

Agreement, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make each such cash payment as and when due as required by this Agreement.

Section 4.13                             Exclusivity of Company Representations; No Reliance; Forward-Looking Information.

(a)                                 The representations and warranties of the Company set forth in Article III constitute the sole and exclusive representations and warranties of the Company in connection with the transactions contemplated hereunder, and each of Parent and Merger Sub understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Company, and neither Parent nor Merger Sub is relying or has relied on any representations or warranties whatsoever regarding the subject matter of this Agreement or in connection with the transactions contemplated hereby, express or implied, except for the representations and warranties expressly set forth in Article III.

(b)                                 In connection with the due diligence investigation of the Company by Parent and its Representatives, Parent and its Representatives have received and may continue to receive after the date hereof from the Company and its Representatives certain estimates, projections, forecasts, business plans and other forward-looking information, as well as certain business plan information, regarding the Company and its businesses and operations. Parent and Merger Sub hereby acknowledge the uncertainty and inherent risks in relying on such information and agree that neither the Company nor any of its Representatives has made or is making any express or implied representation or warranty with respect to any such information.

ARTICLE V

CONDUCT PRIOR TO THE CLOSING DATE

Section 5.1                                    Conduct of Business of the Company.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, the Company shall (except to the extent expressly contemplated by this Agreement or as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed)) (a) carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and (b) use commercially reasonable efforts consistent with past practice and policies to preserve its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, clinical trial investigators and managers of its clinical trials, and others having business dealings with it, to the end of preventing its goodwill and ongoing businesses from being substantially impaired at the Effective Time.

Section 5.2                                    Restriction on Conduct of Business of the Company.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except to the extent expressly contemplated by this Agreement, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not do or cause, any of the following:

(a)                                 Charter Documents.  Make any amendments to the Company Certificate of Incorporation or the Company Bylaws or organize any subsidiary or acquire any capital stock or other securities, or equity or ownership interest in the business, of any other Person;

(b)                                 Dividends; Changes in Capital Stock.  Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock, or split, combine or reclassify any Company Capital Stock or issue (except as permitted by Section 5.2(d)) or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock, or repurchase or otherwise acquire, directly or indirectly, any shares of Company Capital Stock;

(c)                                  Company Contracts.  Enter into any Contract that would have been a Company Contract if entered into prior to the date hereof, or violate, amend, terminate or otherwise modify or waive, in each case, any of the material terms of any of its Company Contracts;

(d)                                 Issuance of Securities.  Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any Company Capital Stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such securities or other convertible securities, other than the issuance of Company Capital Stock pursuant to the exercise of Company Warrants or Company Options vested at the time and outstanding as of the date of this Agreement;

(e)                                  Intellectual Property.  (i) Transfer or agree to transfer to any Person any material rights to Company Intellectual Property, (ii) acquire or agree to acquire any material right to use any Intellectual Property (other than standard form Contracts granting rights to use readily available shrink wrap or click wrap Software having a replacement cost and annual license fee of less than $150,000 for all such related Contracts, (iii) abandon, permit to lapse or otherwise dispose of any material Company Intellectual Property, (iv) fail to use commercially reasonable efforts to file and prosecute any patent applications included in the Company Intellectual Property, (v) divulge, furnish to or make accessible any material trade secrets included in the Company Intellectual Property or any third party Intellectual Property material to the Company to any third party who is not subject to a written agreement to maintain the confidentiality of such trade secrets, or (vi) make any material change in any Company Intellectual Property;

(f)                                   Indebtedness.  Incur any Indebtedness or guarantee any such Indebtedness;

(g)                                  Liens.  Mortgage, pledge or encumber any assets that are material to the Company;

(h)                                 Leases.  Enter into any lease with respect to any real property or terminate, amend, modify or waive, in each case, any material rights under any Lease Agreement;

(i)                                     Capital Expenditures.  Make any capital expenditures, capital additions or capital improvements in excess of $150,000 individually or in excess of $500,000 in the aggregate;

(j)                                    Insurance.  Fail to keep in full force and effect, in all material respects, the Company’s current insurance policies or other comparable insurance with respect to the business of the Company, or reduce the amount of any insurance coverage provided by existing insurance policies;

(k)                                 Employees; Employee Benefit Plans; New Hires; Pay Increases.  Terminate, adopt, amend in any material respect or fund any Company Employee Plan, except as required by applicable Legal Requirements, or accelerate payment under any Company Employee Plan or hire any new key employee, terminate any key employee, commit to pay any special bonus, retention or special remuneration to any current or former employee, consultant or director that is not paid prior to the Effective Time or included in the Company Fees and Expenses or increase the salaries, wage rates or other benefits of any of its current or former employees, consultants or directors, accelerate the vesting of any remuneration (other than as provided in Section 2.10 or otherwise with respect to incentive stock options under the Company Stock Plan that will not remain outstanding after the Closing), enter into collective bargaining agreement, trade union agreement or similar agreement or arrangement under which any employee or consultant would be subject or would otherwise receive any benefit or forgive any loans to any current or former employee, consultant or director; terminate any of the Company’s employees other than in the ordinary course of business consistent with past practice, or engage in any employee layoffs; or grant or pay any change in control, severance or termination pay (i) to any current or former director or officer or (ii) to any other employee except payments made pursuant to standard written binding agreements outstanding on the date hereof and heretofore delivered to Parent, that are paid prior to the Effective Time or that are included in the Company Fees and Expenses;

(l)                                     Litigation.  Initiate or settle any litigation except for the commencement of legal action (i) in such cases where the Company in good faith determines that failure to commence or settle such suit would result in the impairment of a valuable aspect of its business; provided that it consults with Parent prior to the commencement or settlement of such a suit (except to the extent such consultation would result in the loss of attorney-client privilege), or (ii) for a breach of this Agreement;

(m)                             Acquisitions.  Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or, otherwise acquire or agree to acquire any assets, in each such case which are material, individually or in the aggregate, to the Company’s business, taken as a whole, or acquire any real property;

(n)                                 Dispositions.  Sell, assign, transfer lease, sublease, license or otherwise dispose of or encumber any of its real property or any of its other properties or assets, material to its business, individually or in the aggregate, except for dispositions in the ordinary course of business consistent with past practice;

(o)                                 Taxes.  Make, revoke or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any amendment to a Tax Return, enter into any closing agreement, settle or compromise any claim or assessment in respect of Taxes, forgo any Tax refunds or consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes;

(p)                                 Accounting Policies and Procedures.  Make any change to its accounting methods, principles, policies, procedures or practices, except as may be required by GAAP;

(q)                                 Agreements with Shareholders.  Enter into, modify or amend any agreements with any Company Shareholder in a manner that would reasonably be expected to be adverse to the Surviving Corporation or Parent;

(r)                                    Bankruptcy.  File a petition in bankruptcy, make an assignment for the benefit of creditors or file a petition seeking reorganization or arrangement or other action under federal or state bankruptcy laws;

(s)                                   Correspondence with Governmental Entities.  Engage in material correspondence or consultation with the FDA, EMA, PMDA or similar Governmental Entity without providing Parent written notice and opportunity to consult, in each case, to the extent permissible under applicable Legal Requirements;

(t)                                    Clinical Trial.  Make any material amendments or modifications to the Protocol, including changes to the number of patients; and

(u)                                 Other.  Agree in writing or otherwise to take any of the actions described in Sections 5.2(a) through Section 5.2(t) above.

Section 5.3                                    No Solicitation.

(a)                                 No Solicitation.  Until the earlier of the Effective Time or the termination of this Agreement, the Company shall not, and shall not authorize or permit any of its Representatives to, directly or indirectly (i) initiate, solicit, facilitate or encourage (including by way of furnishing information), or take any action to facilitate any inquiry or the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Acquisition Proposal, (ii) propose, enter into or participate in negotiations or discussions with, or provide any information or data to, any Person (other than Parent, Merger Sub or any of their respective Representatives) relating to any Acquisition Proposal, (iii) make or authorize any statement, recommendation or solicitation in support of, or approve, any Acquisition Proposal or (iv) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal.  Upon execution of this Agreement, the Company shall, and shall cause its Representatives to, immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal.

(b)                                 Notification.  The Company will promptly, and in any event within twenty-four (24) hours, notify Parent after receipt of any Acquisition Proposal or any notice that any Person is considering making an Acquisition Proposal or any request for information in connection with an actual or potential Acquisition Proposal relating to the Company or for access to the properties, books or records of the Company by any Person that has advised the Company that it may be considering making, or that has made, an Acquisition Proposal and will keep

Parent timely informed in all material respects of the status and details of any such Acquisition Proposal notice, request or any correspondence or communications related thereto and shall provide Parent with a true and complete copy of such Acquisition Proposal notice or request or correspondence or communications related thereto, if it is in writing, or a written summary thereof (which shall include the identity of the person considering or proposing such Acquisition Proposal and the material terms thereof), if it is not in writing.  The Company shall not provide any information concerning the Company to any party making or considering making an Acquisition Proposal, except to respond that the Company will not engage in discussions or provide information with respect thereto or in connection with any ongoing matters unrelated to such Acquisition Proposal.  Neither the Company Board nor any committee thereof shall (1) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation by the Company Board or any such committee of this Agreement or the Merger, (2) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (3) enter into any agreement with respect to any Acquisition Proposal.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1                                    Access to Information; Notification of Certain Matters.

(a)                                 The Company shall afford Parent and its Representatives reasonable access during normal business hours during the period prior to the Closing to (i) all of the properties, books, Tax Returns, Contracts, commitments and records, patent application files and personnel of the Company and (ii) all other information concerning the business of the Company and its respective properties and personnel as Parent may reasonably request.

(b)                                 No information or knowledge obtained in any investigation pursuant to this Section 6.1 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the transactions contemplated hereby.

(c)                                  From the date hereof until the Closing, the Company, on the one hand, and Parent, on the other hand, shall give prompt notice to the other upon learning of (i) the occurrence or non-occurrence of any event whose occurrence or non-occurrence, as the case may be, would reasonably be likely to cause either (A) any representation or warranty contained in this Agreement to be untrue or inaccurate such that one of the conditions to Closing set forth in Article VII would be unsatisfied at the Closing Date or (B) any condition set forth in Article VII to be unsatisfied at the Closing Date and (ii) any material failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.1(c) shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the representations or warranties of the parties hereto or the conditions to the obligations of the parties hereto.  If a party fails to notify the other party of a breach of a representation or warranty pursuant to Section 6.1(c)(i)(A), such other party shall only be entitled to bring a claim for breach of such representation or warranty and not a claim for breach of this Section 6.1(c)(i)(A) unless the failure or delay in providing such notice prejudiced the party entitled to receive such notice.

(d)                                 As soon as such information becomes available, and in any event not later than thirty (30) days after the end of each fiscal month, the Company shall provide to Parent an unaudited balance sheet as of the end of such month and the related statements of results of operations and statements of cash flows for such period.  Notwithstanding the foregoing, the Company agrees to provide to Parent and its Representatives copies of the Company’s regularly-prepared internal financial statements promptly upon request, to the extent then available.

Section 6.2                                    Confidentiality.  The parties hereto acknowledge that Parent and the Company have previously executed a confidentiality agreement, dated as of March 12, 2015, by and between Parent and the Company (the “Confidentiality Agreement”).  The parties hereto agree that the terms and conditions of the transactions contemplated hereby, and information exchanged in connection with the execution hereof and the consummation of the transactions contemplated hereby, shall be subject to the Confidentiality Agreement. The Confidentiality Agreement shall terminate and be of no further force or effect as of the Closing.

Section 6.3                                    Public Disclosure.  Prior to the Closing, the Company and its Representatives shall not issue any press release or make any public statement or disclosure regarding the terms of this Agreement or the transactions contemplated hereby without the prior written approval of Parent (which approval shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Legal Requirements and except that the parties shall cooperate in good faith to issue a mutually acceptable press release in connection with Parent’s announcement of the transactions contemplated hereby.

Section 6.4                                    Reasonable Efforts and Further Assurances.

(a)                                 Prior to the Closing, upon the terms and subject to the conditions of this Agreement, Parent, Merger Sub, the Company and the Shareholders’ Agent agree to use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable (subject to any applicable Legal Requirements) to consummate and make effective the Merger and the other transactions contemplated hereby as promptly as practicable, including: (i) the satisfaction of the other parties’ conditions to Closing; (ii) within five (5) Business Days after the date of this Agreement, making all necessary filings under the HSR Act and requesting early termination of the waiting period with respect to such filings, and thereafter making any other required submissions under the HSR Act and satisfying any related governmental requests thereunder in each case as promptly as practicable; and (iii) as promptly as practicable, preparing and filing all other necessary forms, registrations and notices required to be filed to consummate the Merger and the taking of such actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any third party or Governmental Entity. The Company and Parent shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting reasonable additions, deletions or changes suggested in connection therewith.  The Company and Parent shall furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any Legal Requirement in connection with the transactions contemplated by this Agreement.  For the avoidance of doubt, Parent and the Company agree that nothing contained in this Section 6.4(a) shall modify or affect their respective rights and responsibilities under Section 6.4(b).

(b)                                 Subject to the terms hereof, the Company and Parent agree, and shall cause each of their respective Representatives, to cooperate and to use their respective reasonable best efforts to obtain any government clearances or approvals required for the Merger or the other transactions contemplated by this Agreement under the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act and any other Legal Requirement designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”); provided, however, that nothing in this Agreement shall be deemed or be construed to require Parent to take, or agree to take, any action that would result in any Burdensome Condition, and the Company shall not take, or agree to take, any action that would result in any Burdensome Condition without the prior written consent of Parent.  For purposes of this Agreement, a “Burdensome Condition” means making proposals, executing or carrying out agreements (including consent decrees) or submitting to Legal Requirements to divest or hold separate any of Parent’s or the Company’s existing assets or businesses or to discontinue or limit any operations or the conduct of their respective businesses or to procure any such divestment, holding separate, discontinuation or limitation by any of their respective Affiliates, in each case, except as would not impair in any material respect the expected benefits of Parent and its Affiliates from or relating to the transactions contemplated by this Agreement.  Parent shall pay all of the filing fees and other costs and expenses payable to any Governmental Entity under any Antitrust Laws relating to the foregoing and to the transactions contemplated hereby, irrespective of whether the transactions contemplated hereby are consummated.  Except to the extent prohibited by Legal Requirements, (i) the parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, arguments and opinions made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law, (ii) the parties hereto shall give each other party reasonable prior notice of any communication with, and any proposed understanding, undertaking or agreement with, any Governmental Entity regarding any Antitrust Law, (iii) no party hereto shall independently participate in any meeting, or engage in any substantive conversation, with any Governmental Entity in respect of any Antitrust Law without giving the other party prior notice of the meeting or conversation and, unless prohibited by such Governmental Entity, the opportunity to attend or participate. Parent shall take the lead, subject to the Company’s right to participate and consent to material decisions (such consent not to be unreasonably withheld, conditioned or delayed), in determining strategy for and scheduling and conducting any meeting with any Governmental Entity, coordinating any filings, obtaining any necessary approvals, and resolving any investigation or other inquiry of any such agency or other Governmental Entity under the HSR Act or other Antitrust Laws.

(c)                                  From and after the Closing, each of Parent, the Surviving Corporation and the Shareholders’ Agent shall perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other parties hereto may reasonably request (at such other parties’ expense) in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

Section 6.5                                    Tax Matters.

(a)                                 Indemnification.  From and after the Effective Time, the Effective Time Holders severally, and in proportion to their respective Proportionate Shares (to be paid solely by offset against the next Milestone Payment or the PRV Payment, whichever is first), shall indemnify and hold harmless the Parent Indemnified Persons from and against any and all Damages incurred by the Parent Indemnified Persons to the extent arising out of or relating to: (i) the breach or inaccuracy of any representation or warranty contained in Section 3.13; (ii) any breach of any covenant of Effective Time Holders or Shareholders’ Agent contained in this Section 6.5; (iii) Taxes of, or attributable to, the Company for any Pre-Closing Tax Periods; (iv) Taxes attributable to the portion of any Straddle Period that ends on the Closing Date as described in Section 6.5(b); and (v) Taxes payable by the Company in any period by reason of the Company being severally liable for the Tax of any Person pursuant to Treasury Regulation Section 1.1502-6 or any analogous foreign, state or local Tax law in any Pre-Closing Tax Period or pre-closing portion of any Straddle Period, as a transferee or successor, by Contract, by operation of any Legal Requirement or otherwise; provided, however, that the Parent Indemnified Persons shall not be entitled to indemnification under this Section 6.5(a) for any Damages that (x) are Taxes resulting from transactions occurring on the Closing Date after the Closing outside the ordinary course of business (other than as explicitly contemplated by this Agreement), (y) are Taxes taken into account as current liabilities in the Closing Net Working Capital Amount or (z) are Taxes (or an increase in Taxes) resulting from an election made pursuant to Section 338(g) of the Code by Parent or the Surviving Corporation or any other Person with respect to Parent.

(b)                                 Proration of Taxes. The portion of any Tax related to the Company payable with respect to a Straddle Period that is allocable to the portion of the Straddle Period ending on the Closing Date applicable to the Company shall be (i) in the case of property and similar ad valorem Taxes and any other Taxes not described in clause (ii) below, equal to the product of the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that fall on or prior to the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (ii) in the case of sales and similar Taxes, employment Taxes and other Taxes that are readily apportionable based on an actual or deemed closing of the books, computed as if such taxable period ended as of the close of business on the Closing Date.

(c)                                  Refunds or Credits.  Parent shall promptly remit to the Exchange Agent (to be paid to each Effective Time Holder based upon such Effective Time Holder’s Proportionate Share) any refunds or credits of Taxes received by Parent or the Company: (i) relating to the Company for any taxable year or taxable period or portions of a taxable year (described in Section 6.5(b)) ending on or before the Closing Date; or (ii) attributable to an amount paid by the Effective Time Holders or the Shareholders’ Agent for which the Effective Time Holders are responsible. Parent shall be entitled to all other refunds and credits of Taxes.

(d)                                 Tax Returns.  Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for any taxable year or period that ends on or before the Closing Date that are due (including extensions) after the Closing Date and for any Straddle Period.  Those Tax Returns will be prepared in accordance with the Company’s past practice unless Parent determines that past practice was not in accordance with applicable Legal

Requirements.  At least thirty (30) days prior to the filing of each such Tax Return with respect to Pre-Closing Tax Periods or Straddle Periods, Parent shall provide copies of such Tax Return to the Shareholders’ Agent for the Shareholders’ Agent’s review and comment and Parent shall consider in good faith the Shareholders’ Agent’s comments to such Tax Return.  Parent shall be entitled to offset against the next Milestone Payment or the PRV Payment, whichever is first, an amount equal to the Taxes shown as due and payable on such Tax Return to the extent such Taxes are due with respect to the Tax liability of the Company for any Pre-Closing Tax Periods and the portion of any Straddle Period ending on (and including) the Closing Date, except to the extent that any such Taxes were taken into account as current liabilities in the Closing Net Working Capital Amount.

(e)                                  Cooperation.  Parent and the Shareholders’ Agent shall cooperate fully with each other and with each party’s accounting firms and legal counsel, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 6.5 and any audit, litigation or other proceeding with respect to Taxes or pertaining to the transactions contemplated by this Agreement.  The Shareholders’ Agent agrees (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Parent, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Tax Authority, and (ii) to give Parent reasonable written notice prior to transferring, destroying or discarding any such books and records and, if Parent so requests, the Shareholders’ Agent shall allow Parent to take possession of such books and records prior to such transfer, destruction or discarding. Parent and the Shareholders’ Agent further agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any Tax Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated by this Agreement).

(f)                                   Contests.  In the case of any notice of Tax deficiency, proposed Tax adjustment, Tax assessment, Tax audit, Tax examination or other administrative or court proceeding, suit, dispute or other claim with respect to Taxes (a “Tax Claim”) relating to any Tax period ending on or before the Closing Date that, if determined adversely to the Company would be grounds for a claim for indemnity pursuant to this Section 6.5, Parent shall upon receipt of such Tax Claim, promptly, but no later than 15 days, inform the Shareholders’ Agent of such Tax Claim and the Shareholders’ Agent (at its sole cost and expense on behalf of the Effective Time Holders) shall have the right to control the conduct of such Tax Claim and shall have the right to settle such Tax Claim; provided, however, (i) that Parent may fully participate in the dispute of such Tax Claim, (ii) the Shareholders’ Agent shall keep Parent timely informed with respect to the commencement, status and nature of any such Tax Claim and (iii) the Shareholders’ Agent shall not settle, compromise or dispose of any Tax Claim without the consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed.  In the case of any Tax Claim relating to the Taxes of any Straddle Period, Parent and the Shareholders’ Agent may each participate, at their own expense, in the audit or proceeding, and the audit or proceeding shall be controlled by Parent or the Shareholders’ Agent, whichever would bear the burden of the greatest portion of the adjustment; provided, however, that the party controlling the Straddle Period Tax Claim (i) shall not settle such audit or proceeding without the consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed and (ii) shall keep the other party timely informed with respect to the commencement, status and nature of any such Tax Claim. The failure by Parent to provide the notice contemplated by this Section 6.5(f) shall not affect the Effective Time Holders’ indemnification obligations under Section 6.5(a).

(g)                                  Adjustment to Consideration.  Any indemnification payment under this Section 6.5 or Article IX shall, to the extent such payment can be properly so characterized under applicable Tax law, be treated as an adjustment to the consideration payable hereunder.

(h)                                 Pre-Closing Tax Period Actions.  No Parent Indemnified Person will: (i) file or amend any Tax Return of the Company or the Surviving Corporation with respect to any Pre-Closing Tax Period or Straddle Period or (ii) have the Company or the Surviving Corporation make any Tax election that has retroactive effect to any Tax Return for a Pre-Closing Tax Period or Straddle Period, or (iii) agree to extend or waive the statute of limitations with respect to Taxes of the Company or the Surviving Corporation for a Pre-Closing Tax Period or Straddle Period (other than routine or customary extensions), in each case except (x) as permitted by Section 6.5(d), or (y) with the prior written consent of the Shareholders’ Agent (which will not be unreasonably withheld, conditioned or delayed).  Except as required by Legal Requirements, the Company and the Parent, including successors of either, shall take no action out of the ordinary course that would have the effect of accelerating income into a Pre-Closing Tax Period or into the portion of a Straddle Period ending on the Closing Date, or deferring a deduction from a Pre-Closing Tax Period or the portion of a Straddle Period ending on the Closing Date into a subsequent period without the prior written consent of the Shareholders’ Agent (which consent will not be unreasonably withheld, conditioned or delayed).

(i)                                     Survival of Obligations. Notwithstanding anything to the contrary in this Agreement, the obligations set forth in this Section 6.5 shall be unconditional and absolute, shall survive until ninety (90) days after the expiration of the applicable statute of limitations for the Taxes in question and with respect to the representations and warranties set forth in Section 3.13, having regard, without limitation to (A) any waiver given by Parent or the Company in accordance with Section 6.5(h) in respect of the Taxes in question and (B) any entitlement of a Tax Authority to assess or reassess the Company in the event of fraud or misrepresentation attributable to neglect, carelessness or willful default.

Section 6.6                                    Related Party Transactions.  Effective as of the Closing, the Company and the applicable Effective Time Holder(s) agree that all intercompany receivables or payables and loans existing and outstanding as of the Closing Date between the Company and any Related Party shall be settled (whether in the ordinary course of business or by way of capital contribution, gift, distribution, dividend or otherwise) or otherwise cancelled. The Company and the applicable Effective Time Holder (on behalf of itself and its Related Parties) hereby acknowledge and agree that all contracts, agreements, commitments and arrangements between the Company and any Related Party, including the Shareholder Agreements, shall be deemed terminated as of the Closing Date and of no further force or effect, and the applicable Effective Time Holder shall cause each such Related Party not to take any action or assert any claim that is inconsistent with such deemed termination.  Notwithstanding the foregoing, the terms of employment of any Person with the Company shall not be affected by this Section 6.6.

Section 6.7                                    General Benefits of Continuing Employees.

(a)                                 For the twelve (12) month period immediately following the Closing Date, Parent will provide or cause to be provided to those individuals who are employed by the Company immediately prior to the Closing and who continue in their employment with the Company following the Closing (“Continuing Employees”) employee benefits that are, in the aggregate, no less favorable than the employee benefits provided to such employees by the Company immediately prior to the Closing, and Parent and the Company shall include each Continuing Employee’s length of service with the Company for purposes of vesting and eligibility under any applicable employee benefit plan (and for severance and paid time off purposes, also for benefit accrual purposes).

(b)                                 Parent shall cause any and all pre-existing condition (or actively at work or similar) limitations, eligibility waiting periods and evidence of insurability requirements under any Parent employee benefit plans and arrangements to be waived with respect to Continuing Employees, shall provide them with credit for any co-payments, deductibles, and offsets (or similar payments) made under a benefit plan of the Company during the plan year which includes the Closing Date for the purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements under any corresponding Parent employee benefit plans or arrangements in which they are eligible to participate after the Closing Date.

(c)                                  If required to avoid the imposition of Taxes under Section 4999 of the Code or the loss of deduction under Section 280G of the Code with respect to any payment or benefit in connection with the transactions contemplated by this Agreement, the Company will (i) solicit from each “disqualified individual” (as defined in Section 280G(c) of the Code) who has received or may receive any payment or benefits that would constitute a “parachute payment” (within the meaning of Section 280G(b)(2)(A) of the Code) a waiver of such disqualified individual’s rights to some or all of such payments or benefits (the “Waived 280G Benefits”) so that all remaining payments and/or benefits, if any, shall not be “excess parachute payments” (within the meaning of Section 280G of the Code) and (ii) if such waiver is obtained, submit to a vote of the Company Shareholders entitled to vote (in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations) the rights of any such “disqualified individual” to receive the Waived 280G Benefits.

(d)                                 This Section 6.7 shall not require the Company or Parent to continue the employment of any individual following the Closing, nor shall this section be construed as an amendment of any benefit plan of Parent, the Company or any of their respective Affiliates.

Section 6.8                                    Indemnification Obligations to Directors and Officers of the Company.

(a)                                 During the period ending six (6) years after the Effective Time, Parent will ensure that the Surviving Corporation fulfills its obligations to the present and former members of the Company Board and present and former officers of the Company (each, an “Indemnified D&O”) pursuant to the terms of the Company Certificate of Incorporation, Company Bylaws and any indemnification agreements between the Company and an Indemnified D&O set forth in Schedule 6.8(a), in each case, as in effect on the date hereof.

(b)                                 During the period ending six (6) years after the Effective Time, Parent shall maintain in effect the Company’s current directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the Effective Time with respect to those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy on terms with respect to such coverage, and in amount, not less favorable to such persons than those of such policy in effect on the date hereof (or Parent may substitute therefor policies, issued by reputable insurers, of at least the same coverage with respect to matters occurring prior to the Effective Time); provided, however, that in no event shall Parent be required to expend more than an amount per year equal to 250% of current annual premiums paid by the Company, whether expended over time or paid in a lump sum or otherwise, to maintain or procure insurance coverage pursuant to this Section 6.8(b).

(c)                                  Each Indemnified D&O shall be deemed a third party beneficiary of this Section 6.8, and this Section 6.8 shall be enforceable by each Indemnified D&O, his or her heirs and his or her representatives.

Section 6.9                                    Information Statement; Shareholder Consent.

(a)                                 The Company shall, in accordance with the Company Certificate of Incorporation and the Company Bylaws and the applicable requirements of the DGCL (including Sections 228 and 262 of the DGCL), (i) prepare an information statement describing the material terms of this Agreement, the Merger, the other transactions contemplated by this Agreement and the provisions of Section 262 of the DGCL (the “Information Statement”), (ii) within ten (10) days after the date hereof, cause a copy of the Information Statement to be delivered to the physical or electronic address on record for each Company Shareholder who is entitled to vote upon adoption of this Agreement, and (iii) actively solicit from each Company Shareholder who did not sign the Shareholder Consent as of the date hereof an executed joinder to the Shareholder Consent and an accredited investor certificate regarding such Effective Time Holder’s status as an “accredited investor” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act (it being understood that each Company Shareholder that executes the Shareholder Consent shall deliver such certificate with its counterpart signature page to the Shareholder Consent).

(b)                                 Without limiting the generality of the foregoing, if any Company Shareholders party to the Voting Agreement have not executed a joinder to the Shareholder Consent by the time the Information Statement is delivered to the Company Shareholders, the Information Statement shall include the drag-along notice contemplated by Section 1.7 of the Voting Agreement.

(c)                                  Notwithstanding anything to the contrary contained herein, the Company shall deliver to Parent the executed Shareholder Consent by 11:59 p.m. (New York City time) on the date hereof.

Section 6.10                             Registration of Parent Common Stock.

(a)                                 As soon as practicable after the date hereof, Parent shall prepare, and, on the later of (i) the Closing Date and (ii) ten (10) Business Days following the date hereof, Parent shall file with the SEC, and cause to be declared automatically and immediately effective at the time of such filing, one or more registration statements in compliance with the Securities Act (each, a “Registration Statement”) covering the resale of all shares of Parent Common Stock that are to be issued in connection with the payment of the Initial Amount, the Aggregate Series B Preference, the Aggregate Series A Preference and under the Series B Additional Purchase Price Agreement (such shares, together with the shares of Parent Common Stock otherwise issuable hereunder or under the Series B Additional Purchase Price Agreement, the “Registrable Stock”).  On or prior to the payment date of each Milestone Payment and the PRV Payment, as applicable, that Parent intends to pay all or in part in Parent Common Stock, Parent shall prepare and file with the SEC, and use its reasonable best efforts to cause to be declared effective as soon as reasonably practicable after filing, one or more Registration Statements covering the resale of all Registrable Stock to be issued in connection with such payment; provided that, notwithstanding anything to the contrary herein other than the subsequent proviso, in no event may Parent elect to pay any portion of a payment hereunder in Registrable Stock unless the Registration Statement covering such Registrable Stock is effective (and not unavailable pursuant to Section 6.10(d)) as of the applicable payment date; provided, however, that if the failure of the Registration Statement to be so effective is the result of any Effective Time Holder’s or the Shareholders’ Agent’s noncompliance with this Agreement, Parent shall nevertheless be able to make such payment in Registrable Stock and the obligation to register such Registrable Stock shall be suspended until such time as such Effective Time Holder or the Shareholders’ Agent is in compliance with this Agreement (upon which Parent shall cause the applicable Registration Statement to become effective within three (3) Business Days).  Each Registration Statement shall be (x) on Form S-3 (except if Parent fails to meet one or more of the registrant requirements specified in General Instruction I.A. on Form S-3, such registration shall be on another appropriate form in accordance herewith that allows for the Registrable Stock covered thereby to be registered on a delayed and continuous basis) or (y) pursuant to Rule 424(b) under the Securities Act, a prospectus supplement that shall be deemed to be part of an existing “shelf” registration statement in accordance with Rule 430B under the Securities Act and shall permit a delayed or continuous offering.  Parent shall cause all Registrable Stock to be listed on NASDAQ and to comply with the listing requirements of NASDAQ, including all corporate governance requirements.

(b)                                 Parent shall use its reasonable best efforts (i) to maintain the continuous effectiveness of each Registration Statement (and maintain the current status of the prospectus or prospectuses contained therein) until the earlier of (A) all such shares of Registrable Stock having been sold pursuant to such Registration Statement or (B) at such time as none of the holders of Registrable Stock issued thereunder are restricted from transferring such Registrable Stock under Rule 144 under the Securities Act, and (ii) subject to the Lock-Up Agreements and Section 6.10(d), to take such other actions as are necessary to permit the Persons who are issued Registrable Stock pursuant to this Agreement to sell such Registrable Stock without restriction as promptly as practicable pursuant to such Registration Statements. In the case of any Registration Statement that is an automatic shelf registration statement, a new registration statement pursuant to Rule 415(a)(6) with respect to the Registrable Stock will be deemed to be an amendment to such Registration Statement for purposes of this Section 6.10, and references in this Section 6.10 to a Registration Statement, except in clause (ii) above, shall include such new registration statement.

(c)                                  At least three (3) Business Days prior to the filing of the Registration Statement or any prospectus or any amendments or supplements thereto, or comparable statements under securities or state “blue sky” laws of any jurisdiction, or any free writing prospectus related thereto, or before sending a response to an SEC comment letter related to the Registration Statement, Parent shall furnish to the Shareholders’ Agent copies of reasonably complete drafts of all such documents proposed to be filed (including all exhibits thereto and each document incorporated by reference therein to the extent then required by the rules and regulations of the SEC), which documents will be subject to the review and comment of the Shareholders’ Agent, and Parent shall consider in good faith the changes reasonably requested by the Shareholders’ Agent prior to making any such filing.

(d)                                 With respect to any Registration Statement that has been filed pursuant to Section 6.10(a), (i) upon the issuance by the SEC of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for that purpose; (ii) if any Registration Statement or related prospectus or any document incorporated or deemed to be incorporated therein by reference shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading (including, in any such case, as a result of the non-availability of financial statements); or (iii) if, in the good faith judgment of Parent following consultation with legal counsel, it would be detrimental to Parent or its stockholders for resales of Registrable Securities to be made pursuant to the Registration Statement due to (A) the existence of a material development or potential material development involving Parent that Parent would be obligated to disclose or incorporate by reference in the Registration Statement, which disclosure would be premature or otherwise inadvisable at such time, or (B) interference with an actual or potential material financing or business combination transaction involving Parent, (I)(1) in the case of clause (ii) above, but subject to clause (iii) above, Parent shall as promptly as reasonably practicable prepare and file a post-effective amendment to such Registration Statement or a supplement to the related prospectus so that such Registration Statement or prospectus does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and in the case of a post-effective amendment to a Registration Statement, use reasonable best efforts to cause it to become effective as promptly as reasonably practicable and (2) in the case of clause (i) above, use reasonable best efforts to cause such stop order to be lifted, and (II) Parent shall give notice to the Effective Time Holders that the availability of such Registration Statement is suspended and, upon receipt of any such notice, each Effective Time Holder agrees that it shall not sell any of the registered securities pursuant to a Registration Statement until such Effective Time Holder or the Shareholders’ Agent is notified by Parent of the effectiveness of the post-effective amendment to a Registration Statement provided for in clause (I) above, or until it is notified in writing by Parent that the Registration Statement may be used.  In connection with any circumstance covered by clause (iii) above, Parent shall be entitled to exercise its rights pursuant to this Section 6.10(d) to suspend the availability of the Registration Statement for no more than thirty (30) consecutive days and an aggregate of sixty (60) days in any 180-day period.  Parent shall promptly notify the Shareholders’ Agent upon the receipt of any comment letter or request by the SEC, state securities authority or other Governmental Entity for amendments or supplements to any Registration Statement or the prospectus related thereto or for additional information.

(e)                                  All fees and expenses incurred by Parent in connection with its performance of its obligations under or in compliance with this Section 6.10 shall be borne by Parent.  Each Effective Time Holder shall pay any expenses incurred by it in connection with the performance of its obligations under or in compliance with this Section 6.10.

(f)                                   Indemnification.  Parent shall indemnify and hold harmless, to the fullest extent permitted by applicable Legal Requirements, the Shareholder Indemnified Persons, from and against any Damages to which any Shareholder Indemnified Person may become subject (under the Securities Act or otherwise) to the extent such Damages arise out of, directly or indirectly, any untrue statement of a material fact contained in the Registration Statement or any other document filed in accordance with this Section 6.10, or any omission to state therein a fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that Parent will not be liable in any such case to the extent that any such Damages out of, directly or indirectly, any untrue statement or omission, made in reliance upon and in conformity with written information furnished to Parent by or on behalf of the Company, prior to the Closing, the Shareholders’ Agent or such Effective Time Holder specifically for use in the preparation of the Registration Statement or any other registration statement filed in accordance with this Section 6.10.  The Effective Time Holders, on a several basis, shall indemnify and hold harmless, to the fullest extent permitted by applicable Legal Requirements, the Parent Indemnified Persons to the same extent as the foregoing indemnity from Parent, but only with reference to information furnished in writing to Parent, the Company or the Shareholders’ Agent specifically for use in the preparation of the Registration Statement or any other registration statement filed in accordance with this Section 6.10.  Section 9.4 shall apply, mutatis mutandis, to any claim for indemnification under this Section 6.10(f).

(g)                                  Each Effective Time Holder (i) shall furnish to Parent such information regarding themselves, their relationship to Parent and its Affiliates, their beneficial ownership of Parent Common Stock, the Registrable Stock held by them, and the intended method of disposition of such securities as is required to be included under the Securities Act in a Registration Statement (or any amendment thereto) or any prospectus with respect to such Effective Time Holder, (ii) shall comply with the prospectus delivery requirements under the Securities Act in connection with the sale or other distribution of Registrable Stock pursuant to a Registration Statement, and (iii) shall report to Parent all sales or other distributions by such Effective Time Holder of Registrable Stock pursuant to a Registration Statement.  No Effective Time Holder shall use any free writing prospectus (as defined in Rule 405 under the Securities Act) in connection with the sale of Registrable Securities without the prior written consent of Parent.  It shall be a condition precedent to the obligations of Parent to take any action pursuant to this Section 6.10 with respect to the Registrable Stock of any selling Effective Time Holder that such selling Effective Time Holder furnish to Parent the information required by clause (i) above within a reasonable time prior to Parent’s obligation to file such Registration Statement.

Section 6.11                             Series B Additional Purchase Price Agreement.  On the date hereof, Parent is entering into an agreement with certain of the holders of Series B Preferred Stock, for the benefit of all of the holders of Series B Preferred Stock (the “Series B Additional Purchase Price Agreement”), pursuant to which Parent, in connection with payment of the Aggregate Series B Preference Amount, Initial Amount and any Milestone Payments hereunder, shall make additional payments in the aggregate amount of up to $27,000,000 directly to the holders of

Series B Preferred Stock if the Closing occurs on or prior to the first (1st) anniversary of the Company’s issuance of the Series B Preferred Stock.

ARTICLE VII

CONDITIONS TO THE CLOSING

Section 7.1                                    Conditions to Obligations of Each Party to Effect the Merger.  The respective obligations of each party to this Agreement to consummate and effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto to the extent permitted by applicable Legal Requirements:

(a)                                 Company Shareholder Approval.  This Agreement shall have been adopted by the Required Vote by the Shareholder Consent.

(b)                                 No Order.  No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and has the effect of making the Merger illegal or otherwise prohibiting or preventing consummation of the Merger, or seeking to impose a Burdensome Condition.

(c)                                  HSR Act.  The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and neither the U.S. Federal Trade Commission nor the U.S. Department of Justice shall have commenced any Proceeding under any Antitrust Law challenging or seeking to enjoin the consummation of the Merger or to impose a Burdensome Condition.

Section 7.2                                    Additional Conditions to Obligations of the Company.  The obligations of the Company to consummate and effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by the Company:

(a)                                 Representations, Warranties and Covenants.  (i) The representations and warranties of Parent and Merger Sub contained in Article IV, (A) other than with respect to Section 4.8(b), shall have been true and correct as of the date hereof and as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only as of such date), except where the failure to be true or correct (without giving effect to any qualifications as to materiality or Parent Material Adverse Effect) would not reasonably be expected to have a Parent Material Adverse Effect, and (B) with respect to Section 4.8(b), shall have been true and correct as of the date hereof and as of the Closing Date with the same force and effect as if made on the Closing Date, and (ii) Parent and Merger Sub shall in all material respects each have performed and complied with all covenants and obligations of this Agreement required to be performed and complied with by them as of the Closing Date.

(b)                                 Certificate of Parent.  The Company shall have received from Parent and Merger Sub an officer’s certificate certifying to the fulfillment of the conditions specified in Section 7.2(a).

Section 7.3                                    Additional Conditions to the Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to consummate and effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Parent or Merger Sub:

(a)                                 Representations, Warranties and Covenants.  (i) The representations and warranties of the Company contained in Article III, (A) other than with respect to Section 3.2 (other than Section 3.2(d)) and Section 3.5(a), shall have been true and correct as of the date hereof and as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only as of such date), except where the failure to be true or correct (without giving effect to any qualifications as to materiality or Company Material Adverse Effect) would not be a Company Material Adverse Effect, (B) with respect to Section 3.5(a), shall have been true and correct as of the date hereof and as of the Closing Date with the same force and effect as if made on the Closing Date, and (C) with respect to Section 3.2 (other than Section 3.2(d)), shall have been true and correct in all respects as of the date hereof and the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correctly only as of such date), except for de minimis inaccuracies, and (ii) the Company shall in all material respects have performed and complied with all covenants and obligations of this Agreement required to be performed and complied with by it as of the Closing Date.

(b)                                 Certificate of the Company.  Parent shall have received from the Company an officer’s certificate certifying fulfillment of the conditions specified in Section 7.3(a).

(c)                                  FIRPTA Certificate.  The Company shall have provided Parent with a certificate executed by the Company that states that shares of capital stock of the Company do not constitute “United States real property interests” under Section 897(c) of the Code, for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3), together with a form of notice to the IRS in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) and written authorization for Parent to deliver such notice form to the IRS on behalf of the Company upon the Closing of the Merger.

(d)                                 Consideration Spreadsheet.  Parent shall have received the Consideration Spreadsheet pursuant to Section 2.12(j).

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1                                    Termination.  At any time prior to the Effective Time, this Agreement may, by action taken or authorized by the Board of Directors of the terminating party, be terminated:

(a)                                 by mutual written consent of Parent and the Company, duly authorized by their respective Boards of Directors;

(b)                                 by either Parent or the Company, if the Merger shall not have occurred on or before the day that is 45 days after the date of this Agreement (the “End Date”); provided that if as of such date all conditions to Closing set forth in Article VII have been satisfied or waived (other than such conditions that by their terms are satisfied at or immediately prior to the Closing) other than the condition set forth in Section 7.1(c), the End Date may be extended from time to time by either Parent or the Company up to an aggregate of 180 days after the date of this Agreement; provided, further, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose material breach of this Agreement has resulted in or contributed to the failure of the Merger to occur on or before such date.

(c)                                  by Parent, if the Company shall breach any representation, warranty, obligation or agreement hereunder, such that the conditions set forth in Section 7.3(a) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, and such breach shall not have been cured, or by its nature cannot be cured, within thirty (30) days of receipt by the Company of written notice of such breach; provided none of Parent or Merger Sub has breached any of its representations, warranties, obligations or agreements hereunder, such that the conditions set forth in Section 7.2(a) would not be satisfied as of the time of the Company’s breach or as of the time such representations or warranty of the Company shall have become untrue;

(d)                                 by the Company, if Parent or Merger Sub shall breach any representation, warranty, obligation or agreement hereunder, such that the conditions set forth in Section 7.2(a) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, and such breach shall not have been cured, or by its nature cannot be cured, within thirty (30) days following receipt by Parent of written notice of such breach; provided that the Company has not breached any of its representations, warranties, obligations or agreements hereunder, such that the conditions set forth in Section 7.3(a) would not be satisfied as of the time of Parent’s breach or as of the time such representations or warranty of Parent shall have become untrue;

(e)                                  by Parent or the Company if any Governmental Entity of competent jurisdiction shall have issued a permanent injunction or other order preventing the consummation of the Merger that shall have become final and non-appealable; and

(f)                                   by Parent if (i) it does not receive the Shareholder Consent executed by Effective Time Holders representing 94% of the outstanding shares of Company Common Stock on an as-converted basis (as of the date hereof) by 11:59 p.m. (New York City time) on the date hereof and (ii) it has not received such Shareholder Consent by the time that Parent delivers a written notice of termination pursuant to this Section 8.1(f).

Section 8.2                                    Effect of Termination.  In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of Parent, Merger Sub, the Company, the Shareholders’ Agent, any of their respective subsidiaries or any of their respective officers, directors, interest holders or Affiliates, except to the extent that such termination results from the intentional breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement; provided that the provisions of Sections 6.2 (Confidentiality), 8.3 (Expenses), this 8.2 and Article X hereof shall remain in full force and effect and survive any termination of this Agreement.

Section 8.3                                    Expenses.  Whether or not the Merger is consummated, except as expressly provided herein (including with respect to Parent’s responsibility for HSR Act filing fees and the fees and expenses of the Exchange Agent), all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including the fees and expenses of its advisers, accountants and legal counsel) shall be paid by the party incurring such expense.

Section 8.4                                    Amendment.  Subject to applicable Legal Requirements, the parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of Parent, the Company and the Shareholders’ Agent.

Section 8.5                                    Extension; Waiver.  At any time prior to the Effective Time, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE IX

SURVIVAL AND INDEMNIFICATION

Section 9.1                                    Survival.

(a)                                 The covenants and agreements herein to be performed after the Effective Time (including this Article IX) shall not expire until such obligations have been fully discharged with respect thereto.  The covenants and agreements which by their terms contemplate performance at or prior to the Effective Time shall survive until and including [***].

(b)                                 Except as provided in Section 6.5, the representations and warranties of the Company contained in Article III shall survive until and including [***].

(c)                                  The representations and warranties of Parent contained in Article IV shall each survive until and including [***].

(d)                                 If a Claim Notice for indemnification under Section 9.2(a) or Section 9.3(a), as applicable (an “Indemnity Claim”), has been given in accordance with this Agreement prior to the expiration of the applicable representations, warranties, covenants or agreements, then the applicable representations, warranties, covenants or agreements shall survive as to such Indemnity Claim until such Indemnity Claim has been finally resolved.

Section 9.2                                    Indemnification by the Effective Time Holders.

(a)                                 Except with respect to Tax matters, for which a separate indemnity is provided pursuant to Section 6.5(a), and for the separate indemnity provided pursuant to Section 6.10(f), each of which shall be governed exclusively by such section, from and after the Effective Time, and subject to the limitations set forth in this Article IX, the Effective Time Holders, severally in accordance with their respective Proportionate Shares, shall indemnify and hold harmless the Company, the Surviving Corporation, Parent, their respective successors and assigns and the Representatives of each of the foregoing (collectively, the “Parent Indemnified Persons”) from and against any and all losses, costs, damages, liabilities, Taxes and expenses, interest, penalties, judgments and settlements (including reasonably foreseeable consequential and special damages and legal fees and expenses in connection therewith, but excluding punitive damages other than punitive damages awarded in respect of any Third Party Claim) (collectively, “Damages”) incurred by Parent Indemnified Persons arising out of, directly or indirectly:

(i)                                     any misrepresentation or breach of, or default in connection with, any of the representations and warranties made by the Company in Article III on the date hereof and the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only as of such date), other than the Company Specified Representations;

(ii)                                  any misrepresentation or breach of any Company Specified Representation made by the Company on the date hereof and the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only as of such date);

(iii)                               any breach of any covenant or agreement made by and to be performed by the Company prior to the Effective Time or the Shareholders’ Agent in this Agreement; and

(iv)                              any amount paid in respect of Dissenting Shares as a result of the exercise by any Company Shareholder of appraisal rights under Section 262 of the DGCL in excess of the amount to which such Company Shareholder would have been entitled pursuant to this Agreement in respect of such Dissenting Shares if such Company Shareholder had not exercised appraisal rights in respect thereof, plus any reasonable fees and expenses incurred by any Parent Indemnified Person in connection therewith.

(b)                                 Limits on Indemnification.  Notwithstanding anything to the contrary contained in this Agreement, the following limitations to indemnification claims made pursuant to Section 9.2(a)(i) shall apply:

(i)                                     Parent Indemnified Persons shall not be entitled to receive any indemnification pursuant to Section 9.2(a)(i) (and such Damages shall be disregarded for determining whether the Shareholder Indemnity Threshold has been met) for any individual item or series of related items unless and until the aggregate Damages relating to such item or series of related items exceeds $[***].

(ii)                                  Parent Indemnified Persons shall not be entitled to receive any indemnification pursuant to Section 9.2(a)(i) unless and until the aggregate amount of all Damages exceeds $[***] (the “Shareholder Indemnity Threshold”), and then the Parent Indemnified Persons shall be entitled to receive only the amount of such Damages in excess of the Shareholder Indemnity Threshold.

(iii)                               In no event shall the aggregate amount of Damages for which Parent Indemnified Persons shall be entitled to indemnification pursuant to Section 9.2(a)(i) exceed $[***].

(iv)                              For the avoidance of doubt, the foregoing limitations shall not apply to claims made pursuant to Section 9.2(a)(ii) – Section 9.2(a)(iv).

(c)                                  In determining the existence of a breach or inaccuracy of any representation or warranty with respect to any Indemnity Claim made pursuant to Section 9.2(a)(i) or 9.2(a)(ii), any qualifications in the applicable representations and warranties (other than for purposes of Section 3.5(a)) with respect to a Company Material Adverse Effect, materiality or material (but, for the avoidance of doubt, not any dollar threshold therein) shall be disregarded and will not have any effect with respect to the calculation of the amount of any Damages attributable to a breach of any representation or warranty made by the Company in Article III.

(d)                                 Notwithstanding anything to the contrary contained in this Agreement, in no event shall the liability of any Effective Time Holder for indemnification pursuant to Section 6.5(a) and Section 9.2(a)(ii) — (iv) exceed an aggregate amount which, if added to all other amounts to be paid as indemnification payments by such Effective Time Holder under Section 6.5(a) and Section 9.2(a), would equal [***].

(e)                                  [***].

(f)                                   After the Effective Time, except in the case of an Effective Time Holder’s own fraud (but excluding any fraud causes of action based solely on negligence or similar negligence-type constructive knowledge element of intent), the sole and exclusive remedy of any Parent Indemnified Person for any breach or inaccuracy, or alleged breach or inaccuracy, of any representation or warranty in this Agreement or any covenant or agreement herein shall be indemnification in accordance with Section 6.5(a), Section 6.10(f) and this Article IX.  Notwithstanding the foregoing, this Article IX shall not operate to interfere with or impede the operation of the provisions of Section 2.8(d) or Section 2.11(e) providing for the resolution of certain disputes relating to any Closing Excess Cash Amount adjustment or Milestone Payments, respectively, by the Accountants. Nothing in this Article IX shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 10.9.

Section 9.3                                    Indemnification by Parent.

(a)                                 Except for the separate indemnity provided pursuant to Section 6.10(f), which shall be governed exclusively by such section, from and after the Effective Time, and subject to the limitations set forth in this Article IX, Parent shall indemnify and hold harmless the Effective Time Holders (in accordance with their Proportionate Shares), their respective successors and assigns and the Representatives of each of the foregoing (collectively, the “Shareholder Indemnified Persons”) from and against any and all Damages incurred by Shareholder Indemnified Persons arising out of, directly or indirectly:

(i)                                     any misrepresentation or breach of, or default in connection with, any of the representations and warranties made by Parent in Article IV on the date hereof and the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only as of such date), other than the Parent Specified Representations;

(ii)                                  any misrepresentation or breach of any Parent Specified Representation made by Parent on the date hereof or the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only as of such date); and

(iii)                               any breach of any covenant or agreement made by and to be performed by Parent in this Agreement.

(b)                                 Limits on Indemnification.  Notwithstanding anything to the contrary contained in this Agreement, the following limitations to indemnification claims made pursuant to Section 9.3(a)(i) shall apply:

(i)                                     Shareholder Indemnified Persons shall not be entitled to receive any indemnification pursuant to Section 9.3(a)(i) (and such Damages shall be disregarded for determining whether the Parent Indemnity Threshold has been met) for any individual item or series of related items unless and until the aggregate Damages relating to such item or series of related items exceeds $[***].

(ii)                                  Shareholder Indemnified Persons shall not be entitled to receive any indemnification pursuant to Section 9.3(a)(i) unless and until the aggregate amount of all Damages exceeds $[***] (the “Parent Indemnity Threshold”), and then the

Shareholder Indemnified Persons shall be entitled to receive only the amount of such Damages in excess of the Parent Indemnity Threshold.

(iii)                               In no event shall the aggregate amount of Damages for which Shareholder Indemnified Persons shall be entitled to indemnification pursuant to Section 9.3(a)(i) exceed $[***].

(iv)                              For the avoidance of doubt, the foregoing limitations shall not apply to claims made pursuant to Section 9.3(a)(ii) or 9.3(a)(iii).

(c)                                  In determining the existence of a breach or inaccuracy of any representation or warranty with respect to any Indemnity Claim made pursuant to Section 9.3(a)(i) or 9.3(a)(ii), any qualifications in the applicable representations and warranties (other than for purposes of Section 4.4 and Section 4.8(b)) with respect to a Parent Material Adverse Effect, materiality or material (but, for the avoidance of doubt, not any dollar threshold therein) shall be disregarded and will not have any effect with respect to the calculation of the amount of any Damages attributable to a breach of any representation or warranty made by Parent in Article IV.

(d)                                 Notwithstanding anything to the contrary contained in this Agreement, in no event shall the liability of Parent for indemnification pursuant to Section 9.3(a)(ii) or Section 9.3(a)(iii) exceed an aggregate amount which, if added to all other amounts paid or to be paid as indemnification payments by Parent under Section 9.3(a), would equal [***].

(e)                                  After the Effective Time, except in the case of Parent’s own fraud (but excluding any fraud causes of action based solely on negligence or similar negligence-type constructive knowledge element of intent), the sole and exclusive remedy of any Shareholder Indemnified Person for any breach or inaccuracy, or alleged breach or inaccuracy, of any representation or warranty in this Agreement or any covenant or agreement herein shall be indemnification in accordance with Section 6.10(f) and this Article IX.  Notwithstanding the foregoing, this Article IX shall not operate to interfere with or impede the operation of the provisions of Section 2.8(d) or Section 2.11(e) providing for the resolution of certain disputes relating to any Closing Excess Cash Amount adjustment or Milestone Payments, respectively, by the Accountants. Nothing in this Article IX shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 10.9.

Section 9.4                                    Indemnification Procedures.

(a)                                 Any Parent Indemnified Person seeking any indemnification under Section 9.2(a) or Shareholder Indemnified Person seeking any indemnification under Section 9.3(a) (each, an “Indemnified Person”), acting through Parent or the Shareholders’ Agent, as applicable, shall give the party from whom indemnification is being sought (which, in the case of an Effective Time Holder, shall be represented by the Shareholders’ Agent) (an “Indemnifying Person”) prompt notice (a

“Claim Notice”) of any matter which such Indemnified Person has determined has given or could give rise to a right of indemnification under Section 9.2(a) or Section 9.3(a), as applicable; provided, however, if an Indemnified Person shall receive written notice of any third party claim (other than any claim relating to Taxes, a “Third Party Claim”) which such Indemnified Person believes may result in a demand for indemnification pursuant to Section 9.2(a) or Section 9.3(a), as applicable, the Indemnified Person, acting through Parent or the Shareholders’ Agent, as applicable, shall give the Indemnifying Person a Claim Notice within ten (10) Business Days after receipt by the Indemnified Person of such notice. The Claim Notice shall (i) indicate whether the Indemnity Claim results from or arises out of a Third Party Claim or a direct claim, (ii) describe with reasonable specificity the nature of the Indemnity Claim and (iii) state the amount of Damages sought pursuant to such Indemnity Claim to the extent then known.  The failure to deliver or timely deliver the Claim Notice shall not affect the rights of the Indemnified Person to indemnification under Section 9.2(a) or Section 9.3(a), as applicable, except and only to the extent that the Indemnifying Persons shall have been actually and materially prejudiced by reason of such failure.

(b)                                 Third Party Claims.

(i)                                     Subject to Section 9.4(b)(ii), the Indemnifying Person shall have the right to conduct at the Indemnifying Person’s expense the defense of a Third Party Claim, upon delivery of notice to the applicable Indemnified Person (the “Defense Notice”) within ten (10) days after the Indemnifying Person’s receipt of the Claim Notice; provided that the Defense Notice shall specify the counsel the Indemnifying Person will appoint to defend such Third Party Claim and acknowledge, without qualification, the right of such Indemnified Person to be indemnified for Damages incurred in connection with such Third Party Claim.  The applicable Indemnified Person shall be entitled to be indemnified for the reasonable fees and expenses of counsel for any period during which the Indemnifying Person has not assumed the defense of any such Third Party Claim in accordance herewith.  If the Indemnifying Person delivers a Defense Notice and thereby elects to conduct the defense of the Third Party Claim, such Indemnified Person will cooperate with and make available to the Indemnifying Person such assistance and materials as the Indemnifying Person may reasonably request, all at the sole expense of the Indemnifying Person, and the Indemnified Person shall have the right at its expense to participate in the defense assisted by counsel of its own choosing, subject to the control of the Indemnifying Person.

(ii)                                  The Indemnifying Person shall not be entitled to control the defense of any Third Party Claim if (i) in the case of any Indemnity Claim by a Parent Indemnified Person, such Indemnity Claim is with respect to a Proceeding (A) by a Governmental Entity, (B) regarding material Company Intellectual Property, or (C) that would reasonably be expected to result in a Company Material Adverse Effect, (ii) it is reasonably likely the Damages for such Indemnity Claim will exceed the cap set forth in Section 9.2(b)(iii) or 9.3(b)(iii), if applicable, (iii) the applicable Indemnified Person has been advised by counsel that a reasonable likelihood exists of a material conflict of interest between the Indemnifying Persons and such Indemnified Person with respect to such Third Party Claim, (iv) the Indemnifying Person has failed to deliver the Defense Notice or is failing to adequately prosecute or defend such Third Party Claim, or (v) such Third Party Claim seeks an injunction or other equitable relief against such Indemnified Person.

(iii)                               In the event that the Indemnifying Person does not assume the control of the defense of a Third Party Claim or is not entitled to control the defense of a Third Party Claim, the Indemnifying Person shall have the right at its expense to participate in the defense assisted by counsel of its own choosing, subject to the control of the Indemnified Person.  If the fees and expenses of counsel to the Indemnified Person are determined to be recoverable Damages in accordance herewith, in no event shall the Indemnifying Persons be responsible for the fees and expenses of more than one counsel (in addition to any required local counsel).

(iv)                              The Indemnifying Party shall not be entitled to settle or compromise any Third Party Claim if it is otherwise not entitled to control the defense of such Third Party Claim. With respect to Third Party Claims which the Indemnifying Party is entitle to control the defense of, the Indemnifying Person shall not, without the prior written consent of the applicable Indemnified Person (i) settle or compromise a Third Party Claim or consent to the entry of any Proceeding which does not include an unconditional release by the claimant or plaintiff of such Indemnified Person from all liability in respect of the Third Party Claim; (ii) settle or compromise any Third Party Claim if the settlement imposes equitable remedies or other obligations on such Indemnified Person; or (iii) settle or compromise any Third Party Claim if the result is to admit civil or criminal liability or culpability on the part of such Indemnified Person that could give rise to criminal liability with respect to such Indemnified Person.  If the Indemnifying Person has not assumed the control of the defense of a Third Party Claim or is not entitled to control the defense of a Third Party Claim, the Indemnified Person shall have the right, subject to Section 9.4(b)(iii), to defend such Third Party Claim; provided, however, that the Indemnified Person shall not settle, compromise or discharge, or admit any liability with respect to, any such Third Party Claim without the prior written consent of the Indemnifying Person (such consent not to be unreasonably withheld, conditioned or delayed).

Section 9.5                                    Shareholders’ Agent.

(a)                                 The Effective Time Holders, by approving this Agreement and the transactions contemplated hereby, are deemed to irrevocably appoint and constitute Fortis Advisors LLC as the Shareholders’ Agent and as the true and lawful attorney-in-fact and exclusive agent for and on behalf of the Effective Time Holders to execute and deliver this Agreement and for all other purposes hereunder, to give and receive notices and communications, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, to agree to, negotiate, enter into and provide amendments and supplements to and waivers in respect of this Agreement, in accordance with this Section 9.5 and Section 9.6, to exercise all available rights and remedies of the Effective Time Holders under Section 2.11 and otherwise to take all actions necessary or appropriate in the judgment of the Shareholders’ Agent for the accomplishment of any or all of the foregoing or in furtherance of the rights and obligations of the Effective Time Holders under this Agreement. Notwithstanding the foregoing, the Shareholders’ Agent shall have no obligation to act on behalf of the Effective Time Holders, except as expressly provided herein, and for purposes of clarity, there are no obligations of the Shareholders’ Agent in any ancillary agreement, schedule, exhibit or the Company Disclosure

Schedule. Such agency may be changed by the holders of a majority of the Proportionate Shares from time to time upon not less than ten (10) days’ prior written notice to all of the Effective Time Holders and to Parent.  No bond shall be required of the Shareholders’ Agent.  Notices or communications to or from the Shareholders’ Agent shall constitute notice to or from each of the Effective Time Holders under this Agreement. The Shareholders’ Agent shall be entitled to: (i) rely upon the Consideration Spreadsheet; (ii) rely upon any signature believed by it to be genuine; and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Effective Time Holder or other party.  The powers, immunities and rights to indemnification granted to the Shareholders’ Agent Group (as defined below) hereunder: (x) are coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of the respective Effective Time Holder and shall be binding on any successor thereto; and (y) shall survive the delivery of an assignment by any Effective Time Holder of the whole or any fraction of his, her or its interest in any Milestone Payment or the PRV Payment.

(b)                                 Certain Effective Time Holders have entered into an engagement agreement with the Shareholders’ Agent to provide direction to the Shareholders’ Agent in connection with the performance of its services under this Agreement (such Effective Time Holders, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”). Neither the Shareholders’ Agent nor its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Group (collectively, the “Shareholders’ Agent Group”) shall be liable for any act done or omitted hereunder as Shareholders’ Agent while acting in good faith and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.  The Effective Time Holders shall severally, in accordance with their respective Proportionate Shares, indemnify the Shareholders’ Agent Group and defend and hold it harmless against any loss, liability, claim, damage, fee, cost, judgment, fine, amount paid in settlement or expense (including fees, disbursements and costs of counsel and other skilled professionals and in connection with seeking recovery from insurers) incurred without gross negligence or bad faith on the part of the Shareholders’ Agent and arising out of or in connection with the acceptance or administration of his duties hereunder, (the “Agent Expenses”).  To the extent the Shareholders’ Agent Reserve Amount is unavailable, the Shareholders’ Agent shall have the right to recover Agent Expenses first, from the cash portion of any Milestone Payment or the PRV Payment otherwise distributable to the Effective Time Holders at the time of distribution and second, directly from the Effective Time Holders.  The Effective Time Holders acknowledge that the Shareholders’ Agent shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or administration of its duties.  The immunities and rights to indemnification shall survive the resignation or removal of the Shareholders’ Agent or any member of the Advisory Group and the Closing and/or any termination of this Agreement.

(c)                                  At the Closing, Parent shall deliver the Shareholders’ Agent Reserve Amount to an account designated by the Shareholders’ Agent.  The Shareholders’ Agent Reserve Amount shall be controlled solely by the Shareholders’ Agent, which shall use such amount solely to pay the reasonable costs and expenses, if any, incurred by it in the performance of its obligations as Shareholders’ Agent hereunder or under any Shareholders’ Agent letter agreement.  The Shareholders’ Agent is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Shareholders’ Agent Reserve other than as a result of its gross negligence or willful misconduct.  The Shareholders’ Agent is not acting as a withholding agent or in any similar capacity in connection with the Shareholders’ Agent Reserve, and has no tax reporting or income distribution obligations hereunder.  At such time as the Shareholders’ Agent determines, it shall deliver to the Exchange Agent the amount, if any, remaining in the Shareholders’ Agent Reserve Amount, and the Exchange Agent shall disburse such amount to the Effective Time Holders as provided in Sections 2.9 and 2.10.  For Tax purposes, Parent shall be deemed to have paid the Effective Time Holders their respective Proportionate Shares of the Shareholders’ Agent Reserve Amount, and the Effective Time Holders shall be deemed to have voluntarily contributed such amount to the Shareholders’ Agent (and, for the avoidance of doubt, any information reporting and tax withholding with respect to any portion of the Shareholders’ Agent Reserve Amount that is returned to any Effective Time Holder shall be the responsibility of the Shareholders’ Agent).

(d)                                 The Shareholders’ Agent represents and warrants to the Company and Parent that (i) it has full corporate power and authority to enter into this Agreement and to perform its obligations hereunder, (ii) the execution and delivery by the Shareholders’ Agent of this Agreement has been duly authorized by all necessary corporate or similar action and no other proceedings are necessary to authorize the execution and delivery of this Agreement, and (iii) this Agreement has been duly and validly executed and delivered by the Shareholders’ Agent and, assuming due authorization and delivery by the Company and Parent, is a valid and binding agreement, enforceable against the Shareholders’ Agent in accordance with its terms, except to the extent that enforceability may be limited by the effect, if any, of (A) any applicable bankruptcy, reorganization, insolvency, moratorium or other Legal Requirements affecting the enforcement of creditors’ rights generally, and (B) general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

Section 9.6                                    Actions of the Shareholders’ Agent.  A decision, act, consent or instruction, in each case in writing, of the Shareholders’ Agent shall constitute a decision of all of the Effective Time Holders and shall be final, binding and conclusive upon each and every Effective Time Holder, and Parent, Merger Sub, the Company and the Surviving Corporation may rely upon any such decision, act, consent or instruction of the Shareholders’ Agent as being the decision, act, consent or instruction of each and every Effective Time Holder.  Parent is hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholders’ Agent.

Section 9.7                                    No Right of Contribution.  Neither the Shareholders’ Agent nor any Effective Time Holder shall make any claim for contribution from the Company or the Surviving Corporation with respect to any indemnity claims arising under or in connection with this Agreement to the extent that Parent, the Company, the Surviving Corporation or any Parent Indemnified Person is entitled to indemnification under Section 6.5(a), Section 6.10(f) or Section 9.2(a) for such claim, and the Shareholders’ Agent, on its own behalf and on behalf of all Effective Time Holders, hereby waives any such right of contribution from the Company or the Surviving Corporation it has or may have in the future.

Section 9.8                                    Set-Off.  Parent and the Effective Time Holders hereby expressly acknowledge and agree that Parent shall have the right [***].

Section 9.9                                    Alternative Reimbursement.  The amount of any Damages subject to indemnification under Section 9.2(a) and Section 9.3(a) shall be calculated net of any insurance proceeds, indemnity, contribution or other payment actually recovered by the Indemnified Person from any third party with respect thereto; provided, however, that (i) no Indemnified Person shall be required to pursue insurance or other collateral sources to offset such Damages, except that an Indemnified Person shall use commercially reasonable efforts to avail itself of available insurance policies to the same extent as it would if such Damages were not subject to indemnification hereunder, and (ii) the amount of such recovery shall be reduced by any costs and expenses incurred in obtaining such recovery and by the amount of any increase in insurance premiums resulting from making the claim giving rise to such recovery. In the event that an insurance or other recovery is made by any Indemnified Person with respect to any Damages for which any such Indemnified Person has been indemnified hereunder, then the Indemnified Person shall promptly pay to the Indemnifying Person the amount of such recovery, but in no event shall the amount of such payment to the Indemnifying Person exceed the amount of the indemnification payment made to the Indemnified Person.

Section 9.10                             Mitigation.  Nothing in this Article IX regarding indemnification rights and obligations shall be deemed to override any obligations with respect to mitigation of Damages existing under applicable Legal Requirements.

Section 9.11                             Effect of Investigation; Reliance.  The right to indemnification, payment of Damages or any other remedy will not be affected by any investigation conducted, or any knowledge acquired (or capable of being acquired) at any time (except as expressly disclosed in this Agreement or the Company Disclosure Schedule as of the date hereof), whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant or agreement made by any party hereto.  The waiver of any condition based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or agreement, will not affect the right to indemnification, payment of Damages, or any other remedy based on any such representation, warranty, covenant or agreement. No Indemnified Person shall be required to show reliance on any representation, warranty, certificate or other agreement in order for such Indemnified Person to be entitled to indemnification hereunder.

ARTICLE X

GENERAL PROVISIONS

Section 10.1                             Notices.  All notices and other communications hereunder shall be in writing and shall be deemed received (i) on the date of delivery if delivered personally and/or by messenger service, (ii) on the date of confirmation of receipt of transmission by email other than by means of an automatically-generated reply (or, the first Business Day following such receipt if (a) the date is not a Business Day or (b) confirmation of receipt is given after 5:00 p.m., Chicago time) or (iii) on the date of confirmation of receipt if delivered by a nationally recognized overnight courier service (or, the first Business Day following such receipt if (a) the date is not a Business Day or (b) confirmation of receipt is given after 5:00 p.m., Chicago time), to the parties hereto at the following address or email address (or at such other address or email address for a party as shall be specified by like notice); provided that with respect to notices delivered to the Shareholders’ Agent, such notices must be delivered solely via email:

if to Parent or the Surviving Corporation, to:

Amicus Therapeutics, Inc.
1 Cedar Brook Drive
Cranbury, NJ 08512
Attention: Kenneth W. Peist
Email: kpeist@amicusrx.com

with a copy (not notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
155 N. Wacker Drive
Chicago, Illinois 60606
Attention: Rodd M. Schreiber
Email: rodd.schreiber@skadden.com

if to the Company prior to the Closing, to:

Scioderm, Inc.
1007 Slater Road, Suite 170
Durham, NC 27703
Attention: Robert Ryan, Ph.D.
Email: robert.ryan@sderm.com

with a copy (not notice) to:

Cooley LLP
One Freedom Square
Reston Town Center
11951 Freedom Drive
Reston, Virginia 20190-5656
Attention: Christian Plaza and Barbara L. Borden
Email:            cplaza@cooley.com and bborden@cooley.com

if to the Shareholders’ Agent, to:

Fortis Advisors LLC
Attention: Notice Department
Email: notices@fortisrep.com

with a copy (not notice) to:

Cooley LLP
One Freedom Square
Reston Town Center
11951 Freedom Drive
Reston, Virginia 20190-5656
Attention: Christian Plaza and Barbara L. Borden
Email:            cplaza@cooley.com and bborden@cooley.com

Section 10.2                             Interpretation.  When a reference is made in this Agreement to Sections or Schedules, such references shall be to a Section of or Schedule to this Agreement unless otherwise indicated.  The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”  The phrase “made available,” “delivered” or “provided” in this Agreement means that the information referred was (i) provided in writing to Parent or its Representatives or (ii) included in the Company’s electronic data room.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.  The Exhibits to this Agreement and the Company Disclosure Schedule are hereby incorporated and made a part hereof and are an integral part of this Agreement, and the Company Disclosure Schedule is subject to the rules of construction and interpretation set forth therein.  Any capitalized terms used in any schedule or exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.  Any reference in this Agreement to “$” or “dollars” means United States dollars, unless expressly stated otherwise.

Section 10.3                             Counterparts.  This Agreement may be executed in two or more counterparts (including by PDF or other electronic transmission), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart.

Section 10.4                             Entire Agreement; Nonassignability; Parties in Interest.  This Agreement, the Confidentiality Agreement and the documents and instruments and other agreements specifically referred to herein or therein or delivered pursuant hereto, including the Exhibits and Schedules hereto, including the Company Disclosure Schedule: (i) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, (ii) except as specifically stated in Section 6.8 with respect to the Indemnified D&Os, shall not create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement or such other agreement (it being understood and agreed that nothing herein shall limit the right of the Shareholders’ Agent to enforce this Agreement on behalf of the Effective Time Holders following the Closing), (iii) except by operation of the Merger, shall not be assigned except as otherwise specifically provided; provided, however, that Parent may (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates, (b) designate one or more of its Affiliates to perform its obligations hereunder, and (c) assign its rights and interests hereunder pursuant to Section 2.11(f) (in any or all of the cases set forth in clauses (a), (b) and (c), Parent nonetheless shall remain responsible for the performance of all of its obligations hereunder), and (iv) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (which permitted assigns, in the case of Parent, shall be its Affiliates only or as provided in Section 2.11(f)).

Section 10.5                             Severability.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties hereto further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 10.6                             Governing Law; Venue.  EXCEPT AS SET FORTH IN SECTION 2.8(D) OR SECTION 2.11(E) WITH RESPECT TO RESOLUTION OF CERTAIN DISPUTES RELATING TO ANY CLOSING EXCESS CASH AMOUNT ADJUSTMENT OR MILESTONE PAYMENTS, RESPECTIVELY, BY THE ACCOUNTANTS, THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.  EACH OF THE PARTIES HERETO IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION AND VENUE OF THE CHANCERY COURT OF THE STATE OF DELAWARE OR, IF SUCH COURT DOES NOT HAVE JURISDICTION, THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE IN CONNECTION WITH ANY MATTER BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREIN, AGREES THAT PROCESS MAY BE SERVED UPON THEM IN ANY MANNER AUTHORIZED BY THE LAWS OF THE STATE OF DELAWARE FOR SUCH PERSONS, AND WAIVES AND COVENANTS NOT TO ASSERT OR PLEAD ANY OBJECTION THAT THEY MIGHT OTHERWISE HAVE TO SUCH JURISDICTION AND SUCH PROCESS.

Section 10.7                             Waiver of Jury Trial.  EACH PARTY HERETO HEREBY WAIVES (TO THE FULLEST EXTENT PERMITTED BY LAW) ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT.  THE PARTIES HERETO ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 10.8                             Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 10.9                             Specific Performance.  The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties hereto shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity and without proof of actual damages or the requirement to post bond; provided that, notwithstanding the foregoing, from and after the Closing, Article IX shall govern with respect to Indemnity Claims and this Section 10.9 is subject to Section 9.2(f) and 9.3(e).

Section 10.10                      Conflict of Interest.  If the Shareholders’ Agent so desires, acting on behalf of the Effective Time Holders and without the need for any consent or waiver by the Surviving Corporation or Parent, Cooley LLP (“Cooley”) shall be permitted to represent any of the Effective Time Holders after the Closing in connection with any matter, including without limitation, anything related to the transactions contemplated by this Agreement, any other agreements referenced herein or any disagreement or dispute relating thereto.  Without limiting the generality of the foregoing, after the Closing, Cooley shall be permitted to represent any of the Effective Time Holders or any of their agents or Affiliates, or any one or more of them, in connection with any negotiation, transaction or dispute (including any litigation, arbitration or other adversary proceeding) with Parent, the Surviving Corporation or any of their agents or Affiliates under or relating to this Agreement, any transaction contemplated by this Agreement, and any related matter, such as claims or disputes arising under other agreements entered into in connection with this Agreement, including with respect to any Indemnity Claims.  Upon and after the Closing, the Surviving Corporation shall cease to have any future attorney-client relationship with Cooley, unless and to the extent Cooley is specifically engaged in writing by the Surviving Corporation to represent the Surviving Corporation after the Closing and either such engagement involves no conflict of interest with respect to the Effective Time Holders or the Shareholders’ Agent consents in writing at the time to such engagement.  Any such representation of the Surviving Corporation by Cooley after the Closing shall not affect the foregoing provisions hereof.

Section 10.11                      Attorney-Client Privilege; Merger-Related Materials.  The attorney-client privilege of the Company prior to the Closing related to the Merger shall be deemed to be the right of the Effective Time Holders, and not that of Parent or any of its Affiliates (including the Surviving Corporation), following the Closing, and may be waived only by the Shareholders’ Agent.  Absent the consent of the Shareholders’ Agent, neither Parent nor any of its Affiliates (including the Surviving Corporation) shall have a right, following the Closing, to access and make use of any attorney-client privileged or other material of the Company related to (a) the consideration of a strategic transaction that ultimately led to the execution and delivery of this Agreement, including any communications, documents or files relating to the preparation or negotiation of this Agreement, the documents referred to herein or the transactions contemplated hereby or (b) the performance by the Company of this Agreement prior to the Closing; provided that the foregoing does not waive or excuse Cooley from complying with all applicate rules of professional conduct regarding the confidentiality of any client information of the Company.  Notwithstanding the foregoing, if a dispute arises between Parent or any of its Affiliates (including the Surviving Corporation), on the one hand, and a third party other than (and unaffiliated with) the Effective Time Holders and the Shareholders’ Agent, on the other hand, after the Closing, then Parent and its Affiliates (including the Surviving Corporation) may assert such attorney-client privilege to prevent disclosure to such third party of confidential communications by Cooley; provided, however, that Parent and its Affiliates (including the Surviving Corporation) may not waive such privilege without the prior written consent of the Shareholders’ Agent (which consent shall not be unreasonably withheld, delayed or conditioned).

* * * * *

IN WITNESS WHEREOF, the Company, Parent, Merger Sub and the Shareholders’ Agent have caused this Agreement to be executed and delivered by their respective duly authorized officers, all as of the date first written above.

AMICUS THERAPEUTICS, INC.

By:	/s/ John F. Crowley
Name: John F. Crowley
Title: Chairman and Chief Executive Officer

TITAN MERGER SUB CORP.

By:	/s/ John F. Crowley
Name: John F. Crowley
Title: President

SCIODERM, INC.

By:	/s/ Robert Ryan
Name: Robert Ryan
Title: Chief Executive Officer

FORTIS ADVISORS LLC,
as Shareholders’ Agent

By:	/s/ Ryan Simkin
Name: Ryan Simkin
Title: Managing Director

[Agreement and Plan of Merger]